     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1999


                                                      REGISTRATION NO. 333-75807
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 3 TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            STUDENT ADVANTAGE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             8699                            04-3263743
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                               280 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210
                                 (617) 912-2011
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             RAYMOND V. SOZZI, JR.
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            STUDENT ADVANTAGE, INC.
                               280 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210
                                 (617) 912-2011
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               MARK G. BORDEN, ESQ.                            LAWRENCE S. WITTENBERG, ESQ.
                 HALE AND DORR LLP                            TESTA, HURWITZ & THIBEAULT, LLP
                  60 STATE STREET                                     125 HIGH STREET
            BOSTON, MASSACHUSETTS 02109                         BOSTON, MASSACHUSETTS 02110
             TELEPHONE: (617) 526-6000                           TELEPHONE: (617) 248-7000
             TELECOPY: (617) 526-5000                            TELECOPY: (617) 248-7100

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 17, 1999


                            [STUDENT ADVANTAGE LOGO]

                                6,000,000 SHARES
                                  COMMON STOCK

     Student Advantage, Inc. is offering 6,000,000 shares of its common stock. This is Student Advantage's initial public offering and no public market currently exists for its shares. We have applied for approval for quotation on the Nasdaq National Market under the symbol "STAD" for the shares we are offering. We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.



                         ------------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                         ------------------------------

                                                               PER SHARE       TOTAL
                                                               ---------       -----
Public Offering Price.......................................  $             $
Underwriting Discounts and Commissions......................  $             $
Proceeds to Student Advantage...............................  $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Student Advantage has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock
to purchasers on                     , 1999.

                         ------------------------------

BANCBOSTON ROBERTSON STEPHENS
                          PRUDENTIAL SECURITIES
                                   VOLPE BROWN WHELAN & COMPANY
                                                WIT CAPITAL CORPORATION
           The date of this Prospectus is                     , 1999.

     The inside front cover has the Student Advantage logo at the top of the page with the heading "Student Advantage" beneath the logo. The caption beneath the logo is "A leading resource and advocate for students, creating access for businesses by working with universities." Beneath the caption is the heading "studentadvantage.com". Beneath "student advantage.com" is a scroll containing the quote "The COOLEST College Lifestyle Web Hub" from Yahoo! Internet Life, May 1999. Below the scroll are six computer screen shots in two rows of three of Student Advantages' Website, studentadvantage.com. The top center computer screen shot depicts the home page of www.studentadvantage.com. The top left computer screen depicts "e-commerce" provided by the Website and the top right computer screen depicts certain "content" provided by the Website. The bottom left screen depicts "college sports" content provided by the FANSonly Website with "(Acquisition Pending)" below the graphic. The bottom center screen depicts content from the "Bulletin Board." The bottom right screen depicts content provided by "College News" through the U-Wire news feed.

     The graphic covering the gatefold pages depicts various products and services provided to the three communities served by Student Advantage. The heading "Student [logo] Advantage" is centered across the top of the two pages. Directly below the heading are six computer screen shots of Student Advantage's Web-site, studentadvantage.com. The six screen shots are the same as the ones on the previous page. In the center of the six screen shots is the heading "studentadvantage.com" and a scroll containing the quote "The COOLEST College Lifestyle Web Hub" from Yahoo! Internet Life, May 1999. In the upper left hand corner of the page is the heading "Universities" and the text "Colleges can generate goodwill and help reduce the cost of student life by making the Student Advantage Membership Program readily available to students." Beneath this is a graphic of the U-Wire logo and the text "A daily electronic news service of college news, sports, opinion and entertainment content collected from over 400 college newspapers.". Centered below the computer screen shots is the heading "Students" and the text "Over 1,000,000 students receive ongoing discounts from over 40 national sponsors and 12,000 sponsors in 115 local markets." To the left of this heading is a graphic depicting four covers of SAM, Student Advantage Magazine and the text "The Student Advantage membership includes a subscription to SAM - Student Advantage Magazine. Mailed directly to our members, SAM includes lifestyle and practical content for students, and updates on new discounts and privileges available to members". To the right of the heading is a graphic of a Student Advantage membership card and the text "Student Advantage members display this hard-plastic card or provide their membership number online to receive discounts from national and local sponsors. In the upper right hand corner is the heading "Businesses" and the text "Businesses gain access to a marketing platform which connects them with a large, demographically attractive market." Beneath this are logos for the following corporate sponsors: Amtrak, AT&T, Tower Records, Staples, Foot Locker, Greyhound, 1-800-Flowers, IBM, The Princeton Review and Dollar Rent A Car.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS. IN THIS PROSPECTUS, "STUDENT ADVANTAGE," "WE," "US" AND "OUR" REFER TO STUDENT ADVANTAGE, INC.

                            ------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................     4
Risk Factors................................................     7
Forward-Looking Statements..................................    16
Use of Proceeds.............................................    17
Dividend Policy.............................................    17
Capitalization..............................................    18
Dilution....................................................    19
Selected Financial Data.....................................    20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    21
Business....................................................    33
Management..................................................    45
Certain Transactions........................................    52
Principal Stockholders......................................    55
Description of Capital Stock................................    57
Shares Eligible for Future Sale.............................    59
Underwriting................................................    61
Legal Matters...............................................    63
Experts.....................................................    63
Additional Information......................................    63
Index to Financial Statements...............................   F-1

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements and the related notes.

                               STUDENT ADVANTAGE

Our Business............Student Advantage is dedicated to serving the needs of college students through our leading membership program and studentadvantage.com Web site. With our national fee-based membership program, we have created a community of over 1,000,000 student members. Our members receive a variety of services and benefits, including ongoing discounts on products and services offered by national and local vendors. With studentadvantage.com, we seek to enhance our brand online and provide additional services to our members, businesses and colleges with the objective of becoming the leading online destination for college students.

                        We believe that Student Advantage appeals to students, businesses and schools because we provide a combination of the following benefits:

                        - For students, a valuable program that offers ongoing
                          discounts, as well as online content, community and e-commerce targeted at their particular needs,

                        - For businesses, targeted online and offline access to
                          an attractive demographic group through a trusted brand, and

                        - For schools, a useful resource that they may offer to
                          their students.

                        Our position at the intersection of these three groups has enabled us to create a powerful vehicle for advertising and commerce directed at the student market.

                        We generated total revenue of $17.4 million in 1998 and $4.2 million in the first quarter of 1999, and incurred a net loss of $5.1 million in 1998 and $2.2 million in the first quarter of 1999.

Our Products and
  Services..............Membership in Student Advantage provides students with discounts on products and services offered by over 40 national sponsors, including Amtrak, AT&T, Foot Locker, Greyhound, Staples and Tower Records, and over 12,000 local sponsors in 115 local markets. Student members also receive SAM, the Student Advantage magazine.

                        A key component of our strategy is to make our Web site the centerpiece of our membership program. We currently offer content and services to all students through studentadvantage.com, including our proprietary U-WIRE news feed and the Virtual Backpack, a service which includes free e-mail, an online calendar, and online document storage; community through online bulletin boards and articles offering advice on student life; and e-commerce through sponsors including Egghead.com, 1-800-FLOWERS.com and Rockport Company. In order to receive discounts on the products offered through our Web site, students must join our membership program. We believe that our primary role as a provider of information and services to students, along with the Web-savvy nature of our student membership base, makes the Internet ideally suited for our business.

                        We also provide tailored marketing services for businesses seeking to market their products to college students. Through our membership program and Web site, we provide businesses a platform through which they can reach a large, demographically attractive market. These businesses benefit from targeted and continued access to the student market, as well as our expertise in designing and implementing effective marketing programs to reach college students.

Our Market..............College students represent an attractive market opportunity for businesses because of their significant purchasing power and their tendency to retain brand loyalties after graduation. According to Student Monitor LLC, a market research company, total discretionary spending by college students in the 1997-1998 academic year exceeded $105 billion.

                        In the United States, there are over 15 million full-time and part-time undergraduate and graduate students at more than 3,500 university and college campuses. This population is expected to grow as there are currently 40 million children and young adults from ages 10 to 19.

Our Strategy............Our objective is to be the leading online and offline resource for college students. The key elements of our strategy include the following:

                        - Strengthen our online destination for students,

                        - Continue to build the Student Advantage brand,

                        - Aggressively grow our membership,

                        - Enhance relationships with students, businesses and
                          schools, and

                        - Continue to pursue strategic acquisitions and
                          alliances.


Recent Developments.....On May 7, 1999, we entered into an agreement to acquire
                        University Netcasting, Inc. in a transaction that will be accounted for as a pooling of interests. University Netcasting is a leading operator of official athletic Web sites for colleges, universities and college sports associations. Through its FANSonly Network, FANSonly.com, University Netcasting provides sports fans with comprehensive online information and analysis on college sports. University Netcasting operates the official athletic Web sites of over 30 universities and college sports associations, including universities from the PAC-10, ACC, SEC, Big 10, Big 12 and Big East conferences. In connection with the acquisition, we will issue 2,427,603 shares of common stock to the stockholders of University Netcasting. We believe that the acquisition of University Netcasting will enable us to strengthen our online destination.



                            ------------------------


     Student Advantage's principal executive offices are located at 280 Summer Street, Boston, Massachusetts 02210 and our telephone number at that location is
(617) 912-2011. Our Web site is located at www.studentadvantage.com. Information contained on our Web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered....................     6,000,000 shares

Common stock to be outstanding after the
offering................................     30,497,061 shares(1)

Use of proceeds.........................     To fund continued growth and
                                             expansion of its business, capital
                                             expenditures, product development,
                                             potential acquisitions and other
                                             general corporate purposes. See
                                             "Use of Proceeds."

Proposed Nasdaq National Market
symbol..................................     STAD

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Set forth below are summary statements of operations data for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for three months ended March 31, 1998 and 1999, and summary balance sheet data as of March 31, 1999, on an actual basis and on a pro forma basis as adjusted to give effect to (1) the sale by Student Advantage of shares of common stock in this offering at an assumed initial offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by Student Advantage, and the application of the net proceeds from this offering, and (2) the conversion of our convertible preferred stock upon completion of this offering. This information should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                           THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                                 MARCH 31,
                                  -------------------------------------------------------------------   -------------------------
                                     1994          1995          1996          1997          1998          1998          1999
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                  (UNAUDITED)   (UNAUDITED)                                             (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Total revenue...................    $   155       $   448       $ 1,730       $ 3,792       $17,443       $ 3,396       $ 4,225
Total costs and expenses........        230           412         2,386         6,973        22,560         3,716         6,496
Net income (loss)...............        (75)           36          (657)       (3,152)       (5,115)         (305)       (2,209)
Basic and diluted net income
  (loss) per share..............    $ (0.01)      $  0.00       $ (0.05)      $ (0.21)      $ (0.32)      $ (0.02)      $ (0.14)
Shares used in computing basic
  and diluted net income (loss)
  per share.....................     14,184        14,184        14,184        15,295        15,957        15,424        16,143
Unaudited pro forma basic and
  diluted net loss per
  share(2)......................                                                            $ (0.24)                    $ (0.09)
Shares used in computing
  unaudited pro forma basic and
  diluted net loss per share....                                                             21,128                      24,384

                                                                   MARCH 31, 1999
                                                              -------------------------
                                                                             PRO FORMA
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA
Cash and cash equivalents...................................   $  3,491       $63,771
Working capital.............................................     (4,143)       56,137
Total assets................................................      7,779        68,059
Deferred revenue............................................      5,455         5,455
Redeemable convertible preferred stock......................     10,196            --
Stockholders' equity (deficit)..............................    (12,637)       57,839

---------------

(1) This information is based on the number of shares outstanding as of April 30, 1999. Excludes 2,225,736 shares subject to outstanding options as of April 30, 1999 at a weighted average exercise price of $0.36 per share. Also excludes 2,427,603 shares of common stock expected to be issued, and options to purchase 62,922 shares of common stock expected to be assumed, in connection with the acquisition of University Netcasting. Also excludes an aggregate of 1,875,751 shares of common stock issuable upon exercise of options granted, or expected to be granted, after April 30, 1999 to new employees and employees of University Netcasting, Mentor Interactive (a company we acquired on May 27, 1999), and Transaction Service Providers (a company we acquired on June 11, 1999), and 24,000 shares of common stock issuable upon exercise of a warrant issued in connection with the acquisition of Mentor Interactive.


(2) Pro forma information is based on the conversion of all outstanding shares of our convertible preferred stock into shares of common stock.

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones that we face. Additional risks that are not yet identified or that we currently think are immaterial may also impair our business operations. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

WE HAVE EXPERIENCED LOSSES IN THE PAST AND EXPECT FUTURE LOSSES

     We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We incurred net losses of $3.2 million in 1997, $5.1 million in 1998 and $2.2 million in the first quarter of 1999. As of March 31, 1999, our accumulated deficit was $13.8 million. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenue to achieve and maintain profitability.

     We cannot assure you that we will achieve sufficient revenue for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenue grows more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.

WE ARE DEPENDENT UPON AT&T FOR A LARGE PERCENTAGE OF OUR REVENUE AND A DECLINE IN REVENUE FROM AT&T WOULD ADVERSELY AFFECT OUR RESULTS

     We have an exclusive relationship with AT&T through which AT&T pays us for a variety of goods and services, including:

     - memberships provided free to students with an AT&T calling card,

     - marketing services,

     - advertising in our media products, such as our Web site and SAM, the Student Advantage magazine, and

     - sponsorship of certain of our products and services, such as the Virtual Backpack.

     In 1997, we derived $2.4 million, or 62%, of our total revenue from AT&T. In 1998, we derived $11.8 million, or 68%, of our total revenue from AT&T. In the first quarter of 1999, we derived $2.9 million, or 69%, of our total revenue from AT&T. Our relationship with AT&T has accounted for most of our members to date. We obtain these members as a result of AT&T's distribution of free Student Advantage memberships to students who enroll for an AT&T telecommunications service. In addition, most of our commerce revenue is currently attributable to fees that we earn from AT&T for obtaining completed calling card applications from students. There can be no assurance that we will be successful in expanding our membership base independent of our relationship with AT&T.

     The termination dates of our current agreements with AT&T have been extended until June 2001. However, AT&T may terminate these agreements upon 120 days' prior notice, subject to payment of a termination fee in certain cases. In addition, AT&T can terminate the current agreements if Raymond V. Sozzi, Jr. is no longer employed as our president, or if he no longer owns at least five percent of our capital stock. The termination of our relationship with AT&T would have a material adverse effect on our business.

WE HAVE A LIMITED OPERATING HISTORY AND MAY FACE DIFFICULTIES ENCOUNTERED BY EARLY STAGE COMPANIES IMPLEMENTING AN INTERNET STRATEGY

     We have a limited operating history on which an investor can evaluate our business. Our operations began in 1992. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies implementing an Internet strategy. These risks include our possible inability to:

     - sustain historical revenue growth rates,

     - generate sufficient revenue to achieve and maintain profitability,

     - implement our business model,

     - maintain the satisfaction of our members,

     - introduce new and enhanced Web and offline content, products and services, and

     - respond to competitive developments.

     If we do not successfully manage these risks, our business, results of operations and financial condition will be materially adversely affected. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

OUR BUSINESS IS HIGHLY DEPENDENT UPON OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

     We are highly dependent on our president and chief executive officer, Raymond V. Sozzi, Jr., the loss of whom would adversely affect our future success. If Mr. Sozzi is no longer employed as our president, AT&T can terminate its agreements with us.

OUR RELATIONSHIP WITH AT&T COULD HINDER OUR ABILITY TO ATTRACT ADDITIONAL
SPONSORS

     Our agreement with AT&T prevents us from providing our goods and services to other telecommunications companies. Our agreement with AT&T also precludes us from entering into a relationship with another sponsor that will distribute our memberships free to students as an incentive or through any promotion. Our relationship with AT&T could hinder our ability to attract additional national sponsors, in particular sponsors who may be interested in purchasing memberships for distribution to students.

WE MAY NOT SUCCESSFULLY IMPLEMENT OUR INTERNET STRATEGY

     In order to successfully implement our Internet strategy, we must:

     - establish our Web site as the primary vehicle for delivery of our products and services, including member registration and renewal, information regarding national and local sponsors, and customer service,

     - expand our Web site to include more content and services for students and encourage our members to use the site so that it becomes more attractive for advertisers, and

     - establish our Web site as an effective e-commerce platform.

     Our failure to successfully implement our Internet strategy could have a material adverse effect on our business.

OUR ABILITY TO GENERATE SIGNIFICANT REVENUES FROM ONLINE ACTIVITIES AND INTERNET ADVERTISING IS UNCERTAIN

     It is unclear whether companies implementing an Internet community business model will generate sufficient revenues to achieve and maintain profitability. Our ability to generate significant revenues from advertisers, sponsors and other businesses in connection with online activities will depend, in part, on our ability to generate sufficient user traffic with demographic characteristics attractive to our advertisers. The intense competition among Web sites that sell online advertising has led to the creation of a number of pricing alternatives for online advertising. These alternatives make it difficult for us to project future levels of advertising and other Internet-related revenue and applicable gross margins related to our online offerings that can be sustained by us or the online advertising industry in general. Although we do not currently derive a substantial portion of our revenue from Internet advertising and other Internet-related activities, our business model depends in part on increasing the amount of such revenue.

OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS, WHICH MAY AFFECT OUR REVENUES AND OPERATING RESULTS

     Our operating results are dependent upon the college student market and we expect them to vary seasonally based upon the typical school year. We tend to sell most of our memberships in the beginning of the fall and winter academic terms. All of these memberships expire on August 31 of each year. Because the aggregate number of memberships within a school year increases as new members are added beginning on September 1, and we recognize revenue from memberships ratably over the period from the time of subscription until the end of our membership year, our subscription revenue will typically be higher in the first and second quarters than in the fourth quarter of each fiscal year. It is difficult to determine how the third quarter will typically compare, since it includes two calendar months from the end of a membership year and the first month of the subsequent membership year.

     Our limited operating history and rapid growth make it difficult for us to more fully assess the impact of seasonal factors on our business. Nevertheless, because our business is dependent upon the student market, we expect that our other revenue may be subject to seasonal fluctuations associated with the typical school year. In particular, other revenue can be expected to be higher during the third and fourth quarters due to increased activity associated with the commencement of the school year. Conversely, the second quarter may have the least amount of other revenue since it includes the months at the end of a school year.

     In 1998, our other revenue was higher in the third and fourth quarters than in other quarters due in part to the seasonality factor noted above and in part to the commencement of activities under the AT&T marketing agreement, under which we receive fees for obtaining calling card applications from students. The Student Advantage Magazine, SAM, began publication in the fourth quarter of 1998. Other revenue and the cost of other revenue were each affected in the fourth quarter of 1998 and the first quarter of 1999 by the publication of two issues of SAM in each of those quarters.

     Partly because of the seasonality factor noted above and partly because the next issue of SAM will not be published until the third quarter, other revenue in the second quarter of 1999 should be significantly less than it was in the third and fourth quarters of 1998 and the first quarter of 1999.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE NOT INDICATIVE OF FUTURE PERFORMANCE AND ARE DIFFICULT TO FORECAST

     In addition to the seasonal fluctuations described above, our revenues and operating results may vary from quarter to quarter for a variety of other reasons, such as the timing of revenues from corporate sponsors or non-recurring charges incurred in connection with acquisitions.

     You should not rely on quarter-to-quarter comparisons of our operating results or our operating results for any particular quarter as indicative of our future performance. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock might fall.

OUR OPERATING RESULTS DEPEND ON SELLING NEW MEMBERSHIPS EVERY YEAR

     A significant portion of our revenue is derived from membership fees. Members must join our program each year. A significant percentage of our members graduate each year and, therefore, do not renew their memberships. Our revenue growth is highly dependent upon our ability to market the value of our membership to college students and to retain members on a yearly basis. To date, we have not maintained sufficient data to determine the specific number of members who renew on a yearly basis. A failure to acquire new members or renew current members could have a material adverse effect on our business.

OUR OPERATING RESULTS DEPEND ON OUR ABILITY TO MAINTAIN AND INCREASE BUSINESS ALLIANCES AND UNIVERSITY RELATIONSHIPS

     We are dependent upon our sponsors, both national and local, to provide our members with discounts on their products and services. We are also dependent on maintaining college and university relationships to market and sell our products and services. Our ability to maintain these alliances and relationships and to develop new alliances and relationships is critical to our ability to maintain our members. A failure to acquire or maintain sponsors and relationships could have a material adverse effect on our business. In addition, our agreements with a number of our sponsors preclude us from entering into similar arrangements with their competitors. This restriction may prevent us in some cases from offering attractive additional discounts to our members.

COLLEGES AND UNIVERSITIES ARE INCREASINGLY RELUCTANT TO PERMIT BUSINESSES TO MARKET PRODUCTS AND SERVICES ON CAMPUS

     Colleges and universities are becoming increasingly wary of businesses which market products and services to their students. Many colleges and universities are seeking to decrease or eliminate such marketing. In particular, colleges and universities are concerned that many students have incurred substantial levels of credit card debt. As a result, colleges and universities often attempt to prevent credit card companies and other companies that offer credit from marketing to their students. We are sometimes mistaken for a credit card company because we give students a plastic card and a unique identification number to represent their membership. This sometimes makes it difficult for us to gain access to college and university students, and we have been denied access to certain college and university campuses. To date, we have not maintained sufficient data to determine the specific number of colleges and universities which have denied us access to their campuses. Any inability to directly contact students on campus could have a material adverse effect on our business.

WE FACE SIGNIFICANT COMPETITION ON THE INTERNET, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

     Many Web sites compete for consumers' and advertisers' attention and spending. We believe that our ability to compete depends upon many factors, including the following:

     - the market acceptance of our Web site and online services,

     - the success of our brand building and sales and marketing efforts,

     - the performance, price and reliability of services developed by us or our competitors,

     - the effectiveness of our customer service efforts,

     - the ability of our competitors to maintain or establish cooperative relationships among themselves or with strategically aligned third parties, and

     - the emergence of new competitors.

     We compete for members and advertisers online with the following types of companies:

     - online services or Web sites targeted at college students, and

     - Web search and retrieval and other online service companies, commonly referred to as portals, such as Alta Vista, Excite, Infoseek, Lycos and Yahoo!.

     The number of Web sites competing for the attention and spending of advertisers and consumers, including college students, has increased and we expect it to continue to increase. This market is rapidly evolving and barriers to entry are low, enabling newcomers to launch competing sites at relatively low cost.

     Increased competition could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business. Please see "Business -- Competition."

OUR MEMBERSHIP PROGRAM EXPERIENCES SIGNIFICANT COMPETITION FROM OTHER MARKETING ACTIVITIES

     We compete for client marketing budget dollars with other marketing activities and, in particular, other forms of direct marketing activities, such as direct mail. In recent years, there have been significant advances in new forms of direct marketing, such as the development of interactive shopping and data collection through television, the Internet and other media. Many industry experts predict that electronic interactive commerce, such as shopping and information exchange via the Internet, will proliferate significantly in the foreseeable future. To the extent such proliferation occurs, it could have a material adverse effect on the demand for membership programs.

WE MAY BE UNABLE TO MAKE ATTRACTIVE ACQUISITIONS OR INTEGRATE ACQUIRED COMPANIES

     As part of our business strategy, we plan to acquire or make investments in complementary businesses, products, services or technologies to increase our online traffic and obtain new technologies. However, we cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. If we buy a business, we could have difficulty in assimilating that company's personnel, operations, products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

     We recently entered into an agreement to acquire University Netcasting, Inc., a leading operator of official athletic Web sites for colleges, universities and college sports associations. Consummation of the acquisition is subject to various conditions, including approval of the acquisition by the stockholders of University Netcasting. We cannot be certain that the acquisition will be completed. Achieving the anticipated benefits of the acquisition will depend in part upon whether the integration of University Netcasting's business is accomplished in an efficient, effective and timely manner. The difficulty associated with integrating University Netcasting's business may be increased by the necessity of coordinating geographically separated organizations. There can be no assurance that the anticipated benefits of the acquisition will be achieved.

WE MAY BE UNABLE TO SUCCESSFULLY MANAGE CHANGES IN OUR BUSINESS

     We have experienced a period of significant growth. This growth has placed significant demands on our management and strains on our resources. Revenue increased from approximately $1.7 million in 1996 to $17.4 million in 1998. During that same time period we increased from fewer than 50 to more than 150 employees.

     Our ability to manage changes in our business will depend on our ability to continue to enhance our operating, financial and management information systems. We cannot assure you that our personnel, systems and controls will be adequate to support our growth, if any. If we are unable to manage change effectively, maintain the quality of our products and services and retain key personnel, our operating results and financial condition could be significantly affected.

OUR CURRENT FINANCIAL AND MANAGEMENT INFORMATION SYSTEMS MAY BE INADEQUATE TO SUPPORT FUTURE OPERATIONS

     We do not expect our current financial and management information systems to be adequate to support our operations in the future. We expect to replace our current accounting system within the next year. If we incur delays or difficulties in implementing an appropriate accounting system, our business could be adversely affected.

OUR MANAGEMENT TEAM HAS NO EXPERIENCE IN RUNNING A PUBLIC COMPANY

     Our management team has not had any experience in a leadership role in a public company. We cannot assure you that the management team as currently configured will be able to successfully transition into the leadership role of a public company. The failure of the management team to adequately handle this challenge could have a material adverse effect on our business.

WE MUST ATTRACT AND RETAIN HIGHLY-QUALIFIED PERSONNEL IN A COMPETITIVE LABOR MARKET

     We need to hire additional members of our management team and other key employees. Competition for such personnel is intense. We have experienced, and we expect to continue to experience in the future, difficulty in hiring highly skilled employees with the appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be adversely affected.

TO EXPAND OUR BUSINESS, WE MAY NEED ADDITIONAL CAPITAL, AND THE FUTURE FUNDING OF THESE CAPITAL NEEDS IS UNCERTAIN

     We require substantial working capital to fund our business. While we believe that this offering will provide us with sufficient funding for the foreseeable future, if capital requirements vary materially from those currently planned, we may require additional financing.

     Additional funds raised through the issuance of equity securities may have the following negative effects on the then current common stockholders:

     - dilution in percentage of ownership in Student Advantage, and

     - the rights, preferences or privileges of the new security holders may be senior to those of the common stockholders.

     Additional financing may not be available when needed on terms favorable to us or at all. Our failure to raise additional funds, if needed, may result in our inability to:

     - develop or enhance our services,

     - take advantage of future opportunities, or

     - respond to competitive pressures.

OUR SYSTEMS MAY FAIL OR EXPERIENCE A SLOWDOWN

     Substantially all of our communications hardware and certain of our other computer hardware operations are located at USWeb Corporation's facilities in New York. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our Web site. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan.

     Our Web site must accommodate a high volume of traffic and deliver frequently updated information. Our Web site has in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. These types of occurrences could cause users to perceive our Web site as not functioning properly and therefore cause them to use another Web site or other methods to obtain information.

     In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web site. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

WE ARE DEPENDENT ON THIRD PARTIES FOR SOFTWARE, SYSTEMS AND RELATED SERVICES

     We are dependent on various third parties for software, systems and related services. For example, a third party provides warehousing, distribution, fulfillment, mail and data processing services for us. As a result, our ability to deliver various services to our users may be adversely affected by the failure of these third parties to provide reliable software, systems and related services to us.

     We have in the past and may in the future experience slower response times or delays in the processing of applications for students and the delivery of membership identification cards to our members. Many of these delays have been caused by third parties upon which we rely for fulfillment services. If we are unsuccessful in providing our members with membership identification cards or delivering products and services on a timely basis, our business may be adversely affected.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM THE INTERNET

     Inappropriate use of our Internet services

     We may be subjected to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our Web site or in our magazine. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web site through links to other Web sites or through content and materials that may be posted by members in chat rooms or bulletin boards. We also offer e-mail services, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. Our insurance may not adequately protect us against these types of claims.

     Misappropriation of personal information

     Any penetration of our network security or other misappropriation of our members' personal or credit card information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and several states have investigated the use by certain Internet companies of personal information. We could incur expenses if new regulations regarding the use of personal information are introduced or if our privacy practices were investigated.

THE INABILITY TO IDENTIFY OUR WEB SITE VISITORS MAY LIMIT THE EFFECTIVENESS OF OUR SALES AND MARKETING EFFORTS

     Web sites typically place certain "cookies" on a user's hard drive without the user's knowledge or consent. Cookies are small files of information about an Internet user's movement through the Internet that are stored on the hard drive of the user's computer. Student Advantage and other Web sites use cookies for a variety of reasons, including the collection of data derived from the user's Internet activity. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drive. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. In addition, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our ability to target advertising or collect and use information in certain European countries.

WE MAY BE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY

     Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbates these market characteristics. To achieve our goals, we need to effectively integrate the various software programs and tools required to enhance and improve our product offerings and manage our business. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, our new enhancements must meet the requirements of our current and prospective members and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes.

OUR INTELLECTUAL PROPERTY RIGHTS MAY BE VIOLATED OR SUBJECT TO LITIGATION AND WE MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

     We believe that protection of our copyrights, service marks, trademarks, trade secrets, proprietary technology and similar intellectual property is critical to our success. We rely on the following mechanisms to protect such intellectual property:

     - trademark and copyright law,

     - trade secret protection, and

     - confidentiality agreements with employees, customers, independent contractors, sponsors and others.

     Despite our best efforts, we cannot assure you that our intellectual property rights will not be infringed, violated or legally imitated. Failure to protect our intellectual property could have a material adverse effect on our business.

     We have been, and expect to be, sued or named as a defendant in the future for infringement of the trademark and other intellectual property rights of third parties. Any such proceedings or claims could have a material adverse effect on our business, financial condition and results of operations.

THE FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PROGRAMS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

     Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations.

     We are currently conducting an inventory of, and developing testing procedures for, all software and other systems that we believe might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that we use, a significant part of this effort will be to ensure that these third-party systems are Year 2000 compliant. We plan to confirm this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as specific testing of these systems. The failure of systems maintained by third parties to be Year 2000 compliant could cause us to incur significant expense to remedy any problems, reduce our revenues from such third parties or otherwise seriously damage our business. A significant Year 2000-related disruption of the network services or equipment that third-party vendors provide to us could also cause our members or other users to consider seeking alternate providers or cause an unmanageable burden on our customer service and technical support.

     Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, some of our normal business activities or operations.

WE WILL HAVE BROAD DISCRETION OVER USE OF PROCEEDS FROM THIS OFFERING

     A significant portion of the anticipated net proceeds to Student Advantage from this offering have not been designated for specific uses. Accordingly, we will have broad discretion with respect to the use of these funds.

CERTAIN CURRENT STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK

     Following the closing of this offering, based on the number of shares outstanding on April 30, 1999, our officers, directors and affiliated entities together will beneficially own approximately 79% of our outstanding common stock (77% if the underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to control all matters requiring stockholder approval and, thereby, our management and affairs. Matters that typically require stockholder approval include:

     - election of directors,

     - merger or consolidation, and

     - sale of substantially all of our assets.

     This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

THE STOCK PRICE OF TECHNOLOGY COMPANIES, PARTICULARLY INTERNET-RELATED COMPANIES, COULD BE EXTREMELY VOLATILE AND MAY RESULT IN LITIGATION AGAINST US

     We cannot predict the extent to which investor interest in Student Advantage will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the underwriters' representatives and may not be indicative of prices that will prevail in the trading market. The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. Litigation could result in substantial costs and a diversion of management's attention and resources.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE

     After this offering, based on the number of shares outstanding on April 30, 1999, there will be outstanding 30,497,061 shares of our common stock (32,924,664 shares if the merger with University Netcasting is completed). There will be an additional 900,000 shares outstanding if the underwriters' over-allotment option is exercised in full. Of these shares, the shares sold in this offering will be freely tradeable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 24,497,061 shares of common stock held by existing stockholders (26,924,664 shares if the merger with University Netcasting is completed) will be "restricted securities" and all of such shares will become eligible for public sale when registered or when they qualify for an exemption from registration under the Securities Act. Upon expiration of lock-up agreements with the underwriters, 180 days after the date of this prospectus, 24,408,561 shares of common stock will be eligible for resale in accordance with the provisions of the Securities Act. We have agreed to register for public sale up to 1,213,802 shares of common stock that will be issued to the University Netcasting stockholders. We have agreed to use our reasonable best efforts to register such shares on the earlier of: (1) the 180th day after the date of this prospectus, and (2) the date any of Raymond V. Sozzi, Jr., Greylock IX Limited Partnership, Marc Turtletaub or Princeton Review Publishing, L.L.C. sells greater than 1% of the then outstanding shares of common stock (other than in an underwritten secondary offering of common stock). Upon the effectiveness of any such registration, all shares covered by the registration statement would be freely transferable. In addition, certain stockholders holding an aggregate of 16,454,895 shares of common stock can require us to register their shares for public sale.

     If our stockholders sell substantial amounts of our common stock, including shares issuable upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

OUR CHARTER DOCUMENTS MAY INHIBIT A TAKEOVER

     Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that a stockholder might consider favorable. These provisions include, among others:

     - the division of the Board of Directors into three separate classes,

     - the right of the Board to elect a director to fill a vacancy created by the expansion of the Board, and

     - the requirement that a special meeting of stockholders be called by the Chairman of the Board, President or Board of Directors.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future performance, and are identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                            ------------------------

     Except as otherwise noted, all information in this prospectus:

     - Reflects the automatic conversion of all of our outstanding shares of convertible preferred stock into an aggregate of 8,241,108 shares of common stock upon completion of this offering,

     - Reflects a three-for-one stock split of all of our outstanding shares of common stock to be effected before completion of this offering, and

     - Assumes no exercise of the underwriters' over-allotment option.

                                USE OF PROCEEDS

     The net proceeds we will receive from the sale of 6,000,000 shares of common stock offered by us are estimated to be $60.3 million ($69.5 million if the underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and assuming an initial public offering price of $11.00.


     We expect to use the net proceeds from this offering for working capital and general corporate purposes, including capital expenditures for the expansion of our facilities and other infrastructure (approximately $10 million), growth and expansion of our business (approximately $20 million), product development (approximately $10 million) and acquisitions (approximately $20 million). We currently expect to use approximately $2.5 million to repay outstanding indebtedness under our bank line of credit, which bears interest at 7.75% and is due on June 30, 2000, shortly after completion of this offering. As of April 30, 1999, the outstanding balance of the line of credit was approximately $2.5 million. We have not identified other specific uses for such proceeds and management will have discretion over their use and investment. Pending such uses, we intend to invest the net proceeds from this offering in investment grade, interest-bearing securities or guaranteed obligations of the U.S. Government.


     We intend to seek acquisitions of businesses, products and technologies that are complementary to us, and a portion of the net proceeds may be used for such acquisitions. While we discuss potential acquisitions from time to time, we currently have no commitments or agreements, other than the agreement and plan of merger for the University Netcasting merger, for any such acquisitions and there can be no assurances that any acquisitions will be made.

                                DIVIDEND POLICY

     We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Our credit facility contains restrictive covenants that limit our ability to pay cash dividends or make stock repurchases without the prior written consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Student Advantage as of March 31, 1999:

     - on an actual basis,

     - on a pro forma basis giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock upon completion of the offering, and

     - on a pro forma as adjusted basis to reflect the sale by Student Advantage of 6,000,000 shares of common stock offered hereby at the initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.

                                                                        MARCH 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                  (UNAUDITED, IN THOUSANDS)
Borrowings under line of credit.............................  $  1,000   $  1,000     $     --
                                                              --------   --------     --------
Redeemable convertible preferred stock, $1.00 par value:
     4,000,000 shares authorized: 2,747,036 shares issued
       and outstanding actual; no shares issued and
       outstanding pro forma and pro forma as adjusted......    10,196         --           --
                                                              --------   --------     --------
Stockholders' equity (deficit):
     Common stock, $0.01 par value; 15,000,000 shares
       authorized actual and pro forma and 150,000,000
       shares authorized pro forma as adjusted; and
       16,253,892 shares issued and outstanding actual;
       24,495,000 shares issued and outstanding pro forma;
       30,495,000 shares issued and outstanding pro forma as
       adjusted.............................................       184        273          333
     Additional paid-in capital.............................     4,959     15,066       75,286
     Accumulated deficit....................................   (13,832)   (13,832)     (13,832)
     Treasury stock (at cost)...............................      (630)      (630)        (630)
     Deferred compensation..................................    (3,318)    (3,318)      (3,318)
                                                              --------   --------     --------
Total stockholders' equity (deficit)........................   (12,637)    (2,441)      57,839
                                                              --------   --------     --------
Total capitalization........................................  $ (1,441)  $ (1,441)    $ 57,839
                                                              ========   ========     ========

                                    DILUTION

     The pro forma net tangible book value of Student Advantage at March 31, 1999 was $(2,882,000), or $(0.12) per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of pro forma shares of common stock outstanding after giving effect to the conversion of all shares of preferred stock. After giving effect to the sale of 6,000,000 shares of common stock offered hereby by Student Advantage at the assumed initial offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value as of March 31, 1999 would have been $57,398,000 or $1.88 per share. This represents an immediate increase in pro forma net tangible book value of $2.00 per share to existing stockholders and an immediate dilution of $9.12 per share to new investors purchasing shares of common stock in the offering. The following table illustrates this dilution:

     Assumed initial public offering price per share........              $11.00
       Pro forma net tangible book value per share at March
        31, 1999............................................    $(0.12)
       Increase attributable to the offering................      2.00
                                                                ------
     Pro forma net tangible book value per share after the
      offering..............................................                1.88
                                                                          ------
     Net tangible book value dilution per share to new
      investors in the offering.............................              $ 9.12
                                                                          ======

     The following table summarizes as of March 31, 1999 on the pro forma basis described above, the total number of shares and consideration paid to Student Advantage and the average price per share paid by the existing stockholders and by new investors purchasing shares of common stock in the offering at the initial public offering price of $11.00 per share (before deducting the estimated underwriting discounts and commissions and offering expenses):

                                             SHARES PURCHASED      TOTAL CONSIDERATION
                                           --------------------   ---------------------   AVERAGE PRICE
                                             NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                           ----------   -------   -----------   -------   -------------
Existing stockholders....................  24,495,000     80.3%   $15,339,999     18.9%      $ 0.63
New investors............................   6,000,000     19.7     66,000,000     81.1       $11.00
                                           ----------    -----    -----------    -----
          Totals.........................  30,495,000    100.0%   $81,339,999    100.0%
                                           ==========    =====    ===========    =====

     None of the foregoing tables or calculations assumes that any options outstanding as of March 31, 1999 will be exercised. If all outstanding options were exercised on the date of the closing of this offering, investors purchasing shares in the offering would suffer total dilution of $9.25 per share.

                            SELECTED FINANCIAL DATA

     The following selected financial data are derived from the financial statements of Student Advantage, Inc. The selected financial data as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, are derived from financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants. These financial statements are included elsewhere in this prospectus. The selected financial data as of December 31, 1996 are derived from financial statements which have been audited by PricewaterhouseCoopers LLP, and the balance sheet data for these financial statements are not included elsewhere in this prospectus. The selected financial data as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995 are derived from unaudited financial statements, which are not included in this prospectus. The selected financial data as of March 31, 1999, and for the three months ended March 31, 1998 and 1999 are derived from unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements which appear elsewhere in this prospectus and include all adjustments, which are only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The historical results presented are not necessarily indicative of future results. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the related Notes included elsewhere in this prospectus.

                                                                                                              THREE MONTHS
                                                                                                                  ENDED
                                                        YEAR ENDED DECEMBER 31,                                 MARCH 31,
                                  -------------------------------------------------------------------   -------------------------
                                     1994          1995          1996          1997          1998          1998          1999
                                     ----          ----          ----          ----          ----          ----          ----
                                  (UNAUDITED)   (UNAUDITED)                                             (UNAUDITED)   (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenue
  Subscription..................    $  131        $  420        $ 1,093       $ 2,971       $ 7,174       $ 1,738       $ 1,668
  Other.........................        24            28            637           821        10,269         1,658         2,557
                                    ------        ------        -------       -------       -------       -------       -------
    Total revenue...............       155           448          1,730         3,792        17,443         3,396         4,225
                                    ------        ------        -------       -------       -------       -------       -------

Costs and expenses
  Cost of subscription
    revenue.....................       126           160            543         2,628         2,442           302           320
  Cost of other revenue.........        --            --            506           309         7,331         1,515         2,503
  Product development...........        19            62            507         1,469         2,588           485           573
  Sales and marketing...........        57           110            356           843         4,717           746         1,366
  General and administrative....        27            79            437         1,485         3,647           508         1,193
  Depreciation and
    amortization................         1             1             37           239         1,027           160           268
  Stock-based compensation......        --            --             --            --           808            --           273
                                    ------        ------        -------       -------       -------       -------       -------
    Total costs and expenses....       230           412          2,386         6,973        22,560         3,716         6,496
                                    ------        ------        -------       -------       -------       -------       -------
Income (loss) from operations...       (75)           36           (656)       (3,181)       (5,117)         (320)       (2,271)
Interest income (expense),
  net...........................        --            --             (1)           29             2            15            62
                                    ------        ------        -------       -------       -------       -------       -------
Net income (loss)...............    $  (75)       $   36        $  (657)      $(3,152)      $(5,115)      $  (305)      $(2,209)
                                    ======        ======        =======       =======       =======       =======       =======
Basic and diluted net income
  (loss) per share..............    $(0.01)       $ 0.00        $ (0.05)      $ (0.21)      $ (0.32)      $ (0.02)      $ (0.14)
                                    ======        ======        =======       =======       =======       =======       =======
Shares used in computing basic
  and diluted net income (loss)
  per share.....................    14,184        14,184         14,184        15,295        15,957        15,424        16,143
                                    ======        ======        =======       =======       =======       =======       =======
Unaudited pro forma basic and
  diluted net loss per share....                                                            $ (0.24)                    $ (0.09)
                                                                                            =======                     =======
Shares used in computing
  unaudited pro forma basic and
  diluted net loss per share....                                                             21,128                      24,384
                                                                                            =======                     =======

                                                                             YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------    MARCH 31,
                                                                 1995          1996          1997          1998          1999
                                                                 ----          ----          ----          ----        ---------
                                                              (UNAUDITED)                                             (UNAUDITED)

                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................     $   8         $  26        $ 1,904      $  5,048      $  3,491
Working capital.............................................      (389)         (667)        (4,836)       (2,247)       (4,143)
Total assets................................................        97           256          2,745         9,934         7,779
Deferred revenue............................................       183           276          5,668         6,666         5,455
Redeemable convertible preferred stock......................        --            54            111        10,196        10,196
Stockholders' deficit.......................................      (302)         (702)        (4,335)      (10,741)      (12,637)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with Student Advantage's financial statements and related notes and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Student Advantage's actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Student Advantage is dedicated to serving the needs of college students through its leading membership program and Web site. Our revenue is generated from subscription revenue and other revenue.

     Subscription revenue is derived from membership sales. Memberships are sold in three different ways. Most are sold to AT&T and distributed in conjunction with an AT&T calling card. The membership cards associated with these membership sales are co-branded and serve as both the Student Advantage membership identification card and an AT&T calling card. In certain cases, renewal of a co-branded membership card is subject to a minimum level of usage of AT&T services during the prior twelve months. We earn a fee from AT&T for each of these memberships, with a current minimum commitment by AT&T of 1.25 million memberships per academic year. During 1997 and 1998 and the first quarter of 1999, AT&T accounted for approximately 77%, 95% and 94% of subscription revenue. Memberships are also sold by Student Advantage to colleges, universities and university organizations for distribution free of charge to students. In the 1998-1999 academic year, five colleges, universities and university organizations purchased memberships for distribution free of charge to students. In addition, Student Advantage sells memberships directly to students for a membership fee that is currently $20 per year. Subscription revenue is recognized ratably from the date of subscription to the end of the annual membership period, which ends on August 31 of each year.

     Other revenue includes advertising, marketing service and commerce revenue. Advertising revenue consists primarily of fees for advertisements placed in SAM, the Student Advantage magazine, sponsorship fees paid by vendors for inclusion in the member guide, and fees for banner advertisements and sponsorships on our Web site. Marketing services revenue is derived primarily from providing tailored marketing services to businesses seeking to market their products and services to college students. These services include organizing and executing marketing tours that travel to college campuses, staffing tables in college locations to solicit potential student customers on behalf of businesses and providing media planning and placement. Commerce revenue includes primarily transaction-based fees earned for reselling products and services on behalf of other businesses. To date, commerce revenue has included primarily fees that we receive from AT&T for obtaining completed applications from students for AT&T calling cards. In connection with each application accepted by AT&T, we also earn membership fees that are included in subscription revenue.

     We began operations in 1992 as a sole proprietorship, converted to a general partnership in 1995, converted to a limited liability company in 1996 and became a C Corporation in 1998. From inception through December 1997, our revenue was derived primarily from annual membership fees. Since that time, we have expanded our product and service offerings through internal growth as well as acquisitions.

     In December 1997, we completed our acquisition of The Main Quad, Inc. which owned and operated Web sites focused on providing content for students. These Web sites serve as the basis for Student Advantage's current online activities. We acquired substantially all the assets of The Main Quad for $272,000 and the issuance of 1,417,720 shares of common stock. In January 1998, we completed our acquisition of Collegiate Advantage, Inc. a provider of marketing and promotional services to businesses targeting college students. The acquisition of Collegiate Advantage marked our entrance into the marketing services business. We acquired substantially all the assets of Collegiate Advantage for $651,000 and the assumption of $275,000 in liabilities. We are also required to make payments totalling $715,000 to Collegiate Advantage in three installments ending on January 31, 2001. These acquisitions were accounted for under the purchase method of accounting, and the results of operations of each of the acquired companies have been included in our financial statements since their respective dates of acquisition. Goodwill and other intangible assets in the aggregate amount of $1.4 million were recorded in connection with these and other acquisitions and are being amortized over the economic lives of the related assets, ranging from two to five years. As of March 31, 1999, a balance of approximately $441,000 remained to be amortized. The amortization of goodwill and other intangibles will have a negative impact on our future earnings.

     On April 1, 1999, Student Advantage completed its acquisitions of The Travel Holding Group, LLC and The Campus Agency, LLC. The Campus Agency provides media planning and strategy consulting services to the U.S. student travel market. The Travel Holding Group is a reseller of Eurail passes. We acquired substantially all of the assets of The Campus Agency and The Travel Holding Group for a promissory note in the amount of $330,000. These acquisitions have been accounted for under the purchase method of accounting, and the results of operations of each company will be included in our results beginning on the acquisition date. Goodwill and other intangible assets in the aggregate amount of $305,000 were recorded in connection with these acquisitions and will be amortized over three years. The amortization of goodwill and other intangibles will have a negative impact on our future earnings. Because the historical results of Campus Agency and Travel Holding Group are not material, pro forma financial information has not been presented.

     In the future we may pursue additional acquisitions to obtain complementary products, services and technologies. There are no assurances that the acquisitions we already have completed, or any acquisitions that we may complete in the future, will produce the anticipated revenue, earnings or business synergies.

     We recorded deferred compensation of $4.2 million in the year ended December 31, 1998 and $228,000 in the first quarter of 1999, representing the difference between the exercise price of stock options granted and the fair market value of the underlying common stock at the date of grant. The difference is recorded as a reduction of stockholders' equity and is being amortized over the vesting period of the applicable options, typically four years. Of the total deferred compensation amount, $808,000 had been amortized as of December 31, 1998 and an additional $273,000 had been amortized as of March 31, 1999. The amortization of deferred compensation is recorded as an operating expense. We currently expect to amortize the following remaining amounts of deferred compensation as of March 31, 1999 in the periods indicated:

April 1, 1999 -- December 31, 1999.....................    $  888,000
January 1, 2000 -- December 31, 2000...................     1,073,000
January 1, 2001 -- December 31, 2001...................     1,015,000
January 1, 2002 -- December 31, 2002...................       388,000

     Student Advantage has experienced substantial net losses since 1996 and, as of March 31, 1999, had an accumulated deficit of $13.8 million. Student Advantage expects to increase its expenditures in all areas in order to execute its business plan. As a result, Student Advantage believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels.

     Student Advantage does not believe that it has any material market risk exposure with respect to derivative or other financial instruments.

RECENT EVENTS

     On May 7, 1999, we entered into an agreement to acquire University Netcasting, Inc. in a transaction that will be accounted for as a pooling of interests. University Netcasting is a leading operator of official athletic Web sites for colleges, universities and college sports associations. Through its FANSonly Network, FANSonly.com, University Netcasting provides sports fans with comprehensive online information and analysis on college sports. In connection with the acquisition, we will issue 2,427,603 shares of common stock to the stockholders of University Netcasting. The agreement provides that 242,760 of the shares of common stock will be held in escrow to secure the indemnification obligations of the University Netcasting stockholders for a period ending on the earlier of the date one year after the closing of the merger and the date of issuance of the first independent audit report of Student Advantage after the closing of the merger. In addition, all outstanding options to purchase University Netcasting common stock will be converted into options to purchase an aggregate of 62,922 shares of Student Advantage common stock. In connection with the employment by us of certain employees of University Netcasting, we expect to grant options to purchase an aggregate of approximately 678,250 shares of common stock to such employees. We also agreed to pay expenses, in an amount not to exceed $825,000, incurred by University Netcasting in connection with the transaction. We have agreed to use our reasonable best efforts to register for public sale up to 1,213,802 shares of common stock that will be issued to the stockholders of University Netcasting such shares on the earlier of: (1) the 180th day after the date of this prospectus, and (2) the date any of Raymond V. Sozzi, Jr., Greylock IX Limited Partnership, Marc Turtletaub or Princeton Review Publishing, L.L.C. sells greater than 1% of the then outstanding shares of common stock (other than in an underwritten secondary offering of common stock).


     The consummation of the acquisition is subject to various conditions, including approval by the stockholders of University Netcasting, the ability of the parties to treat the transaction as a pooling of interests for accounting purposes and other customary conditions.


     On May 27, 1999, we acquired substantially all of the assets of Mentor Interactive Corp., a provider of Internet-based research tools and related materials, in exchange for 18,056 shares of common stock and a warrant to purchase 24,000 shares of common stock at a purchase price of $11.08 per share.



     On June 11, 1999, we acquired Transaction Service Providers, Inc., a provider of debit card services to college students and local merchants, in a transaction accounted for as a pooling of interests. Because the historical results of operations and financial position of Transaction Service Providers were immaterial to Student Advantage, prior period financial statements will not be restated. In connection with the acquisition, we issued 195,000 shares of common stock to the stockholders of Transaction Service Providers. The merger agreement provides that 19,499 of such shares of common stock will be held in escrow for a period of one year to secure the indemnification obligations of the stockholders of Transaction Service Providers.

RESULTS OF OPERATIONS

     The following table sets forth results of operations data for Student Advantage as a percentage of total revenue for the periods presented:

                                                                                 THREE MONTHS
                                                                                    ENDED
                                             YEAR ENDED DECEMBER 31,              MARCH 31,
                                           ---------------------------    --------------------------
                                           1996       1997       1998        1998           1999
                                           ----       ----       ----        ----           ----
                                                                          (UNAUDITED)    (UNAUDITED)
Revenue
  Subscription...........................   63.2%      78.3%      41.1%       51.2%          39.5%
  Other..................................   36.8       21.7       58.9        48.8           60.5
                                           -----      -----      -----       -----          -----
     Total revenue.......................  100.0      100.0      100.0       100.0          100.0
                                           -----      -----      -----       -----          -----

Costs and expenses
  Cost of subscription revenue...........   31.4       69.3       14.0         8.9            7.6
  Cost of other revenue..................   29.2        8.2       42.0        44.6           59.2
  Product development....................   29.3       38.7       14.8        14.2           13.6
  Sales and marketing....................   20.6       22.2       27.1        22.0           32.3
  General and administrative.............   25.3       39.2       20.9        15.0           28.2
  Depreciation and amortization..........    2.1        6.3        5.9         4.7            6.4
  Stock-based compensation...............     --         --        4.6          --            6.5
                                           -----      -----      -----       -----          -----
     Total costs and expenses............  137.9      183.9      129.3       109.4          153.8
                                           -----      -----      -----       -----          -----
Loss from operations.....................  (37.9)     (83.9)     (29.3)       (9.4)         (53.8)
Interest income (expense), net...........   (0.1)       0.8        0.0         0.4            1.5
                                           -----      -----      -----       -----          -----
Net loss.................................  (38.0)%    (83.1)%    (29.3)%      (9.0)%        (52.3)%
                                           =====      =====      =====       =====          =====

COMPARISON OF QUARTER ENDED MARCH 31, 1999 WITH QUARTER ENDED MARCH 31, 1998

     Revenue. Total revenue increased from $3.4 million in the first quarter of 1998 to $4.2 million in the first quarter of 1999. This increase was due primarily to an increase in other revenue from $1.7 million in the first quarter of 1998 to $2.6 million in the first quarter of 1999. The increase in other revenue was due primarily to $700,000 in revenue from advertising in two issues of the Student Advantage magazine, which had not yet been published in the first quarter of 1998, and $800,000 in revenue related to the AT&T marketing agreement which was not in effect in the first quarter of 1998. These increases were offset by a decrease in other revenue of $700,000 related to the expiration of a contract for marketing services which was in effect during the first quarter of 1998.

     AT&T accounted for approximately 49% and 69% of total revenue for the first quarter of 1998 and the first quarter of 1999. Additionally, AT&T accounted for approximately 96% and 94% of subscription revenue in the first quarter of 1998 and 1999, and 53% of other revenue for the first quarter of 1999. No other single customer accounted for 10% or more of total revenues for the first quarter of 1998 or the first quarter of 1999.

     Cost of Subscription Revenue. Cost of subscription revenue consists of the costs associated with the fulfillment of membership subscriptions and customer service. Cost of subscription revenue increased from $302,000 in the first quarter of 1998 to $320,000 in the first quarter of 1999, due primarily to an increase in material and personnel costs related to fulfilling membership subscriptions and providing customer service.

     Cost of Other Revenue. Cost of other revenue consists of the cost of advertising, marketing services and commerce. Advertising costs include production and mailing costs for the magazine, as well as costs incurred for the Student Advantage Web site. Marketing services costs include the direct and indirect costs associated with planning and implementing events and promotions, media placement and other marketing services. Commerce costs include personnel-related costs associated primarily with acquiring calling card customers. Cost of other revenue increased from $1.5 million in the first quarter of 1998 to $2.5 million in the first quarter of 1999. This increase was due primarily to an increase of $964,000 in costs associated with the launch of the Student Advantage magazine, of which two issues were distributed in the first quarter of 1999. Additionally, an increase of $955,000 in costs associated with activities under the AT&T marketing agreement, which were first incurred in the third quarter of 1998, under which Student Advantage visits college campuses to acquire calling card customers for AT&T, contributed in part to the increase. These increases were offset by a decrease of $890,000 in costs associated with marketing services.

     Product Development. Product development expenses consist primarily of personnel-related costs associated with the development and enhancement of the membership products, which include the Student Advantage membership card, the Student Advantage magazine and the studentadvantage.com Web site. Product development expenses increased from $485,000 in the first quarter of 1998 to $573,000 in the first quarter of 1999. The increase was primarily due to increased investment in enhancing and improving the functionality of our Web site.

     Sales and Marketing. Sales and marketing expenses consist primarily of personnel and other costs related to our sales and marketing programs. These expenses increased from $746,000 in the first quarter of 1998 to $1.4 million in the first quarter of 1999. The increase in sales and marketing expenses was due, in large part, to increased expenditures related to building brand awareness, expanding and servicing the customer base of sponsors, selling more online advertising, and supporting the marketing services business.

     General and Administrative. General and administrative expenses consist primarily of costs related to general corporate functions, including executive management, finance, human resources, facilities, and legal. General and administrative expenses increased from $508,000 in the first quarter of 1998 to $1.2 million in the first quarter of 1999. The increase in general and administrative expenses was primarily due to greater facilities and personnel-related costs.

     Depreciation and Amortization. Depreciation and amortization expenses increased from $160,000 in the first quarter of 1998 to $268,000 in the first quarter of 1999. Amortization expense was virtually unchanged quarter over quarter. Depreciation expense increased primarily as a result of fixed asset purchases in the later part of 1998.

     Stock-Based Compensation. As described above, we recorded additional deferred compensation of $228,000 in the first quarter of 1999 and amortized $273,000 of total deferred compensation as an expense in the first quarter of 1999. The remaining total deferred compensation is being amortized over the vesting period of the individual options.

     Loss from Operations. Loss from operations increased from $320,000 in the first quarter of 1998 to $2.3 million in the first quarter of 1999. The increase in loss from operations is due to an increase in total costs and expenses from $3.7 million in the first quarter of 1998 to $6.5 million in the first quarter of 1999, which was offset in part by an increase in total revenue from $3.4 million in the first quarter of 1998 to $4.2 million in the first quarter of 1999.

     Interest Income (Expense), Net. Interest income, net includes interest income from cash balances and interest expense related to Student Advantage's financing obligations. Interest income, net increased from $15,000 in the first quarter of 1998 to $62,000 in the first quarter of 1999. The increase is a result of interest income earned on a higher average cash and cash equivalents balance during the first quarter of 1999 compared to such balance during the first quarter of 1998. Borrowings under a line of credit were $1.0 million at March 31, 1999.

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 WITH YEAR ENDED DECEMBER 31, 1997

     Revenue. Total revenue increased from $3.8 million in 1997 to $17.4 million in 1998. The increase in revenue was due in part to the significant increase in subscription revenue from $3.0 million in 1997 to

$7.2 million in 1998, mostly due to memberships purchased by AT&T. The increase in other revenue was attributable primarily to both: (1) the addition of Student Advantage's marketing services business, which was acquired from Collegiate Advantage on January 1, 1998, and (2) an increase in commerce revenue due primarily to fees for obtaining calling card applications for AT&T, which began in the third quarter of 1998. The increase in other revenue was attributable to a lesser extent to increased advertising revenues related to the Student Advantage magazine and the Student Advantage Web site. The first two issues of the Student Advantage magazine shipped in the fourth quarter of 1998.

     AT&T accounted for approximately 62% and 68% of total revenue for 1997 and 1998. Additionally, AT&T accounted for approximately 77% and 95% of subscription revenue for 1997 and 1998, and 9% and 49% of other revenue for 1997 and 1998. No other single customer accounted for 10% or more of total revenues for 1997 or 1998.

     Cost of Subscription Revenue. Cost of subscription revenue decreased from $2.6 million in 1997 to $2.4 million in 1998, due primarily to decreased costs associated with fulfilling membership subscriptions.

     Cost of subscription revenue as a percentage of subscription revenue decreased from 88.5% in 1997 to 34.1% in 1998. This decrease was due primarily to the timing of the recognition of revenue and expenses associated with the commencement of activities under the AT&T membership agreement in 1997. Membership fulfillment costs, which are recorded when the membership is fulfilled, increased significantly as the volume of memberships increased in the Fall of 1997. However, because the revenue associated with these memberships is recognized over the remaining term of the memberships, much of the revenue associated with the memberships fulfilled in the Fall of 1997 was not recognized until 1998.

     Cost of Other Revenue. Cost of other revenue increased from $309,000 in 1997 to $7.3 million in 1998. The increase in cost of other revenue was due primarily to the addition of Collegiate Advantage and its marketing services business in 1998 and the commencement of activities under the AT&T marketing agreement, entered into in the third quarter of 1998, under which Student Advantage visits college campuses to acquire calling card customers for AT&T. Costs associated with the production of SAM, which shipped for the first time in the fourth quarter of 1998, also contributed to the increase.

     Cost of other revenue as a percentage of other revenue increased from 37.6% in 1997 to 71.4% in 1998. This increase was due primarily to a larger portion of other revenue consisting of lower margin activities associated with the marketing services business acquired from Collegiate Advantage and the services delivered under the AT&T marketing agreement. The increase in cost of other revenues as a percentage of total revenue is also due to costs associated with the production of SAM, which exceeded revenue from the production of SAM.

     Product Development. Product development expenses increased from $1.5 million in 1997 to $2.6 million in 1998. The increase was primarily due to increased investment in enhancing and improving the functionality of our Web site and other related costs.

     Sales and Marketing. Sales and marketing expenses increased from $843,000 in 1997 to $4.7 million in 1998. The increase in sales and marketing expenses was due, in large part, to increased expenditures related to building brand awareness, expanding and servicing the customer base of sponsors, selling more online advertising, and supporting the marketing services business. In 1998, we incurred additional sales and marketing expenses as a result of the acquisition of the Collegiate Advantage business.

     General and Administrative. General and administrative expenses increased from $1.5 million in 1997 to $3.6 million in 1998. The increase in general and administrative expenses was primarily due to facilities and personnel-related costs.

     Depreciation and Amortization. Depreciation and amortization expenses increased from $239,000 in 1997 to $1.0 million in 1998. Amortization expense increased as a result of the amortization over five years of goodwill and other intangible assets related to the acquisitions of Collegiate Advantage and The Main Quad. Depreciation expense increased primarily as a result of fixed asset purchases in 1998.

     Stock-Based Compensation. We recorded deferred compensation of $4.2 million in the year ended December 31, 1998. Of this amount, $808,000 was recorded as an expense in 1998. The remainder is being amortized over the remaining vesting period of the individual options.

     Loss from Operations. Loss from operations increased from $3.2 million in 1997 to $5.1 million in 1998. The increase in loss from operations is due to an increase in total costs and expenses from $7.0 million in 1997 to $22.6 million in 1998, which was offset in part by an increase in total revenue from $3.8 million in 1997 to $17.4 million in 1998.

     Interest Income (Expense), Net. Interest income, net includes interest income from cash balances and interest expense related to Student Advantage's financing obligations. Interest income, net decreased from $29,000 in 1997 to $2,000 in 1998. The decrease was a result of interest due on borrowings under our line of credit which was offset later in the year by interest income earned on cash balances as a result of the issuance of convertible preferred stock in October 1998, as well as interest from a promissory note to a stockholder. Additionally, Student Advantage incurred interest expense related to loans from the Chief Executive Officer, which were repaid in full in 1998.

     Income Taxes. On October 20, 1998, Student Advantage converted from a limited liability company to a C Corporation. Operating losses originating while Student Advantage was a limited liability company do not carry over to the C Corporation, although certain other timing items as a result of differences resulting from accrual to cash basis adjustments will be available to Student Advantage. For the period October 21, 1998 to December 31, 1998 Student Advantage generated a net operating loss carryforward of $2.0 million. Student Advantage's net operating loss carryforwards expire beginning in 2018. Certain future changes in the share ownership of Student Advantage, as defined in the Tax Reform Act of 1996, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the utilization of the asset due to Student Advantage's lack of earnings history.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 WITH YEAR ENDED DECEMBER 31, 1996

     Revenue. Total revenue increased from $1.7 million in 1996 to $3.8 million in 1997. The increase in revenue was due primarily to an increase in subscription revenue from $1.1 million in 1996 to $3.0 million in 1997. The increase in subscriptions was due to the commencement of Student Advantage's membership agreement with AT&T, under which AT&T purchased membership subscriptions for distribution to students. Other revenue increased from $637,000 in 1996 to $821,000 in 1997, due primarily to increased advertising revenue and, to a lesser extent, an increase in commerce revenue.

     AT&T accounted for approximately 62% of total revenues in 1997. No other single customer accounted for 10% or more of revenues in 1996 or 1997.

     Cost of Subscription Revenue. Cost of subscription revenue increased from $543,000 in 1996 to $2.6 million in 1997. This increase was due primarily to the increased costs associated with fulfilling new membership subscriptions, as well as costs related to the addition of personnel to support the growth in revenues.

     Cost of subscription revenue as a percentage of subscription revenue increased from 49.6% in 1996 to 88.5% in 1997. This increase was due primarily to the timing of the recognition of revenue and expenses associated with the commencement of activities under the AT&T membership agreement in 1997.

     Cost of Other Revenue. Cost of other revenue decreased from $506,000 in 1996 to $309,000 in 1997, due primarily to lower advertising costs.

     Cost of other revenue as a percentage of other revenue decreased slightly from 79.4% in 1998 to 71.4% in 1997 due primarily to the costs associated with the increased commerce revenue.

     Product Development. Product development expenses increased from $507,000 in 1996 to $1.5 million in 1997. The increase was primarily due to the continued investment in the membership subscription business. During 1997, Student Advantage continued to develop new products to offer to support the membership subscription business as well as enhance and grow the base of corporate sponsors.

     Sales and Marketing. Sales and marketing expenses increased from $356,000 in 1996 to $843,000 in 1997. The increase in sales and marketing was due to increased expenditures to support the membership subscription business, which grew significantly in 1997 with the addition of the AT&T membership agreement.

     General and Administrative. General and administrative expenses increased from $437,000 in 1996 to $1.5 million in 1997. The increase in general and administrative expenses was primarily due to the increase in facilities costs and an increase in the number of personnel hired during the year to support the growth in Student Advantage's business.

     Depreciation and Amortization. Depreciation and amortization expenses increased from $37,000 in 1996 to $239,000 in 1997, primarily due to the amortization of goodwill and other intangible assets resulting from acquisitions.

     Loss from Operations. Loss from operations increased from $656,000 in 1996 to $3.2 million in 1997. The increase in loss from operations is due to an increase in total costs and expenses from $2.4 million in 1996 to $7.0 million in 1997, which was offset in part by an increase in total revenue from $1.7 million in 1996 to $3.8 million in 1997.

     Interest Income (Expense), Net. Interest income (expense), net includes interest income from Student Advantage's cash balances and interest expense related to Student Advantage's financing obligations. Interest income increased from $1,000 of net interest expense in 1996 to $29,000 of net interest income in 1997. The increase was primarily due to a higher average cash and cash equivalents balance during 1997.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited quarterly statement of operations data for each of the four quarters in the year ended December 31, 1998 and the quarter ended March 31, 1999. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements which appear elsewhere in this prospectus and include all adjustments, which are only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The quarterly data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                                 QUARTER ENDED
                                           ---------------------------------------------------------
                                           MARCH      JUNE       SEPT.
                                            31,        30,        30,      DEC. 31,       MARCH 31,
                                           1998       1998       1998        1998           1999
                                           -----      -----      -----    -----------    -----------
                                                           (UNAUDITED, IN THOUSANDS)
Revenue
  Subscription...........................  $1,738     $2,274     $1,856     $ 1,306        $ 1,668
  Other..................................   1,658      1,124      3,826       3,661          2,557
                                           ------     ------     ------     -------        -------
          Total revenue..................   3,396      3,398      5,682       4,967          4,225
                                           ------     ------     ------     -------        -------
Costs and expenses
  Cost of subscription revenue...........     302        413        951         776            320
  Cost of other revenue..................   1,515        854      1,572       3,390          2,503
  Product development....................     485        812        596         695            573
  Sales and marketing....................     746      1,069      1,281       1,621          1,366
  General and administrative.............     508        776      1,067       1,296          1,193
  Depreciation and amortization..........     160        377        233         257            268
  Stock-based compensation...............      --         --         --         808            273
                                           ------     ------     ------     -------        -------
          Total costs and expenses.......   3,716      4,301      5,700       8,843          6,496
                                           ------     ------     ------     -------        -------
Loss from operations.....................    (320)      (903)       (18)     (3,876)        (2,271)
                                           ------     ------     ------     -------        -------
Interest income (expense), net...........      15        (25)       (33)         45             62
                                           ------     ------     ------     -------        -------
Net loss.................................  $ (305)    $ (928)    $  (51)    $(3,831)       $(2,209)
                                           ======     ======     ======     =======        =======

                                                           PERCENTAGE OF TOTAL REVENUE
                                 --------------------------------------------------------------------------------
                                                                   (UNAUDITED)
Revenue
  Subscription.................        51.2%           66.9%            32.7%            26.3%           39.5%
  Other........................        48.8            33.1             67.3             73.7            60.5
                                     ------          ------           ------          -------         -------
          Total revenue........       100.0           100.0            100.0            100.0           100.0
                                     ------          ------           ------          -------         -------
Costs and expenses
  Cost of subscription
     revenue...................         8.9            12.2             16.7             15.6             7.6
  Cost of other revenue........        44.6            25.1             27.7             68.2            59.3
  Product development..........        14.2            23.9             10.5             14.0            13.6
  Sales and marketing..........        22.0            31.5             22.5             32.6            32.3
  General and administrative...        15.0            22.8             18.8             26.1            28.2
  Depreciation and
     amortization..............         4.7            11.1              4.1              5.2             6.4
  Stock-based compensation.....          --              --               --             16.3             6.5
                                     ------          ------           ------          -------         -------
          Total costs and
            expenses...........       109.4           126.6            100.3            178.0           153.8
                                     ------          ------           ------          -------         -------
Loss from operations...........        (9.4)          (26.6)            (0.3)           (78.0)          (53.8)
                                     ------          ------           ------          -------         -------
Interest income (expense),
  net..........................         0.4            (0.7)            (0.6)             0.9             1.5
                                     ------          ------           ------          -------         -------
Net loss.......................        (9.0)%         (27.3)%           (0.9)%          (77.1)%         (52.3)%
                                     ======          ======           ======          =======         =======

     Our operating results are dependent upon the college student market and we expect them to vary seasonally based upon the typical school year. We tend to sell most of our memberships in the beginning of the fall and winter academic terms. All of these memberships expire on August 31 of each year. Because the aggregate number of memberships within a school year increases as new members are added beginning on September 1, and we recognize revenue from memberships ratably over the period from the time of subscription until the end of our membership year, our subscription revenue will typically be higher in the first and second quarters than in the fourth quarter of each fiscal year. It is difficult to determine how the third quarter will typically compare, since it includes two calendar months from the end of a membership year and the first month of the subsequent membership year.

     Our limited operating history and rapid growth make it difficult for us to more fully assess the impact of seasonal factors on our business. Nevertheless, because our business is dependent upon the student market, we expect that our other revenue may be subject to seasonal fluctuations associated with the typical school year. In particular, other revenue can be expected to be higher during the third and fourth quarters due to increased activity associated with the commencement of the school year. Conversely, the second quarter may have the least amount of other revenue since it includes the months at the end of a school year.

     In 1998, our other revenue was higher in the third and fourth quarters than in other quarters due in part to the seasonality factor noted above and in part to the commencement of activities under the AT&T marketing agreement, under which we receive fees for obtaining calling card applications from students. The Student Advantage Magazine, SAM, began publication in the fourth quarter of 1998. Other revenue and the cost of other revenue were each affected in the fourth quarter of 1998 and the first quarter of 1999 by the publication of two issues of SAM in each of those quarters.

     Partly because of the seasonality factor noted above and partly because the next issue of SAM will not be published until the third quarter, other revenue in the second quarter of 1999 should be significantly less than it was in the third and fourth quarters of 1998 and the first quarter of 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Student Advantage has financed its operations primarily through the private placement of securities, cash from operations, borrowings under its credit facilities and loans from LLC members. In October 1998, Student Advantage completed a private placement of equity securities to new investors and received $9.9 million in net proceeds. As of March 31, 1999, Student Advantage had approximately $3.5 million in cash and cash equivalents.

     Net cash used for operating activities was $2.3 million for the first quarter of 1999 and $2.7 million for 1998, and net cash provided by operating activities was $3.0 million for 1997. The net cash used in the first quarter of 1999 was primarily a result of a net loss of $2.2 million and a decrease in deferred revenue of $1.2 million and partially offset by a decrease in accounts receivable of $841,000. The increase in net cash used for operations for 1998 resulted primarily from an increase in accounts receivable of $2.7 million in 1998 and an increase net loss for 1998. The increase was partially offset by the timing of payments of accounts payable and accrued expenses and increased depreciation and amortization expense. Net cash provided by operations in 1997 was affected by an increase in deferred revenue of $5.4 million. Deferred revenues increased $1.0 million in 1998 over those of 1997. Deferred revenue represents primarily payments for membership fees not yet recognized as revenue and advance payments for purchases of memberships and other services.

     Net cash used for investing activities was $650,000 in 1997, $1.7 million in 1998 and $268,000 in the first quarter of 1999. This increase in 1998 was due primarily to the purchase of fixed assets and the acquisition of Collegiate Advantage in 1998. The net cash used for investing activities in the first quarter of 1999 was primarily due to the purchase of fixed assets.

     Net cash used for financing activities was $453,000 in 1997, and net cash provided by financing activities was $7.5 million in 1998 and $1.0 million in the first quarter of 1999. The net cash provided by financing activities in the first quarter of 1999 was primarily the result of borrowings of $1.0 million under our line of credit. The increase in 1998 was primarily due to net cash proceeds of $9.9 million from the sale of shares of Student Advantage preferred stock, partially offset by a distribution of $2.3 million to LLC members. In 1997, Student Advantage repurchased a member's LLC interest for $630,000.

     Student Advantage has a $2.75 million bank line of credit and equipment lease credit facility, which expires on June 30, 2000. The line of credit bears interest at a rate of LIBOR plus 2% or the bank's base rate. The line of credit and equipment lease credit facility is secured by all of the assets of Student Advantage. As of April 30, 1999, $2.5 million was outstanding under the line of credit, and no amounts were outstanding under the equipment lease credit facility.

     Student Advantage has experienced a substantial increase in its expenditures consistent with growth in operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, Student Advantage will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its Web infrastructure, sales and marketing programs and aggressively promote its brand. Student Advantage currently anticipates that its available cash resources combined with the net proceeds from this offering will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least 24 months following this offering.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance for accounting for costs of software products developed or purchased for internal use, including when costs should be capitalized. Student Advantage does not expect the adoption of this standard to have a material effect on Student Advantage's results of operation, financial position or cash flows.

     In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As Student Advantage has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on Student Advantage's results of operations, financial position or cash flows.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have an impact on Student Advantage's results of operations, financial position or cash flows.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness. Student Advantage does not internally develop a significant amount of software. Student Advantage has made a preliminary assessment of the Year 2000 readiness of its operating financial and administrative systems, including the hardware and software that support Student Advantage's systems. Student Advantage's assessment plan consists of:

     - contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of Student Advantage's services to its users,

     - contacting vendors of third-party systems,

     - assessing repair or replacement requirements,

     - implementing repair or replacement, and

     - creating contingency plans in the event of Year 2000 failures.

     Student Advantage is currently conducting an inventory of and reviewing all software and other systems that it believes might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that we use, a significant part of this effort will be to ensure that these third-party systems are Year 2000 compliant. We plan to confirm this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as reviews of Year 2000 readiness documentation from our vendors. Student Advantage plans to complete this process prior to the end of the second quarter of 1999. Until such reviews are completed and such vendors and providers are contacted, Student Advantage will not be able to completely evaluate whether its systems will need to be revised or replaced. We currently expect to complete all required modifications and install necessary replacement systems prior to December 31, 1999.

     Costs. To date, Student Advantage has spent an immaterial amount on Year 2000 compliance issues but expects to incur an additional approximately $100,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues. We have not hired additional employees or retained consultants, and do not currently expect to hire additional employees or retain consultants to work on Year 2000 compliance matters. Most of Student Advantage's expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by existing employees in the evaluation process and Year 2000 compliance matters generally. Such expenses, if higher than anticipated, could have a material adverse effect on Student Advantage's business, results of operations and financial condition.

     Risks. Student Advantage is not currently aware of any Year 2000 compliance problems relating to its systems that would have a material adverse effect on Student Advantage's business, results of operations and financial condition, without taking into account Student Advantage's efforts to avoid or fix such problems. We have received certificates or reports from our significant third party vendors indicating that their systems are Year 2000 compliant or identifying remaining corrective actions. We cannot be certain that we will discover all Year 2000 compliance problems in our systems. In addition, we cannot be certain that none of the third-party software, hardware or services incorporated into our material systems will need to be revised or replaced, which could be time-consuming and expensive. The failure of Student Advantage to fix or replace its internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on Student Advantage's business, results of operations and financial condition.

     Student Advantage is heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network, services or equipment that third-party vendors provide to Student Advantage could cause Student Advantage's members and visitors to consider seeking alternate sites or cause an unmanageable burden on its customer service, which in turn could materially and adversely affect Student Advantage's business, financial condition and results of operations.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of Student Advantage's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of Student Advantage, such as a prolonged Internet, telecommunications or electrical failure, which could also impair Student Advantage's ability to deliver its services to its customers, decrease the use of the Internet or prevent users from accessing its Web sites which could have a material adverse effect on Student Advantage's business, results of operations and financial condition.

     Contingency Plan. As discussed above, Student Advantage is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The results of Student Advantage's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS

OVERVIEW

     Student Advantage, Inc. is dedicated to serving the needs of college students through our leading membership program and studentadvantage.com Web site. With our national fee-based membership program, we have created a community of over 1,000,000 student members who receive benefits including ongoing discounts on products and services offered by over 40 national sponsors and 12,000 sponsors in 115 local markets. Student Advantage offers the only ongoing discount available to college students for the products and services of many of our sponsors. With studentadvantage.com, we seek to enhance our brand online and provide additional services to our members, sponsors and colleges with the objective of becoming the leading online destination for students. The studentadvantage.com Web site currently offers content, community and e-commerce targeted to college students.

INDUSTRY BACKGROUND

     College students represent a large audience with needs and interests that are specific to their group. These students are exposed, often for the first time, to lifestyle decisions and other challenges unique to the college experience. With so many new experiences to manage, these students seek information and guidance from a trusted resource able to assist them in matters such as:

     - purchasing and budgeting decisions,

     - selecting a major or a career, or finding a job,

     - conducting academic research,

     - making lifestyle and extracurricular decisions,

     - finding economical travel arrangements for breaks or holidays, and

     - understanding financial aid alternatives.

     To meet the needs of this audience, businesses are offering an increasing variety of products and services designed to capture their interest. College students represent an attractive market opportunity for businesses because of their significant spending power and their tendency to retain brand loyalties after graduation. According to Student Monitor LLC, a market research company, total discretionary spending by college students in the 1997-1998 academic year exceeded $105 billion. In the United States, there are over 15 million full-time and part-time undergraduate and graduate students at more than 3,500 university and college campuses. The college student population is also expected to grow as there are currently 40 million children and young adults from ages 10 to 19.

     Businesses have recognized the importance of college students and have dedicated significant advertising and marketing expenditures towards this group. However, college students have been difficult to reach in a targeted fashion because:

     - they are transient, frequently changing their addresses,

     - the college student population has significant turnover,

     - colleges are increasingly seeking to limit direct marketing to students on campus, and

     - few national advertising vehicles are directed toward the college student population.

     The Internet has emerged as an attractive medium for advertisers because it offers a level of targetability, flexibility, interactivity and measureability not available in traditional media. College students are active users of the Internet, highly computer literate and active in e-commerce. According to Student Monitor, 90% of students use the Internet and 52% of these students use the Internet at least daily. Student Monitor estimates that in 1998, 21% of students made online purchases representing $890 million in e-commerce. According to Jupiter Communications, students will spend close to $2.6 billion through e-commerce by the year 2002.

     Student Advantage believes that businesses are seeking a nationally-focused vehicle for targeting the attractive college demographic. Many businesses that have tried to target college students have been unsuccessful, due to the inherent difficulties in reaching this group. Marketing organizations seeking to help businesses reach this market have had only limited success because they are either restricted in their geographic scope or are not able to offer a wide range of services and channels to reach students.

     Furthermore, Student Advantage believes that while the Internet creates an opportunity to reach targeted audiences, it has not been used effectively to target college students. The major Internet navigational portal sites are generally designed to appeal to a broad audience. These portals do not focus on the issues that are relevant to college students, such as financial and budgeting assistance, economical travel, lifestyle decisions and careers. Student Advantage believes that there is a need for a comprehensive student destination focused on the specific requirements of students for information, guidance and other services.

THE STUDENT ADVANTAGE SOLUTION

     Student Advantage is a leading resource and trusted advocate dedicated to serving the needs of college students. As a result, we are positioned to serve as a point of access to this market. Through our national membership program, we have created a community of over 1,000,000 college student members who receive benefits including ongoing discounts on products and services offered by over 40 national sponsors and 12,000 local sponsors. Student Advantage has also created a comprehensive online destination for college students, studentadvantage.com.

     College students can join the Student Advantage membership program:

     - by obtaining, free of charge subject to credit approval by AT&T, a co-branded card that serves as both a Student Advantage membership identification card and an AT&T calling card,

     - by paying an annual membership fee of $20, or

     - through programs under which universities, colleges or university organizations purchase memberships in bulk for distribution free of charge to their students.

     While our primary constituency is our student members, we also enable businesses to reach the student market and enable colleges and universities to provide a highly useful resource to students.



                                                STUDENTS
                            A Community of over 1,000,000 student members receive a
                              variety of services and benefits, including ongoing
                                       discounts on products and services



                                                   [STUDENT
                                                   ADVANTAGE
                                                     LOGO]


                      UNIVERSITIES                                                   BUSINESSES
                   Students at over 3,000                                      Over 40 national sponsors
                 colleges and universities                                        and 12,000 sponsors
                     are members of the                                           in 115 local markets
                     Student Advantage
                          program

     Benefits to Student Members. The Student Advantage membership program provides college students with ongoing discounts on products and services from national sponsors including Amtrak, AT&T, Foot Locker, Greyhound, Staples and Tower Records. For example, in 1998, our members spent $10.9 million on Amtrak fares and saved over $1.9 million by using the Student Advantage discount. The membership program also enables students to receive discounts for products and services in 115 local markets.

     Through our Web site, studentadvantage.com, we provide content, community and e-commerce. The Web site offers services and information of particular interest to college students, including discount purchasing, travel alternatives, career and job searches, lifestyle and extracurricular decisions and financial aid. Our Web site:

     - enables access to college news from over 400 colleges and universities,

     - provides online bulletin boards,

     - provides free e-mail and an online address book, calendar and document storage,

     - offers an e-commerce marketplace, and

     - includes a searchable directory of sponsors who offer discounts for Student Advantage members.

     Student Advantage members also receive a subscription to SAM, the Student Advantage magazine. SAM includes lifestyle and practical content for students and updates on new discounts available to Student Advantage members.

     Benefits to Sponsors. We provide a platform for our sponsors to market their products and services to a large, demographically attractive market. Student Advantage appeals to sponsors and advertisers because it combines:

     - a large and attractive demographic group,

     - database marketing capabilities,

     - a trusted brand,

     - program usage tracking,

     - quality online content, and

     - community interaction.

     By maintaining contact with students throughout their college experience and by establishing relationships with universities, we also benefit businesses by allowing targeted and continued access for advertising and marketing efforts. In addition, businesses that offer products and services through Student Advantage benefit by being associated with the Student Advantage brand. For example, according to Egghead.com, during a two to three month marketing test period in 1998, Student Advantage members who bought products from Egghead.com spent 59% more per order than the average Egghead customer.

     Sponsors also benefit from our direct marketing knowledge and the expertise of our management team in designing and implementing effective marketing techniques to reach college students. AT&T, for example, utilizes Student Advantage for a variety of marketing programs, primarily to increase the number of students carrying AT&T calling cards. In part by contracting with us, AT&T during the 1998-99 school year exceeded its prior year's sales of calling cards to college students by more than 300%.

     We maintain eight regional offices throughout the United States in order to more effectively reach students and provide services in local markets. These offices, which are managed by our headquarters in Boston, provide us with a broad geographical presence and enable us to implement effective nationwide marketing programs.

     Benefits to Colleges and Universities. Colleges and universities can generate goodwill and help reduce the cost of student life by making the Student Advantage program readily available to students. Colleges, universities and university organizations can endorse the membership program, co-market with us and share in associated revenues. Schools can also purchase memberships in bulk and offer them to their students free of charge. As colleges seek additional revenue streams, Student Advantage can establish off-campus debit card programs for students and enable colleges and universities to participate in debit-card transaction revenue from off-campus transactions by their students. We also fund, and enlist other businesses to sponsor, on-campus student activities and events. For example, Student Advantage co-sponsored Midnight Madness at the University of North Carolina--Charlotte, an event that marks the beginning of the university's college basketball season.

STRATEGY

     Our objective is to be the leading online and offline resource for college students. We intend to broaden and deepen our relationship with students by serving the needs of our three key constituencies--students, businesses and schools. The key elements of our strategy include the following:

     Strengthen Online Destination for Students. We believe that our existing 1,000,000 members provide a platform for building the leading online destination for students. Our goal is to establish our Web site, studentadvantage.com, as the primary vehicle for delivery of our products and services to students. We believe that the Internet is ideally suited for providing our products and services and is a natural extension of our current business. Our Web site currently offers content, community and e-commerce services targeted specifically to college students. The Web site also allows students to enroll in our membership program, receive customer service, and search our directory of national and local sponsors who offer discounts. We intend to enhance our online offerings by making additional content available and by expanding our e-commerce marketplace with additional sponsors. We also expect to offer additional online programming in order to personalize the Web site for particular college campuses.

     Continue to Build Brand. We believe that building our brand is critical to attracting and expanding our membership and Internet user base. Our market leadership position has been driven by our membership program and by partnering with leading national and local sponsors and universities. We believe that aggressive brand-building will become increasingly important to sustain our leadership position. We have started to allocate some of our branding expenditures toward online branding through partnerships and distribution agreements with leading Internet-based companies and strategic alliances with leading advertisers. We will also continue to enhance our offline branding both directly and through co-marketing arrangements with our sponsors. Student Advantage believes that it can build online brand awareness and attract traffic by utilizing the reach of its student membership base.

     Aggressively Grow Membership. We intend to continue to grow our membership through a variety of initiatives including:

     - increasing the rate of new memberships through our Web site by promoting online membership sales and by increasing the number of e-commerce sponsors to attract Web site visitors,

     - increasing our number of corporate sponsors,

     - expanding our relationships with colleges and universities, including selling them memberships in bulk,

     - expanding our on-campus tabling and marketing services,

     - providing members-only premium services on our Web site by introducing new content and services and transitioning portions of our existing services and content to members-only status, and

     - offering our program to high school students and college graduates.

     Enhance Relationships with Students, Businesses and Schools. We intend to continue to enhance our value to students by offering new products and services, including online offerings for content, community and e-commerce. In addition to increasing the number of national and local sponsors, Student Advantage will provide additional services to sponsors, such as visitor tracking and membership data which will allow Student Advantage to better target advertising, make recommendations and provide for a more personalized and engaging experience. Student Advantage will continue to establish and strengthen its relationships with colleges and universities by continuing to provide marketing services and by enabling schools to outsource certain online services, such as e-mail.

     Continue to Pursue Strategic Acquisitions and Alliances. Since inception, we have acquired and integrated eight complementary businesses in order to expand and strengthen our offerings to students. We plan to continue to acquire companies or enter into alliances that offer opportunities to increase our online traffic and obtain new technologies.

PRODUCTS AND SERVICES

     We provide college students with discounts on a broad range of products and services through our Student Advantage membership program, as well as valuable resources through our Web site and other student-focused content and services offerings. We also offer marketing services to businesses seeking to effectively communicate with the college student population.

     STUDENT ADVANTAGE MEMBERSHIP PROGRAM

     Our membership program provides valuable savings opportunities, services and information to college students. During the 1998-99 academic year, over 1,000,000 students at over 3,000 colleges and universities were members of the Student Advantage program. Members typically subscribe for one-year memberships that coincide with the academic year. Memberships are sold in three different ways. Most are sold to AT&T and distributed in conjunction with an AT&T calling card. These membership cards are co-branded and serve as both a Student Advantage membership identification card and an AT&T calling card. Memberships are also sold to colleges, universities and university organizations for distribution free of charge to students. In addition, Student Advantage sells memberships directly to students for a membership fee that is currently $20 per year.

     Upon enrollment, Student Advantage members receive a Student Advantage membership identification card and a member guide describing the program and its benefits. By presenting the Student Advantage card at participating retail locations, or by providing their membership number online, Student Advantage members receive attractive discounts throughout the year for products and services from both national and local sponsors. We receive payments from certain of our national sponsors when Student Advantage members purchase products and services from them. Student Advantage currently offers discounts from over 40 national sponsors and 12,000 local sponsors in 115 local markets.

     National discounts available to Student Advantage members include:

     - 15% off Amtrak rail fares

     - 15% off Greyhound bus fares

     - 15% off purchases from Foot Locker, Lady Foot Locker and Kids Foot Locker

     - $50 off any graduate school test preparation course at The Princeton
       Review

     STUDENT-FOCUSED CONTENT AND SERVICES

     studentadvantage.com

     Our Web site, studentadvantage.com, addresses the needs of college students for content, community and e-commerce.

        Content. Student Advantage's content offering includes up-to-date information on topics of interest to students, including purchasing and budgeting decisions, travel, career, education, entertainment, health, lifestyles and financial aid. For example, students may access articles that provide information on studying abroad or purchasing renters' insurance. Our content is both developed by our editors and collected from over 400 colleges using our U-WIRE news feed. In addition, our Web site provides students with information customized for their local market or college campus and a searchable online directory of national and local discounts offered by our sponsors. Our Web site also includes maps and directions to retail locations that offer discounts.

        Community. The studentadvantage.com Web site offers students a number of community-building services. Student Advantage's online bulletin boards give students the opportunity to discuss topics such as interviewing techniques and campus life. Our Virtual Backpack service allows students to set up their own e-mail account, organize contact information in an online address book, store documents and keep track of important dates on an online calendar. We also enable students to send online greeting cards.

        e-Commerce. Students can purchase a variety of products online with a Student Advantage discount. Members can purchase products directly from vendors through our marketplace or link to a Web page that is co-branded with a sponsor. Products offered online include books, software, music, footwear, magazines and flowers. In order to receive discounts on the products offered through our Web site, students must join our membership program. Companies whose products can be purchased online through links from our Web site include Egghead.com, Rockport Company and 1-800-FLOWERS.com.

     U-WIRE (University Wire)

     U-WIRE is a daily electronic news service providing college news, sports, opinion and entertainment content collected from over 400 college newspapers. U-WIRE can be accessed at studentadvantage.com. U-WIRE editors select news, sports, opinion and entertainment articles from its member newspapers and distribute content among the college newspapers for inclusion in their print and online editions. Student Advantage has the exclusive right to syndicate most of the U-WIRE content electronically, and to sell content from the college newspapers to syndication clients, which currently include Yahoo!, Excite, USAToday.com, Lexis-Nexis and Digital City, an affiliate of America Online.

     SAM, The Student Advantage Magazine

     The Student Advantage membership includes a subscription to SAM, the Student Advantage magazine. SAM is a magazine that is mailed directly to our members. SAM includes lifestyle and practical content for students, updates on new discounts and privileges available to Student Advantage members and interactive features, such as member surveys and contests. Articles are provided primarily by freelance writers. We use feedback from our readers to tailor future articles and offerings to their particular interests and needs.

     Rail Connection

     Through an arrangement with CIT Tours, Corp., a representative of the Italian State Railways, we offer Eurail passes to student members and others. We promote our Eurail passes to Student Advantage members in travel guide books, through direct mail and in advertisements in campus publications.

     CORPORATE MARKETING SERVICES

     We provide tailored marketing services for businesses seeking to market their products and services to college students. Our in-depth knowledge of the college student market, our expertise in marketing to college students and our extensive university relationships enable us to help businesses effectively and efficiently reach college students. Student Advantage currently provides a variety of marketing services to businesses, including the following:

     - organizing and executing marketing tours that travel campus to campus,

     - staffing tables at on-campus college locations, such as student unions, to solicit potential student customers,

     - developing and managing programs that recruit, train and supervise students to represent businesses on campus,

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

     - assisting marketers who desire to sponsor on-campus events, such as movie screenings and concerts, and

     - helping marketers place advertisements in college newspapers.

     We also provide staffing for on-campus events and other activities for businesses that have already designed a marketing program but lack implementation resources and expertise at the campus level.

     Our marketing services are typically offered to businesses on a fixed-cost basis or hourly rate basis.

     Our marketing services group utilizes eight regional offices across the United States. The broad geographical reach of our marketing services group allows us to execute our services nationwide. In 1998, clients who purchased our marketing services included Amtrak, AT&T, Coca-Cola and Visa.

ACQUISITION OF UNIVERSITY NETCASTING

     On May 7, 1999, we entered into an agreement to acquire University Netcasting, Inc. in a transaction that will be accounted for as a pooling of interests. University Netcasting is a leading operator of official athletic Web sites for colleges, universities and college sports associations. Through its FANSonly Network, FANSonly.com, University Netcasting provides sports fans with comprehensive online information and analysis on college sports. University Netcasting operates the official athletic Web sites of over 30 universities and college sports associations, including universities from the PAC-10, ACC, SEC, Big 10, Big 12 and Big East conferences.

     We believe that the acquisition of University Netcasting will enable us to strengthen our online destination.

ALLIANCES

     An important element of our strategy is to form alliances to assist us in offering products and services to students and in offering businesses and advertisers an effective channel for reaching college students.

     AT&T

     Our relationship with AT&T has enabled us to rapidly expand our membership base and strengthen our presence on college campuses as a resource associated with quality brand products and services.

     In February 1997, Student Advantage and AT&T entered into a membership agreement under which Student Advantage earns a fee from AT&T for each membership issued in connection with a Student Advantage AT&T Calling Card, with a minimum commitment by AT&T for 1.25 million Student Advantage memberships per academic year. Student Advantage agreed that it would not enter into any promotional or marketing activities with any credit card, telecommunications or multipurpose college student identification card provider, other than AT&T. The agreement provides that we will not allow any third party, other than certain colleges, universities and university organizations based on their size, to offer a Student Advantage membership to college students free of charge.

     In February 1998, we entered into a marketing agreement with AT&T under which we agreed to promote and market AT&T's calling card services to college students. We also agreed to provide certain marketing services focused on the college market to AT&T. AT&T appointed Student Advantage as the exclusive provider, at certain colleges and universities designated by AT&T, of tabling and non-tabling activities (which require a physical presence by its employees on the college campus) with respect to the solicitation of college students for the AT&T calling card service. In return, AT&T agreed to pay us for the solicitation of each application for such service. In addition, AT&T agreed to pay for additional marketing activities and to be the exclusive sponsor of certain online offerings. We also granted AT&T a right of first and last refusal to be the exclusive telecommunications advertiser for the first four issues of the Student Advantage magazine. AT&T agreed to promote and market the Student Advantage membership through television, mass media marketing or other mass media advertising. We are also providing other marketing services to AT&T in the college student market.

     In July 1998, AT&T exercised an option to extend the original termination dates of the membership agreement and the marketing agreement to June 1, 2001. However, AT&T may terminate these agreements prior to such date upon 120 days prior notice, subject to payment of a termination fee under certain circumstances. AT&T may also terminate the agreements if Raymond V. Sozzi, Jr. is no longer employed as President of Student Advantage, or if he no longer owns a minimum five percent ownership interest in Student Advantage. AT&T accounted for 62% of our total revenues in 1997, 68% of our total revenues in 1998 and 69% of our total revenues in the first quarter of 1999. While we are not aware of plans by AT&T to terminate its use of our services, the termination of our relationship with AT&T, or a material reduction in the use of our services by AT&T, would have a material adverse effect on our business.

     Sponsors

     Student Advantage offers its members discounts on products and services from over 40 national sponsors and over 12,000 local sponsors in 115 local markets, including rail fares, bus fares, CDs, books and clothing. Representative national sponsors and local markets include:

            REPRESENTATIVE NATIONAL SPONSORS                            REPRESENTATIVE LOCAL MARKETS

1-800-FLOWERS.com                                                       Ann Arbor, Michigan
Amtrak                                                                  Auburn, Alabama
Blimpie International                                                   Austin, Texas
Choice Hotels                                                           Berkeley, California
Dollar Rent A Car                                                       Boston, Massachusetts
Egghead.com                                                             Boulder, Colorado
Foot Locker                                                             Chapel Hill, North Carolina
Greyhound                                                               Chicago, Illinois
Hostelling International                                                Columbus, Ohio
IBM                                                                     Lawrence, Kansas
Jostens                                                                 Los Angeles, California
Linens 'n Things                                                        Madison, Wisconsin
Pearle Vision                                                           New York, New York
The Princeton Review                                                    Philadelphia, Pennsylvania
Rockport Company                                                        Princeton, New Jersey
Staples                                                                 San Diego, California
The Wall Street Journal                                                 Tallahassee, Florida
Tower Records                                                           Washington, D.C.

     For many of our national sponsors, the Student Advantage discount is the only ongoing discount offered specifically to college students. Many of our national sponsors engage in co-marketing activities with Student Advantage. Student Advantage seeks to identify and attract additional sponsors whose products and services complement its offerings and who offer valuable ongoing discounts to its members.

     Advertisers

     We provide advertisers with access to a large, demographically attractive college student audience. We also provide advertisers with direct marketing knowledge and expertise in designing and implementing effective advertising to reach college students. Businesses which have purchased advertising from us, such as advertising in SAM, sponsorship of portions of our Web site and banner advertising, include Barnes & Noble, Ford Motor Company, Microsoft and Visa.

     Unlike many competitors, we are able to combine print, on-campus and Web site advertisements. We intend to expand our in-house sales force during 1999 and offer additional banner advertising and sponsorship opportunities on our Web site.


UNIVERSITY RELATIONSHIPS


     We believe that university relationships are critical to our success. An important element of our strategy is to continue to develop relationships with colleges, universities and university organizations to assist us in marketing and selling our products and services. The Student Advantage membership program has been endorsed by more than 30 colleges, universities and university organizations. These schools and organizations typically agree to co-market the Student Advantage membership program to their students, which includes sending students a letter explaining the program and enclosing an application, and receive a percentage of the associated membership fees.

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

     Colleges and universities, or university organizations from these schools, that have endorsed the Student Advantage membership program include:

Arkansas State University
Auburn University
Boston University
Emory University
University of California--Berkeley
University of North Carolina--Charlotte
Northwestern University
University of Pennsylvania
University of Utah
Villanova University
University of Nevada--Las Vegas
University of Virginia

     In addition, colleges and universities that have purchased Student Advantage memberships in bulk, at varying discounts depending on volume, and distributed the memberships to their students free of charge, include:

Albany Medical College
The Boston Conservatory
Brandeis University
DeVry Institute of Technology
Oglethorpe University
Santa Fe Community College


     Student Advantage has also established an off-campus debit card program for New York University and American University. For these universities, we enroll off-campus local merchants to participate in a debit card program maintained by the university. Students purchase goods and services from these local merchants, and the amount of their purchase is deducted from the balance in their university debit card account. In connection with these purchases, participating merchants pay a transaction fee, which is shared by Student Advantage and the university. As a result of our recent acquisition of Transaction Service Providers, a provider of debit card services to college students and local merchants, we have strengthened our off-campus debit card program.


SALES AND MARKETING

     As of March 31, 1999, Student Advantage had a direct sales organization consisting of 27 professionals. Five of these professionals are dedicated to the AT&T relationship with an additional four professionals dedicated primarily to managing our other significant sponsor relationships. The remaining 18 professionals are engaged in a variety of sales functions, including:

     - selling advertising in SAM,

     - selling banner advertising and sponsorships on studentadvantage.com,

     - enlisting additional national sponsors for its discount program,

     - seeking opportunities for corporate-sponsored events and promotions targeted at college students, and

     - managing existing sponsor relationships

     In addition, we maintain a regional sales organization of 37 professionals in eight regional offices focused primarily on enlisting and managing local sponsors and providing marketing services. These offices, which are managed by our headquarters in Boston, provide us with a broad geographical presence and enable us to implement effective nationwide marketing programs.

     Student Advantage uses a variety of online and traditional marketing programs to increase brand awareness. Our marketing goals are to create and enhance awareness of Student Advantage as the leading resource and trusted advocate dedicated to serving the needs of college students, the most effective way for marketers and advertisers to reach students, and a trusted and effective resource for colleges and universities. Our marketing strategy for each contains a mix of online advertising, programs which drive members to our Web site, in-store advertising in local retail locations, on-campus direct solicitation of students, outbound e-mail, co-marketing with colleges and universities through on-campus posters and student mailbox drops, print advertising, new media banner campaigns, and direct mail. Student Advantage's marketing department consisted of 14 marketing professionals as of March 31, 1999.

TECHNOLOGY

     Student Advantage has implemented a broad array of site management, advertising management, customer interaction, registration systems, transaction-processing and fulfillment systems using a combination of its own proprietary technologies and commercially available, licensed technologies. Our current strategy is to license commercially available technology whenever possible rather than seek internally developed solutions. We use contractors to develop the specialized software necessary for our business, such as the software required to register members online.

     Consistent with our preference for off-the-shelf software components, the hardware systems that we utilize also consist of commercially available components. Student Advantage believes that this architecture provides the ability to increase scale quickly and reliably, and at a relatively low cost. Although our existing infrastructure currently exceeds present demand, we have plans for additional upgrades in anticipation of increased demand.

     Our membership database is hosted at AERO Fulfillment Services and utilizes Microsoft SQL database software. Our production servers utilize Sun Microsystems, Inc. hardware and use Netscape Web server software. Student Advantage's system hardware is hosted at USWeb Corporation (doing business as USWeb/CKS), a third-party facility in New York. A group of systems administrators and network managers at USWeb/CKS operate our Web site, network operations and transaction-processing systems and monitor our systems 24 hours a day.

     Our operations are dependent upon USWeb/CKS's and AERO's ability to maintain their systems in effective working order and to protect their systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Student Advantage's servers are powered by an uninterruptible power supply to provide a safeguard against unexpected power loss. Our systems are copied to backup tapes each night and stored at an off-site storage facility for one year. In addition, the servers are equipped with redundant file systems, which allows for prompt replacement of defective disks without interruption of service.

COMPETITION

     The market for student members and Internet services and products is relatively new, intensely competitive and rapidly changing. With no substantial barriers to entry in the Web site market, we believe that competition will continue to intensify. We compete, directly and indirectly, for members, advertisers, sponsors and viewers with the following categories of companies:

     - general purpose consumer online services such as America Online and Microsoft Network, each of which provides access to student-related content and services,

     - Web search and retrieval services, such as AltaVista, Excite, Infoseek, Lycos, and Yahoo!, and other high-traffic Web sites,

     - Web sites targeted to students generally or to students of a particular school, such as Web sites developed by College Club, Student.Net Publishing and CommonPlaces,

     - membership programs, such as programs offered by Memberworks and Cendant,

     - publishers and distributors of traditional off-line media (such as television, radio and print), including those targeted to college students, many of which have established or may establish Web sites, and

     - vendors of college student information, merchandise, products and services distributed through other means, including retail stores, mail and schools.

     We believe that the principal competitive factors in attracting and retaining members are:

     - brand recognition,

     - quality of content and service,

     - critical mass of members and sponsors,

     - number and type of discounts,

     - relationships with universities,

     - comprehensive geographic coverage,

     - breadth of offerings, and

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

     - cost of service.

     We believe that the principal competitive factor in attracting and retaining sponsors, merchandisers and content providers is our ability to offer sufficient incremental revenue from online and offline sales of products and services. We believe that the principal competitive factors in attracting advertisers include the demographics of our membership and user base, the number of readers of our magazine, the number of members and users of our Web site, cost of advertising and creative implementation of advertisement placements across our products and services. There can be no assurance that we will be able to compete favorably with respect to these factors.

     We believe that the strong Student Advantage brand combined with our ability to deliver a targeted, demographically-attractive audience to advertisers and sponsors, our existing base of over 1,000,000 members, our national and local sponsors and our relationships with colleges and universities are principal competitive advantages. We are not able to reliably estimate the number of our direct competitors. However, many of our competitors, current and potential, have significantly greater financial, technical or marketing resources. In addition, providers of Internet tools and services may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies, such as Microsoft or America Online. Greater competition resulting from such relationships could have a material adverse effect on our business.

INTELLECTUAL PROPERTY AND PROPERTY RIGHTS

     Student Advantage regards its copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, independent contractors, sponsors, and others to protect its proprietary rights. Student Advantage strategically pursues the registration of its trademarks and service marks. However, effective trademark, service mark, copyright and trade secret protection may not be available. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade secrets, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not independently develop substantially equivalent intellectual property. A failure by us to protect our intellectual property in a meaningful manner could have a material adverse effect on our business, financial condition and results of operations. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of financial and managerial resources, which could have a material adverse effect on our business.

     Student Advantage has been subject to claims and expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Further, if such claims are successful, Student Advantage may be required to change its trademarks, alter its content and pay financial damages. There can be no assurance that such changes of trademarks, alteration of content or payment of financial damages will not adversely affect our business.

     We may be required to obtain licenses from others to refine, develop, market and deliver new products and services. There can be no assurance that we will be able to obtain any such license on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

     "Student Advantage", "U-WIRE", "Virtual Backpack" and "The Main Quad" are trademarks and service marks of Student Advantage. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

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

GOVERNMENT REGULATION

     Student Advantage is subject to various laws and regulations relating to its business. Although there are currently few laws or regulations directly governing access to or commerce on the Internet, due to the increasing popularity and use of the Internet, a number of laws and regulations may be adopted regarding user privacy, pricing, acceptable content, taxation and quality of products and services. In addition, several telecommunications providers have petitioned the Federal Communications Commission to regulate and impose fees on Internet service providers and online service providers in a manner similar to long distance telephone carriers. The adoption of any such laws or regulations could adversely affect the costs of communicating on the Internet and adversely affect the growth in use of the Internet, or decrease the acceptance of the Internet as a communications and commercial medium. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could decrease demand for our products and services or otherwise have a material adverse effect on our business.

EMPLOYEES

     As of March 31, 1999, Student Advantage had a total of 175 full-time employees. Student Advantage also hires temporary employees, particularly at the beginning of each school semester, and contract service providers as necessary. As we continue to grow and introduce additional products and services, we expect to hire additional employees, particularly in online product development and sales and marketing. None of our employees is represented by a labor union or is the subject of a collective bargaining agreement. We believe that relations with our employees are generally good. Competition for qualified personnel in our industry is intense, particularly among sales, online product development and technical staff. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

FACILITIES

     Student Advantage is headquartered at 280 Summer Street in Boston, Massachusetts, where it presently leases an aggregate of approximately 30,000 square feet. Our current leases for this facility expire at various times through 2005. We also maintain regional offices and lease space in Atlanta, Georgia; Berkeley, California; Chicago, Illinois; Dallas, Texas; Lawrence, Kansas; Los Angeles, California; New York, New York and Washington, D.C.

     We believe that our current facilities and other facilities that will be available to us will be adequate to accommodate our needs for the foreseeable future. There can be no assurance that we will be successful in obtaining additional space, if required, or if such space is obtained that it will be on terms acceptable to us.

LEGAL PROCEEDINGS

     We are not presently subject to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

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

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors, executive officers and other key employees of Student Advantage, and their ages as of May 17, 1999 are as follows:

NAME                                        AGE                         POSITION
----                                        ---                         --------
Raymond V. Sozzi, Jr.*....................  31    Chairman of the Board of Directors, President and
                                                  Chief Executive Officer
Andrea K. Abegglen*.......................  32    Vice President, Marketing Communications
Christopher B. Andrews*...................  44    Vice President, Finance and Administration, and
                                                  Chief Financial Officer
G. Todd Eichler*..........................  31    Executive Vice President, Member Management
Ronald J. Kos*............................  58    Chief Operating Officer
David M. Liniado*.........................  28    Vice President, Campus Development
Daniel G. Siegel*.........................  30    Vice President, Product Development
Michael T. Fuller.........................  37    Vice President, Market Development
Mason Myers...............................  28    Vice President, Business Development
Kevin Watters.............................  27    Vice President, Marketing
John M. Connolly..........................  47    Director
William S. Kaiser+........................  43    Director
John Katzman+.............................  39    Director
Marc Turtletaub+..........................  53    Director

---------------
* Executive Officer.
+ Member of the Audit Committee and the Compensation Committee.

     Raymond V. Sozzi, Jr. founded Student Advantage in 1992 and has served as Chairman of the Board of Directors, President and Chief Executive Officer of Student Advantage since its inception. Before founding Student Advantage, Mr. Sozzi was employed by Bain & Company, a consulting company, as an associate consultant. Mr. Sozzi received a B.A. from Dartmouth College in 1990.

     Andrea K. Abegglen has served as Vice President, Marketing Communications, of Student Advantage since May 1998. From November 1997 to April 1998, Ms. Abegglen served as Vice President, Strategic Partnerships, of Student Advantage. From May 1996 to October 1997, Ms. Abegglen served as Chief Operating Officer of Student Advantage. From June 1993 to April 1996, Ms. Abegglen served as President of Crimson & Brown Associates, a recruiting firm for minority students and professionals, and as its Vice President from June 1991 to June 1993. Ms. Abegglen received a B.A. from the University of Pennsylvania in 1989.

     Christopher B. Andrews has served as Vice President and Chief Financial Officer of Student Advantage since September 1998 and as Vice President, Finance and Administration, of Student Advantage since January 1999. From January 1992 to August 1998, Mr. Andrews served as Vice President, Finance and Administration, and from July 1996 to December 1996 also served as interim President and Chief Executive Officer of Advanced Visual Systems Inc., a visualization software company. Mr. Andrews received a J.D. from Boston College Law School in 1981 and a B.A. from Harvard College in 1977.

     G. Todd Eichler has served as Executive Vice President, Member Management, of Student Advantage since January 1997 and served as Vice President, Marketing, of Student Advantage from January 1995 to December 1996. From January 1991 to December 1994, Mr. Eichler was employed by Bronner Slosberg Humphrey Inc., a direct marketing and advertising agency, as an account supervisor. From 1989 to 1991 Mr. Eichler was employed by Bain & Company as an associate consultant. Mr. Eichler received a B.A. from Duke University in 1989.

     Ronald J. Kos has served as Chief Operating Officer of Student Advantage since May 1999. From February 1998 to May 1999, Mr. Kos was Senior Vice President, Marketing and Operations, of iVillage,

Inc., an online women's network. From September 1994 to February 1998, Mr. Kos was President of the Signal Ridge Group, a national consulting practice that he founded. From April 1991 to August 1994, Mr. Kos was Senior Vice President in charge of marketing and sales services activities at Hasbro, Inc., a toy designer and manufacturer. Mr. Kos received a M.B.A. from the University of Southern California and a B.S. from the United States Air Force Academy.

     David M. Liniado has served as Vice President, Campus Development, of Student Advantage since January 1996. From September 1994 to December 1995, Mr. Liniado was Director of the Southern Region of Student Advantage. In May 1992 Mr. Liniado founded College Discount Association, a student membership company, and served as its President from May 1992 to August 1994. Mr. Liniado received a B.A. from Emory University in 1993.

     Daniel G. Siegel has served as Vice President, Product Development, of Student Advantage since May 1997, and served as Director of Marketing of Student Advantage from November 1992 to July 1995. From May 1996 to August 1996, Mr. Siegel was employed by Microsoft Corporation, a software company, to conduct a worldwide original equipment manufacturer market study. Mr. Siegel received an M.B.A. from the Wharton School of Business at the University of Pennsylvania in 1997 and a B.A. from the University of Michigan in 1990.

     Michael T. Fuller has served as Vice President, Market Development, of Student Advantage since January 1999. From July 1995 to March 1999, Mr. Fuller was President of both The Campus Agency, LLC, an advertising and custom publishing company, and The Travel Holding Group, LLC, a travel marketing company. From 1991 to June 1995, Mr. Fuller was Director, Sales and Marketing, of Travel CUTS, a student travel company.

     Mason Myers has served as Vice President, Business Development, of Student Advantage since January 1999 and served as Senior Director, New Media, of Student Advantage from December 1997 to December 1998. Mr. Myers co-founded The Main Quad, Inc., a student-focused Internet site, in May 1995 and served as its Co-President from May 1995 to December 1997. From August 1994 to May 1995, Mr. Myers was employed as a project manager by Smart Valley, Inc., a non-profit organization using the Internet to improve the community of Silicon Valley. From January 1994 to July 1994, Mr. Myers was employed by MFS Communications, Inc., a telecommunications company, in various public relations roles. Mr. Myers received a B.A. from Duke University in 1993.

     Kevin Watters has served as Vice President, Marketing, of Student Advantage since April 1999 and served as Senior Director, New Media, of Student Advantage from December 1997 to March 1999. Mr. Watters co-founded The Main Quad, Inc. in May 1995 and served as its Co-President from May 1995 to December 1997. From September 1993 to April 1995, Mr. Watters was employed by The Procter & Gamble Company, a consumer products company, in its sales management program. Mr. Watters received a B.A. from Duke University in 1993.

     John M. Connolly has served as a Director of Student Advantage since May 1999. Mr. Connolly founded Mainspring, Inc., an Internet e-strategy service firm, and has served as its President and Chief Executive Officer since June 1996. In July 1989, Mr. Connolly founded Course Technology, Inc., a publishing company focused on the higher education market, and served as its President and Chief Executive Officer from July 1989 to April 1996. From August 1994 to April 1996, Mr. Connolly was also employed by the International Thomson Publishing Company, a publishing company, as Chief Executive Officer of its Media Group.

     William S. Kaiser has served as a Director of Student Advantage since October 1998. Since 1986, Mr. Kaiser has been an employee of Greylock Management Corporation, a venture capital company, and he is a general partner of several venture capital funds affiliated with Greylock. Mr. Kaiser currently serves as a Director of Clarus Corporation and Open Market, Inc.

     John Katzman has served as a Director of Student Advantage since March 1996. Mr. Katzman founded Princeton Review Publishing, L.L.C., a provider of test preparation and admission services, and has served as its President since 1981.

     Marc Turtletaub has served as a Director of Student Advantage since October 1998. Mr. Turtletaub has served as Chief Executive Officer of The Money Store, Inc., a financial services company, since 1979.

     Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the Directors or executive officers of Student Advantage. All of the Directors were originally elected to the Board of Directors pursuant to agreements that will terminate upon the consummation of this offering.

BOARD COMPOSITION

     Following this offering, the Board of Directors of Student Advantage will be divided into three staggered classes, each of whose members will serve for a three-year term. The Board will consist of one Class I Director (Mr. Katzman), two Class II Directors (Messrs. Connolly and Sozzi) and two Class III Directors (Messrs. Kaiser and Turtletaub). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Director, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during calendar years 2000, 2001 and 2002.

BOARD COMMITTEES

     The Board of Directors has a Compensation Committee composed of Messrs. Kaiser, Katzman and Turtletaub, which makes recommendations concerning salaries and incentive compensation for employees of Student Advantage and administers and grants stock options under Student Advantage's stock option plans. The Board also has an Audit Committee composed of Messrs. Kaiser, Katzman and Turtletaub, which reviews the results and scope of the audit and other services provided by Student Advantage's independent public auditors.

DIRECTOR COMPENSATION

     We do not currently compensate directors for attending meetings of the Board of Directors or committee meetings of the Board of Directors. Directors are reimbursed for reasonable expenses incurred in attending board meetings.


     On June 10, 1999, we granted John M. Connolly an option under our 1998 Stock Incentive Plan to purchase 5,000 shares of common stock at an exercise price of $9.90 per share, in connection with his joining our Board of Directors. The option vests as to 25% of the shares on each of May 19, 2000, 2001, 2002 and 2003.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation during the year ended December 31, 1998 of Student Advantage's Chief Executive Officer and all other executive officers whose salary and bonus for 1998 equaled or exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                              --------------------    ALL OTHER
NAME AND PRINCIPAL POSITIONS                                   SALARY    BONUS(1)    COMPENSATION
----------------------------                                  --------   ---------   ------------
Raymond V. Sozzi, Jr........................................  $93,798    $150,000       $6,000(2)
  Chairman of the Board of Directors,
  President and Chief Executive Officer
G. Todd Eichler.............................................  106,475      50,000           --
  Executive Vice President,
  Member Management

---------------
(1) Represents the bonus earned for services performed in 1998 based upon Student Advantage's operating performance during 1998. Such amounts have not yet been paid.

(2) Represents an automobile allowance of $6,000.

OPTION GRANTS DURING FISCAL 1998

     Student Advantage did not grant any options or stock appreciation rights during 1998 to either of the executive officers named in the Summary Compensation Table.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     Neither of the executive officers named in the Summary Compensation Table exercised any options to purchase securities of Student Advantage during 1998 or held any such options as of December 31, 1998.

STOCK PLANS

     1998 Stock Incentive Plan

     Student Advantage's 1998 Stock Incentive Plan and a related plan for California employees, collectively referred to as the Incentive Plan, were adopted by the Board of Directors and approved by the stockholders of Student Advantage on December 10, 1998. As of April 30, 1999, 122,061 shares of common stock had been issued upon exercise of options granted under the Incentive Plan. As of that date, options to purchase 2,225,736 shares of common stock at a weighted average exercise price of $0.36 per share were outstanding.

     The Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options, restricted stock awards and other stock-based awards, collectively referred to as Awards. As of April 30, 1999, a total of 5,152,203 shares of common stock were reserved for future grants under the Incentive Plan.

     All officers, employees, directors, consultants and advisors of Student Advantage and its subsidiaries are eligible to receive Awards under the Incentive Plan. Under present law, however, incentive stock options may only be granted to employees.

     Student Advantage may grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Student Advantage). The

Incentive Plan permits the Board of Directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to Student Advantage of shares of common stock, by delivery to Student Advantage of a promissory note, or by any combination of the permitted forms of payment.

     The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan. It may delegate authority under the Incentive Plan to one or more committees of the Board of Directors and, subject to certain limitations, to one or more executive officers of Student Advantage. The Board of Directors has authorized the Compensation Committee to administer the Incentive Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the Incentive Plan, the Board of Directors, the Compensation Committee or any other committee or executive officer to whom the Board of Directors delegates authority, as the case may be, selects the recipients of awards and determines:

     - the number of shares of common stock covered by options and the dates upon which such options become exercisable,

     - the exercise price of options,

     - the duration of options, and

     - the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

     In the event of a merger or other acquisition event, the Board of Directors is authorized to provide for outstanding options or other stock-based Awards to be assumed or substituted for by the acquiror and if not so assumed the Board shall provide for the acceleration of the vesting of awards. The option and restricted stock agreements evidencing grants of Awards under the Incentive Plan generally provide in the event of a change in control of Student Advantage for the acceleration of the vesting of options and other stock-based Awards with respect to the number of shares that would have vested on a monthly vesting schedule through the date of the change in control and 50% of the remaining unvested shares.

     No Award may be granted under the Incentive Plan after December 2008, but the vesting and effectiveness of Awards previously granted may extend beyond that date. The Board of Directors may amend, suspend or terminate the Incentive Plan or any portion thereof at any time.

     1999 Employee Stock Purchase Plan

     The Board of Directors adopted Student Advantage's 1999 Employee Stock Purchase Plan in April 1999, subject to stockholder approval. The Purchase Plan authorizes the issuance of up to a total of 450,000 shares of common stock to participating employees.

     All employees of Student Advantage, including directors of Student Advantage who are employees, and all employees of any participating subsidiaries:

     - whose customary employment is more than 20 hours per week for more than five months in a calendar year,

     - who have been employed by Student Advantage for at least three months prior to enrolling, and

     - who are employed on the first day of a designated payroll deduction period (the "offering period")

are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own five percent or more of the total combined voting power or value of the stock of Student Advantage or any subsidiary are not eligible to participate.

     On the first day of an offering period, Student Advantage will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of common stock as follows: the employee may authorize an amount (up to 10%, or such lesser amount as shall be determined by the Board, of such employee's base pay) to be deducted by Student Advantage from such employee's base pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option exercise price is an amount equal to 85% of the closing price per share of the common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing the product of (1) $2,083 and (2) the number of full months in the offering period by the closing market price of a share of common stock on the first business day of the offering period or such other number as may be determined by the Board prior to the commencement date of the offering period. The Compensation Committee may, in its discretion, choose an offering period of 12 months or less for each offering and may choose a different offering period for each offering.

     An employee who is not a participant on the last day of the offering period, as a result of voluntary withdrawal or termination of employment or for any other reason, is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. However, upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death.

     Because participation in the Purchase Plan is voluntary, Student Advantage cannot now determine the number of shares of common stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

401(k) PLAN

     Student Advantage has a 401(k) plan, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. Generally, all employees are eligible to participate in the 401(k) plan after they complete one year of service.

     Eligible employees electing to participate in the 401(k) plan may defer a portion of their compensation, on a pre-tax basis, by making a contribution to the 401(k) plan. The maximum contribution is fixed in Section 401(k) of the Internal Revenue Code. The contribution limit for 1998 was $10,000. In April 1998, Student Advantage began matching employee contributions to the 401(k) plan. Student Advantage made matching contributions of $0.50 for each $1.00 contributed by the employee to the plan, up to 6% of the employee's gross earnings in 1998, subject to the foregoing limit. Eligible employees who elect to participate in the 401(k) plan are generally vested in Student Advantage's matching contribution after four years of service. Student Advantage contributed an aggregate of $61,000 in 1998 to the 401(k) plan.

EMPLOYMENT AGREEMENTS

     In March 1996, Student Advantage entered into an employment agreement with Mr. Sozzi, which was amended in October 1998. The employment agreement provides for an initial term of employment expiring on January 1, 1999 and automatically renews for successive one-year terms, unless terminated by either party prior to such renewal. The employment agreement provides for a base salary of $150,000 in 1999, and a bonus at a target level of $75,000 to be determined in the discretion of the Board of Directors. Pursuant to the employment agreement, if we terminate Mr. Sozzi's employment without cause, Mr. Sozzi is entitled to receive severance benefits, for a period of 18 months following his termination, equal to (1) his base salary, (2) bonus payments at the fixed rate of $75,000 per year for each year or portion thereof, (3) continued participation in all employee benefits, and (4) outplacement services. In addition, Mr. Sozzi has agreed to certain confidentiality, noncompetition and nonsolicitation provisions. Student Advantage has purchased and presently maintains a key person life insurance policy in the amount of $20.0 million on the life of Mr. Sozzi.

     In May 1999, Student Advantage entered into a letter agreement with Ronald
J. Kos and agreed to employ him as its Chief Operating Officer. Student Advantage agreed to pay Mr. Kos an annual base salary of $150,000 and an annual performance bonus with a target of $75,000, based upon the achievement of certain performance objectives. We granted Mr. Kos options to purchase an aggregate of 650,001 shares of common stock at an exercise price of $9.90 per share. If we terminate the employment of Mr. Kos without cause prior to December 1, 1999, we will continue to pay him his base salary until December 1, 1999 and the vesting of options to purchase 162,500 shares held by him will accelerate. The option agreements for Mr. Kos provide for the acceleration of vesting in the event of a change in control of Student Advantage with respect to the number of shares that would have vested on a monthly vesting schedule through the date of the change in control and 50% of the remaining unvested shares. If, following a change in control, the successor terminates the employment of Mr. Kos without cause, vesting of the shares will accelerate in full.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Messrs. Kaiser, Katzman and Turtletaub, none of whom has been an officer or employee of Student Advantage at any time since our inception. No executive officer of Student Advantage serves as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. Prior to the formation of the Compensation Committee, the Board of Directors made decisions relating to the compensation of executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability (1) for any breach of their duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

     Our amended and restated certificate of incorporation provides that we shall indemnify our directors, officers and employee benefit plan fiduciaries to the fullest extent permitted by law. Our amended and restated certificate of incorporation permits us to advance expenses incurred by an indemnified director or officer in connection with the defense of any action or proceeding arising out of such director's or officer's status or service as a director or officer of Student Advantage upon an undertaking by such director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to such indemnification.

     We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees and associated legal expenses), judgments, fines and amounts paid in settlement amounts, actually and reasonably incurred by any such person's services as a director or officer of Student Advantage or any other company or enterprise to which the person provides services at the request of Student Advantage, if such officer or director acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to the best interests of Student Advantage or with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

                              CERTAIN TRANSACTIONS

EQUITY FINANCING

     On October 20, 1998, Greylock IX Limited Partnership and Marc Turtletaub each purchased an aggregate of 625,000 preferred membership units (which converted into 625,000 shares of Series A convertible preferred stock) for which each of them paid $5.0 million. Greylock IX Limited Partnership and Mr. Turtletaub purchased these membership units from certain members of Student Advantage LLC, our predecessor LLC, including Messrs. Sozzi, Eichler, Siegel and Liniado and Ms. Abegglen, each of whom is an executive officer of Student Advantage, and The Main Quad, Inc., a holder of more than five percent of our outstanding capital stock. Messrs. Sozzi, Eichler, Siegel, Liniado and Turtletaub, Ms. Abegglen, The Main Quad and Greylock IX Limited Partnership then exchanged the membership units held by each of them for convertible preferred stock and common stock of Student Advantage. On October 20, 1998, Student Advantage also sold 625,000 shares of convertible preferred stock to each of Greylock IX Limited Partnership and Marc Turtletaub, for an aggregate purchase price of $10.0 million. Mr. Kaiser, who is a General Partner of the General Partner of Greylock IX Limited Partnership, and Mr. Turtletaub each became a Director of Student Advantage in October 1998. Upon completion of this offering, these outstanding shares of convertible preferred stock will automatically be converted into an aggregate of 7,500,000 shares of common stock.

PRINCETON REVIEW PUBLISHING

     In March 1996, we entered into an Investment Agreement with Princeton Review Publishing, L.L.C. Pursuant to this agreement, Princeton Review purchased 2,479 membership units in the predecessor LLC for an aggregate purchase price of $250,000. Mr. Katzman, a director of Student Advantage, is the President of Princeton Review. In connection with this transaction, the predecessor LLC also:

     - borrowed $75,000 and issued Princeton Review a convertible promissory note bearing interest at 8.5% per year, which was paid in September 1997, and

     - borrowed $100,000 and issued Princeton Review a secured promissory note bearing interest at 8.5% per year, which was paid in September 1998.

     In September 1997, Student Advantage redeemed 1,498 of Princeton Review's 2,479 membership units in the predecessor LLC for an aggregate purchase price of $630,000. In addition, Student Advantage borrowed $125,000 from Princeton Review, which was repaid on October 23, 1998. In October 1998, Princeton Review's remaining 981 membership units were converted into 1,450,587 shares of common stock and 134,597 shares of convertible preferred stock (convertible into 403,791 shares of common stock).

     In October 1998, Mr. Sozzi entered into an agreement with Princeton Review requiring Mr. Sozzi to purchase up to 78,125 shares of convertible preferred stock of Student Advantage at $8.00 per share upon the election of Princeton Review. Princeton Review exercised this put option on November 24, 1998 and consented to the purchase of the 78,125 shares of convertible preferred stock by Mr. Siegel and Mr. Eichler, in addition to Mr. Sozzi.

     Student Advantage entered into an agreement in March 1996 with Princeton Review, pursuant to which:

     - Princeton Review provides space on its Web site for Student Advantage to market its programs,

     - Princeton Review agreed to certain non-compete restrictions,

     - Student Advantage agreed to promote certain of Princeton Review's products, and

     - Student Advantage agreed not to permit competitors of Princeton Review to participate in certain Student Advantage programs.

OTHER AGREEMENTS

     In February 1995, Student Advantage entered into an agreement with David M. Liniado d/b/a DML Enterprises. Mr. Liniado is an executive officer of Student Advantage. Under this agreement, Student Advantage agreed to allow DML to market discounts on products and services using the Student Advantage name in the southeastern United States. In February 1996, Student Advantage acquired DML's business and assets. DML received 111 membership units in the predecessor LLC and the right to 35% of Student Advantage's pre-tax earnings derived from such southeastern U.S. markets in 1996, 1997 and 1998. In April 1997, Student Advantage issued an additional 239 membership units in complete satisfaction of its obligation to pay DML 35% of its earnings derived from that region. On October 20, 1998 the balance of DML's total membership units were converted into 517,536 shares of common stock and 16,698 shares of convertible preferred stock (convertible into 50,094 shares of common stock).

     In December 1997, Student Advantage entered into an asset purchase agreement with The Main Quad, Inc. under which Student Advantage purchased certain assets, including U-WIRE and Virtual Backpack, for $272,000 in cash and 270 membership units in the predecessor LLC. In connection with this agreement, the predecessor LLC entered into an ancillary agreement entitling The Main Quad to a certain number of additional membership interests, depending on the valuation of Student Advantage in its initial public offering. In October 1998, Student Advantage issued to The Main Quad an additional 480 membership units in satisfaction of this obligation. The Main Quad's total membership units held as of October 20, 1998 were converted into 1,109,013 shares of common stock and 55,345 shares of convertible preferred stock (convertible into 166,035 shares of common stock). In connection with the asset purchase agreement, Student Advantage entered into a three year employment agreement, dated May 1, 1997, with Mr. Myers, co-founder of The Main Quad. Pursuant to the agreement, Mr. Myers' base salary was $55,000 for the first year, $60,000 for the second year and $65,000 for the third year of his employment. Student Advantage also entered into an employment agreement with Kevin Watters, co-founder of The Main Quad, on similar terms.

     Mr. Sozzi, the Chairman of the Board of Directors, President and Chief Executive Officer of Student Advantage, loaned Student Advantage $400,000 on April 21, 1998 at an interest rate of 3% per year, which was repaid on August 3, 1998. Mr. Sozzi loaned $300,000 to Student Advantage on August 17, 1998, $200,000 on August 31, 1998, $100,000 on September 4, 1998 and $250,000 on
September 18, 1998, all at an interest rate of approximately 6% per year. Student Advantage repaid all of these loans on October 29, 1998.

     Student Advantage loaned Mr. Siegel, Vice President, Product Development, and an executive officer of Student Advantage, $60,000 on February 9, 1998 at an interest rate per year of approximately 6% per year, which was paid in late 1998. Mr. Siegel loaned Student Advantage $100,000 on April 21, 1998 without interest, which was repaid on May 11, 1998.

     In January 1998, Ms. Abegglen, Vice President, Marketing Communications, and an executive officer of Student Advantage, borrowed $164,914 from Student Advantage in connection with the purchase of membership units in the predecessor LLC. This borrowing, with interest at a rate of 5% per year, was repaid in December 1998.

     In December 1998, Student Advantage granted Christopher B. Andrews, Vice President, Finance and Administration and an executive officer of Student Advantage, an option under the 1998 Stock Incentive Plan to purchase 202,500 shares of common stock at an exercise price of $0.33 per share. This option vests as to 16 2/3% of the shares on December 10, 1998, 8 1/3% of the shares on September 22, 1999, and 25% on each September 22 for three years thereafter. In December 1998, Student Advantage also granted David M. Liniado, Vice President, Campus Development and an executive officer of Student Advantage, an option under the 1998 Stock Incentive Plan to purchase 90,000 shares of common stock at an exercise price of $0.33 per share. This option vests as to 25% of shares on each of January 1, 2000, 2001, 2002 and 2003. The options granted to Messrs. Andrews and Liniado are immediately exercisable in full, subject to repurchase by Student Advantage at the exercise price upon termination of the executive officer's employment prior to vesting in the shares. The option agreements for each of Messrs. Andrews and

Liniado provide for the acceleration of vesting in the event of a change in control of Student Advantage with respect to the number of shares that would have vested on a monthly vesting schedule through the date of the change in control and 50% of the remaining unvested shares. If, following a change in control, the successor terminates the employment of the executive officer without cause or the executive officer terminates his employment for certain reasons, vesting of the shares will accelerate in full.

     All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested directors on the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

DISTRIBUTIONS TO MEMBERS OF PREDECESSOR LIMITED LIABILITY COMPANY

     During April 1998, the predecessor LLC distributed to its LLC members an aggregate of approximately $1,043,000 so that they could pay their estimated tax liability with respect to the 1997 taxable income of the predecessor LLC. These LLC members included, among others, Mr. Sozzi, Mr. Eichler, Mr. Siegel, Princeton Review, Ms. Abegglen, Mr. Liniado and The Main Quad. In November 1998, Student Advantage distributed to the former members the remainder of the predecessor LLC's 1997 taxable income (approximately $1,277,000). To the extent Princeton Review's tax liability on the predecessor LLC's taxable income for 1997 and 1998 exceeds its estimated tax liability, Student Advantage agreed to indemnify Princeton Review for such excess. Student Advantage also has agreed to distribute to its former LLC members approximately 45% of the predecessor LLC's 1998 taxable income (expected to be a nominal amount) so that they can pay their tax liability with respect to the 1998 taxable income of the predecessor LLC for the period between January 1, 1998 and October 20, 1998, which was the date on which the predecessor LLC was converted to a C Corporation.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of the common stock of Student Advantage as of April 30, 1999, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by:

     - each person or entity, or group of affiliated persons or entities, who Student Advantage knows beneficially owns five percent or more of the common stock,

     - each director of Student Advantage and each executive officer named in the Summary Compensation Table, and

     - all directors and executive officers of Student Advantage as a group.

     Unless otherwise indicated, (1) each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as beneficially owned by such person or entity and (2) the address of each beneficial owner is c/o Student Advantage, Inc., 280 Summer Street, Boston, Massachusetts 02210. The number of shares of common stock outstanding used in calculating the percentage for each person listed includes the shares of common stock underlying options held by such person that are exercisable within 60 days of April 30, 1999, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 24,497,061 shares of common stock outstanding as of April 30, 1999, after giving effect to the conversion of the convertible preferred stock, and 30,497,061 shares of common stock outstanding after completion of this offering.

                                                                                      PERCENTAGE OF
                                                                                          COMMON
                                                                                    STOCK OUTSTANDING
                                                                                   --------------------
                                                            SHARES BENEFICIALLY     BEFORE      AFTER
NAME OF BENEFICIAL OWNER                                         OWNED(1)          OFFERING    OFFERING
------------------------                                    -------------------    --------    --------
Raymond V. Sozzi, Jr.(1)..................................       7,714,683           31.5%       25.3%
Greylock IX Limited Partnership(2)........................       3,750,000           15.3        12.3
William S. Kaiser(2)......................................       3,750,000           15.3        12.3
Marc Turtletaub...........................................       3,750,000           15.3        12.3
Daniel G. Siegel..........................................       2,229,912            9.1         7.3
G. Todd Eichler...........................................       2,229,912            9.1         7.3
Princeton Review Publishing, L.L.C.(3)....................       1,620,003            6.6         5.3
John Katzman(3)...........................................       1,620,003            6.6         5.3
Mason Myers(4)(5).........................................       1,335,048            5.4         4.4
Kevin Watters(4)(5).......................................       1,323,048            5.4         4.3
The Main Quad, Inc.(4)....................................       1,275,048            5.2         4.2
All executive officers and directors as a group (11
  persons)(6).............................................      22,954,347           93.0%       74.8%

---------------

(1) Consists of shares held of record by Mr. Sozzi. Does not include a total of 7,540,314 shares of common stock held by Ms. Abegglen, Messrs. Eichler, Liniado and Siegel, The Main Quad, Inc., Thomas W. Haines and Mark Caputo, over which Mr. Sozzi has voting control pursuant to an irrevocable proxy granted under a Voting Agreement and Proxy dated October 20, 1998. Counting these shares, Mr. Sozzi may be deemed to beneficially own a total of 15,254,997 shares, or 62.3% of the outstanding common stock prior to this offering. The Voting Agreement and Proxy and the proxy granted thereunder terminate upon the consummation of this offering.

(2) Consists of 3,750,000 shares held of record by Greylock IX Limited Partnership. Mr. Kaiser is a general partner of Greylock IX GP Limited Partnership, the general partner of Greylock IX Limited Partnership. Greylock IX GP Limited Partnership has sole voting and investment power with respect to these shares. Mr. Kaiser disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for Greylock IX Limited Partnership and Greylock IX GP Limited Partnership is One Federal Street, Boston, Massachusetts 02110.

(3) Consists of 1,620,003 shares held of record by Princeton Review Publishing, L.L.C. Mr. Katzman is the President of Princeton Review Publishing. Mr. Katzman disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for Princeton Review Publishing is 2315 Broadway, New York, New York 10024.

(4) Includes 1,275,048 shares held of record by The Main Quad, Inc. Messrs. Myers and Watters are each stockholders, directors and officers of The Main Quad, Inc. Messrs. Myers and Watters share investment and voting power with respect to these shares. Messrs. Myers and Watters disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein.

(5) Includes 60,000 shares subject to options held by Mr. Myers and 48,000 shares subject to options held by Mr. Watters, all of which are immediately exercisable in full. Any shares acquired upon exercise are subject to vesting over a four-year period and are subject to repurchase by Student Advantage at the exercise price upon termination of the executive officer's employment prior to vesting in the shares. In the event of a change in control of Student Advantage, vesting of the shares will accelerate in part. If, following a change in control, the successor terminates the employment of the executive officer without cause or the executive officer terminates his employment for certain reasons, vesting of the shares will accelerate in full.

(6) See footnotes 1 through 5 above. Includes 172,500 shares subject to options held by the executive officers which are immediately exercisable in full.

                          DESCRIPTION OF CAPITAL STOCK

     After this offering, the authorized capital stock of Student Advantage will consist of 150,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of April 30, 1999, there were outstanding (1) 16,255,953 shares of common stock held by 12 stockholders of record, (2) 2,747,036 shares of convertible preferred stock (convertible into 8,241,108 shares of common stock) held by 10 stockholders of record and (3) options to purchase an aggregate of 2,225,736 shares of common stock.

     The following summary of certain provisions of our securities and various provisions of our amended and restated certificate of incorporation and our amended and restated bylaws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws included as exhibits to the Registration Statement of which this prospectus is a part. See "Additional Information."

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Student Advantage, the holders of common stock are entitled to receive ratably the net assets of Student Advantage available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by Student Advantage in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which Student Advantage may designate and issue in the future. Certain holders of common stock have the right to require Student Advantage to register their shares of common stock under the Securities Act in certain circumstances. See "Shares Eligible for Future Sale."

PREFERRED STOCK

     Under the terms of our amended and restated certificate of incorporation, the Board of Directors is authorized to issue such shares of preferred stock in one or more series without stockholder approval. The Board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

     The purpose of authorizing the Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of Student Advantage. Student Advantage has no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Student Advantage is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an

"interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The amended and restated bylaws provide for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. Under the amended and restated bylaws, any vacancy on the Board of Directors, including a vacancy resulting from an enlargement of the Board of Directors, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitation on and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Student Advantage.

     The amended and restated bylaws also provide that after this offering, any action required or permitted to be taken by the stockholders of Student Advantage at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The amended and restated bylaws further provide that special meetings of the stockholders may only be called by the Chairman of the Board, the President or the Board of Directors. In order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice and provide certain information to Student Advantage. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of Student Advantage. These provisions could also discourage a third party from making a tender offer for the common stock, because even if it acquired a majority of the outstanding voting securities of Student Advantage, it would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting and not by written consent.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares of common stock to the public after completion of this offering or the availability of shares for sale to the public after completion of this offering will have on the market price of the common stock prevailing from time to time. Nevertheless, if a significant number of shares of common stock are sold in the public market, or if people believe that such sales may occur, the prevailing market price of our common stock could decline and could impair our future ability to raise capital through the sale of our equity securities.

     Upon completion of this offering, based on the number of shares outstanding on April 30, 1999, we will have an aggregate of 30,497,061 shares of common stock outstanding (32,924,664 shares if the merger with University Netcasting is completed), assuming no exercise of the underwriters' over-allotment option and no exercise of options outstanding at April 30, 1999. Of the outstanding shares, the shares sold in this offering will be freely tradeable, without restriction under the Securities Act of 1933, except for any such shares which may be acquired by an "affiliate" of Student Advantage, which shares will be subject to the volume limitations of Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. The remaining 24,497,061 shares of common stock outstanding (26,924,664 shares if the merger with University Netcasting is completed) will be "restricted securities" as that phrase is defined in Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act.

     In connection with this offering, our directors, officers and stockholders, holding 24,497,061 shares (26,846,229 shares if the merger with University Netcasting is completed) in the aggregate, have agreed that, without the prior written consent of BancBoston Robertson Stephens Inc. on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, they will not directly or indirectly offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, or grant any right with respect to, any shares of common stock or any securities convertible into or exchangeable for shares of common stock, whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us.

     Subject to the foregoing and to the lock-up agreements, under Rule 144 as currently in effect, beginning 180 days after the date of this prospectus, holders of restricted securities will be entitled to sell a number of shares of common stock within any three-month period equal to the greater of 1% of the then outstanding shares of the common stock (approximately 304,970 shares immediately following the offering (329,246 shares if the merger with University Netcasting is completed)) or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale, provided that certain manner of sale and notice requirements and requirements as to the availability of current public information concerning Student Advantage are satisfied.

     Immediately after the offering, based on the number of options outstanding on April 30, 1999, certain of our employees and former employees will hold options to purchase approximately 2,225,736 shares of common stock outstanding (2,288,658 shares if the merger with University Netcasting is completed). Subject to the provisions of the lock-up agreements described below, holders of these options may rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell shares without having to comply with the current public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their shares without having to comply with the holding period provision of Rule 144, in each case beginning 90 days after the consummation of this offering. In addition, immediately after this offering, Student Advantage intends to file a registration statement on Form S-8 covering all options granted under the 1998 Stock Incentive Plan and shares issued under the 1999 Employee Stock Purchase Plan. Shares of common stock registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with Student Advantage or the lock-up agreements described above. See "Management--Stock Plans--1998 Stock Incentive Plan."

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except that we may issue shares in connection with certain acquisitions and issue, and grant options to purchase, shares of common stock under the 1998 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan.

     If the merger with University Netcasting is completed, Student Advantage has agreed to use its reasonable best efforts to register for public sale 1,213,802 shares that will be issued by Student Advantage in the merger on the earlier of: (1) the 180th day after the date of this prospectus, and (2) the date any of Raymond V. Sozzi, Jr., Greylock IX Limited Partnership, Marc Turtletaub or Princeton Review Publishing, L.L.C. sells greater than 1% of the then outstanding shares of common stock (other than in an underwritten secondary offering of common stock).

     In addition, following this offering, under specified conditions and subject to customary exceptions, holders of 16,454,895 shares of common stock will have demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above) to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. We are not required to effect more than two demand registrations on behalf of these holders.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Prudential Securities Incorporated, Volpe Brown Whelan & Company, LLC and Wit Capital Corporation have severally agreed with us subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ----------
BancBoston Robertson Stephens Inc. .........................
Prudential Securities Incorporated..........................
Volpe Brown Whelan & Company, LLC...........................
Wit Capital Corporation.....................................

                                                              ----------
          Total.............................................   6,000,000
                                                              ==========

     The underwriters' representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain
dealers at such price less a concession not in excess of $     per share, of
which $     per share may be reallowed to other dealers. After the initial public offering, the public offering price, concession, and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

     The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 900,000 additional shares of common stock at the same price per share as we will be paid for the 6,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 6,000,000 shares offered hereby. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 6,000,000 shares are being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If such option is exercised in full, the total public offering price, underwriting discounts and commissions
and proceeds to Student Advantage will be $     million, $
million and $     million, respectively.

     Expenses. The following table summarizes the compensation to be paid by Student Advantage to the underwriters:

                                                                                   TOTAL
                                                                      --------------------------------
                                                                         WITHOUT             WITH
                                                        PER SHARE     OVER-ALLOTMENT    OVER-ALLOTMENT
                                                        ---------     --------------    --------------
Public offering price.................................  $               $                 $
Underwriting discounts and commissions payable by
  Student Advantage...................................

     Student Advantage estimates expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.1 million.

     Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Except for its participation as a manager in this offering, Wit Capital has no relationship with Student Advantage or any of its founders or significant stockholders.


     Directed Share Program. At our request, the underwriters have reserved up to six percent of the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to business associates and certain persons otherwise connected to Student Advantage. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.



     Lycos, Inc., Vulcan Ventures, L.P. and Northwest Ventures Inc. have expressed an interest in purchasing up to 600,000 shares of common stock in this offering at the initial public offering price, and up to 600,000 shares of common stock may be sold to such purchasers in the offering. There can be no assurance that any of such shares will be purchased.


     Indemnity. Pursuant to the underwriting agreement, Student Advantage will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representation and warranties contained in the underwriting agreement.

     Lock-Up Agreements. Each director, officer and stockholder of Student Advantage and certain stockholders and option holders of University Netcasting have agreed, during the period ending 180 days after the date of this prospectus (the "lock-up period"), not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options, warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have the power of disposition, other than shares acquired on the open market, without the prior written consent of BancBoston Robertson Stephens Inc. However, the securities subject to the lock-up agreement may be transferred (1) as a bona fide gift, (2) in a distribution to stockholders or partners of such Student Advantage stockholder, or (3) to certain trusts, if the transfer is not for value, provided, in each case, that the proposed transferee agrees in writing to be bound by the restrictions contained in the lock-up agreement. In addition, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of securities subject to the lock-up agreement. There are no existing agreements between the representatives of the underwriters and any of our stockholders providing consent to the sale of shares prior to the expiration of the lock-up period.

     Future Sales. In addition, we have agreed that during the lock-up period we will not, without the prior written consent of BancBoston Robertson Stephens Inc., (1) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or (2) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than (a) our sale of shares in this offering, (b) the issuance of common stock upon the exercise of outstanding options and the issuance of options under existing stock option and incentive plans, provided such common stock and the common stock issuable upon the exercise of such options cannot be transferred prior to the expiration of the lock-up period and (c) the issuance of shares in connection with certain acquisitions that cannot be sold on the public market during the lock-up period. See "Shares Eligible for Future Sale."

     Listing. Application has been made to have the shares of common stock approved for quotation on the Nasdaq National Market under the symbol "STAD."

     Determination of Offering Price. Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations among us and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives of the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     Stabilization. The underwriters have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives of the underwriters in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives of the underwriters have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Student Advantage by Hale and Dorr LLP, Boston, Massachusetts, and for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The audited financial statements included in this Prospectus have been audited by
PricewaterhouseCoopers LLP, independent accountants. The companies and periods covered by these audits are indicated in the individual reports. Such financial statements have been so included in reliance on the reports (with respect to the report on University Netcasting, Inc., such report contains an explanatory paragraph relating to University Netcasting's ability to continue as a going concern as described in Note 1 to the University Netcasting, Inc. financial statements) of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This prospectus, which is a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Student Advantage, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document. You may review a copy of the Registration Statement, including exhibits, at the Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     We will also file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission.

     Our Commission filings and the Registration Statement can also be reviewed by accessing the Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                            STUDENT ADVANTAGE, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
STUDENT ADVANTAGE, INC.
Report of Independent Accountants...........................   F-2
Balance Sheet as of December 31, 1997 and 1998 and as of
  March 31, 1999 (unaudited)................................   F-3
Statement of Operations for the years ended December 31,
  1996, 1997 and 1998 and the three months ended March 31,
  1998 and March 31, 1999 (unaudited).......................   F-4
Statement of Changes in Redeemable Convertible Preferred
  Stock and Stockholders' Deficit for the years ended
  December 31, 1996, 1997 and 1998 and the three months
  ended March 31, 1999 (unaudited)..........................   F-5
Statement of Cash Flows for the years ended December 31,
  1996, 1997 and 1998 and the three months ended March 31,
  1998 and March 31, 1999 (unaudited).......................   F-6
Notes to Financial Statements...............................   F-7

COLLEGIATE ADVANTAGE, INC.
Report of Independent Accountants...........................  F-18
Balance Sheet as of December 31, 1997.......................  F-19
Statement of Operations for the year ended December 31,
  1997......................................................  F-20
Statement of Changes in Stockholders' Equity for the year
  ended December 31, 1997...................................  F-21
Statement of Cash Flows for the year ended December 31,
  1997......................................................  F-22
Notes to Financial Statements...............................  F-23

THE MAIN QUAD, INC.
Report of Independent Accountants...........................  F-26
Balance Sheet as of December 6, 1997........................  F-27
Statement of Operations for the period from January 1, 1997
  through December 6, 1997..................................  F-28
Statement of Changes in Stockholders' Deficit for the period from January 1, 1997 through December 6, 1997.............  F-29
Statement of Cash Flows for the period from January 1, 1997
  through December 6, 1997..................................  F-30
Notes to Financial Statements...............................  F-31

UNIVERSITY NETCASTING, INC.
Report of Independent Accountants...........................  F-34
Balance Sheet as of March 31, 1998 and 1999.................  F-35
Statement of Operations for the years ended March 31, 1998
  and 1999..................................................  F-36
Statement of Changes in Redeemable Convertible Preferred
  Stock and Stockholders' Deficit for the years ended March
  31, 1998 and 1999.........................................  F-37
Statement of Cash Flows for the years ended March 31, 1998
  and 1999..................................................  F-38
Notes to Financial Statements...............................  F-39

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Unaudited Pro Forma Combined Balance Sheet as of March 31,
  1999......................................................  F-49
Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 1996..............................  F-50
Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 1997..............................  F-51
Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 1998..............................  F-52
Unaudited Pro Forma Combined Statement of Operations for the
  three months ended
  March 31, 1999............................................  F-53
Notes to Unaudited Pro Forma Combined Financial
  Information...............................................  F-54

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Student Advantage, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in redeemable convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Student Advantage, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

June 11, 1999

                            STUDENT ADVANTAGE, INC.

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,                        PRO FORMA
                                                              -------------------     MARCH 31,      MARCH 31,
                                                               1997        1998         1999           1999
                                                              -------    --------    -----------    -----------
                                                                                                    (UNAUDITED)
                                                                                     (UNAUDITED)     (NOTE 2)
                                             ASSETS
Current assets
  Cash and cash equivalents.................................  $ 1,904    $  5,048      $  3,491
  Accounts receivable (net of allowance for doubtful
    accounts of $70, at December 31, 1997 and December 31,
    1998, respectively).....................................      142       2,867         2,026
  Prepaid expenses and other current assets.................       87         317           560
                                                              -------    --------      --------
        Total current assets................................    2,133       8,232         6,077
Property and equipment, net.................................      235       1,085         1,261
Intangible assets, net......................................      377         617           441
                                                              -------    --------      --------
        Total assets........................................  $ 2,745    $  9,934      $  7,779
                                                              =======    ========      ========

                    LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                                     STOCKHOLDERS' DEFICIT
Current liabilities
  Borrowing under line of credit............................  $    --    $     --      $  1,000
  Accounts payable..........................................      441       1,659         1,455
  Accrued compensation......................................      362         977         1,007
  Other accrued expenses....................................      273       1,177         1,303
  Deferred revenue..........................................    5,668       6,666         5,455
  Notes payable to stockholder..............................      225          --            --
                                                              -------    --------      --------
        Total current liabilities...........................    6,969      10,479        10,220
                                                              -------    --------      --------
Series A redeemable convertible preferred stock; $1 par
  value; Authorized: 4,000,000 shares; Issued: 1,588,688 and
  2,952,568 shares at December 31, 1997 and 1998,
  respectively and 2,952,568 shares at March 31, 1999
  (unaudited); Outstanding: 1,383,156 and 2,747,036 shares
  at December 31, 1997 and 1998 actual, respectively and
  2,747,036 shares at March 31, 1999 (unaudited); no shares
  issued and outstanding at December 31, 1998 pro forma
  (unaudited)...............................................      111      10,196        10,196       $     --
                                                              -------    --------      --------       --------
Commitments and contingencies (Notes 3 and 11)..............
Stockholders' deficit
  Common stock, $.01 par value; Authorized: 15,000,000
    shares; Issued: 17,121,651 and 18,348,957 at December
    31, 1997 and 1998 and 18,468,957 shares at March 31,
    1999 (unaudited), respectively; Outstanding: 14,906,586
    and 16,133,892 shares at December 31, 1997 and 1998 and
    16,253,892 shares at March 31, 1999 actual (unaudited),
    respectively; 24,495,000 shares outstanding at March 31,
    1999 pro forma (unaudited)..............................      171         183           184            273
  Additional paid-in capital................................      228       4,692         4,959         15,066
  Accumulated deficit.......................................   (4,104)    (11,623)      (13,832)       (13,832)
  Treasury stock (at cost)..................................     (630)       (630)         (630)          (630)
  Deferred compensation.....................................       --      (3,363)       (3,318)        (3,318)
                                                              -------    --------      --------       --------
        Total stockholders' deficit.........................   (4,335)    (10,741)      (12,637)      $ (2,441)
                                                              -------    --------      --------       ========
        Total liabilities, redeemable convertible preferred
          stock and stockholders' deficit...................  $ 2,745    $  9,934      $  7,779
                                                              =======    ========      ========

   The accompanying notes are an integral part of these financial statements.

                            STUDENT ADVANTAGE, INC.

                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,               MARCH 31,
                                                         -----------------------------    --------------------------
                                                          1996       1997       1998         1998           1999
                                                         -------    -------    -------    -----------    -----------
                                                                                          (UNAUDITED)    (UNAUDITED)
Revenue
  Subscription.........................................  $ 1,093    $ 2,971    $ 7,174      $ 1,738        $ 1,668
  Other................................................      637        821     10,269        1,658          2,557
                                                         -------    -------    -------      -------        -------
        Total revenue..................................    1,730      3,792     17,443        3,396          4,225
                                                         -------    -------    -------      -------        -------
Costs and expenses
  Cost of subscription revenue.........................      543      2,628      2,442          302            320
  Cost of other revenue................................      506        309      7,331        1,515          2,503
  Product development..................................      507      1,469      2,588          485            573
  Sales and marketing..................................      356        843      4,717          746          1,366
  General and administrative...........................      437      1,485      3,647          508          1,193
  Depreciation and amortization........................       37        239      1,027          160            268
  Stock-based compensation.............................       --         --        808           --            273
                                                         -------    -------    -------      -------        -------
        Total costs and expenses.......................    2,386      6,973     22,560        3,716          6,496
                                                         -------    -------    -------      -------        -------
Loss from operations...................................     (656)    (3,181)    (5,117)        (320)        (2,271)
Interest income (expense), net.........................       (1)        29          2           15             62
                                                         -------    -------    -------      -------        -------
Net loss...............................................  $  (657)   $(3,152)   $(5,115)     $  (305)       $(2,209)
                                                         =======    =======    =======      =======        =======
Basic and diluted net loss per share...................  $ (0.05)   $ (0.21)   $ (0.32)     $ (0.02)       $ (0.14)
                                                         =======    =======    =======      =======        =======
Shares used in computing basic and diluted net loss per
  share................................................   14,184     15,295     15,957       15,424         16,143
                                                         =======    =======    =======      =======        =======
Unaudited pro forma basic and diluted net loss per
  share................................................                        $ (0.24)                    $ (0.09)
                                                                               =======                     =======
Shares used in computing unaudited pro forma basic and
  diluted net loss per share...........................                         21,128                      24,384
                                                                               =======                     =======

   The accompanying notes are an integral part of these financial statements.

                            STUDENT ADVANTAGE, INC.

STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS'
                                    DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               REDEEMABLE
                                              CONVERTIBLE
                                            PREFERRED STOCK           COMMON STOCK        ADDITIONAL
                                          --------------------   ----------------------    PAID-IN     ACCUMULATED   TREASURY
                                            SHARES     AMOUNT      SHARES     PAR VALUE    CAPITAL       DEFICIT      STOCK
                                          ----------   -------   ----------   ---------   ----------   -----------   --------
Balance, January 1, 1996................   1,031,914   $   41    11,121,162     $111        $ (152)     $   (295)     $  --
Issuance of preferred and common
  stock.................................     340,129       13     3,665,652       37           200
Net loss................................                                                                    (657)
                                          ----------   -------   ----------     ----        ------      --------      -----
Balance, December 31, 1996..............   1,372,043       54    14,786,814      148            48          (952)        --
Issuance of preferred and common
  stock.................................     119,368       19     1,286,452       13            56
Issuance of preferred and common stock
  upon cancellation of notes payable....      27,440        5       295,738        3            16
Issuance of preferred and common stock
  in satisfaction of obligation to
  stockholder...........................      32,792        9       353,404        3            30
Repurchase of 205,532 shares of
  preferred stock and 2,215,065 shares
  of common stock.......................                                                                               (630)
Issuance of preferred and common stock
  in connection with the acquisition of
  The Main Quad.........................      37,045       24       399,245        4            78
Net loss................................                                                                  (3,152)
                                          ----------   -------   ----------     ----        ------      --------      -----
Balance, December 31, 1997..............   1,588,688      111    17,121,653      171           228        (4,104)      (630)
Issuance of preferred stock, net of
  issuance costs of $84.................   1,250,000   10,000                                                (84)
Issuance of preferred and common stock
  in connection with the acquisition of
  The Main Quad.........................      65,858       49       709,768        7           169
Issuance of preferred and common stock
  in exchange for note receivable.......      48,022       36       517,536        5           124
Distributions to stockholders...........                                                                  (2,320)
Deferred compensation relating to grants
  of stock options......................                                                     4,171
Compensation relating to grants of stock
  options...............................
Net loss................................                                                                  (5,115)
                                          ----------   -------   ----------     ----        ------      --------      -----
Balance, December 31, 1998..............   2,952,568   10,196    18,348,957      183         4,692       (11,623)      (630)
Exercise of employee stock options
  (unaudited)...........................                            120,000        1            39
Deferred compensation relating to grants
  of stock options (unaudited)..........                                                       228
Compensation relating to grants of stock
  options (unaudited)...................
Net loss (unaudited)....................                                                                  (2,209)
                                          ----------   -------   ----------     ----        ------      --------      -----
Balance, March 31, 1999 (unaudited).....   2,952,568   $10,196   18,468,957     $184        $4,959      $(13,832)     $(630)
                                          ==========   =======   ==========     ====        ======      ========      =====


                                                             TOTAL
                                            DEFERRED     STOCKHOLDERS'
                                          COMPENSATION      DEFICIT
                                          ------------   -------------
Balance, January 1, 1996................    $     --       $   (336)
Issuance of preferred and common
  stock.................................                        237
Net loss................................                       (657)
                                            --------       --------
Balance, December 31, 1996..............          --           (756)
Issuance of preferred and common
  stock.................................                         69
Issuance of preferred and common stock
  upon cancellation of notes payable....                         19
Issuance of preferred and common stock
  in satisfaction of obligation to
  stockholder...........................                         33
Repurchase of 205,532 shares of
  preferred stock and 2,215,065 shares
  of common stock.......................                       (630)
Issuance of preferred and common stock
  in connection with the acquisition of
  The Main Quad.........................                         82
Net loss................................                     (3,152)
                                            --------       --------
Balance, December 31, 1997..............          --         (4,335)
Issuance of preferred stock, net of
  issuance costs of $84.................                        (84)
Issuance of preferred and common stock
  in connection with the acquisition of
  The Main Quad.........................                        176
Issuance of preferred and common stock
  in exchange for note receivable.......                        129
Distributions to stockholders...........                     (2,320)
Deferred compensation relating to grants
  of stock options......................      (4,171)            --
Compensation relating to grants of stock
  options...............................         808            808
Net loss................................                     (5,115)
                                            --------       --------
Balance, December 31, 1998..............      (3,363)       (10,741)
Exercise of employee stock options
  (unaudited)...........................                         40
Deferred compensation relating to grants
  of stock options (unaudited)..........        (228)            --
Compensation relating to grants of stock
  options (unaudited)...................         273            273
Net loss (unaudited)....................                     (2,209)
                                            --------       --------
Balance, March 31, 1999 (unaudited).....    $ (3,318)      $(12,637)
                                            ========       ========

                   See Note 1 for information on stock split.

   The accompanying notes are an integral part of these financial statements.

                            STUDENT ADVANTAGE, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,              MARCH 31,
                                                           ---------------------------    --------------------------
                                                           1996      1997       1998         1998           1999
                                                           -----    -------    -------    -----------    -----------
                                                                                          (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss...............................................  $(657)   $(3,152)   $(5,115)     $  (305)       $(2,209)
  Adjustments to reconcile net loss to net cash provided
    by (used for) operating activities:
    Depreciation and amortization........................     37        239      1,027          164            268
    Reserve for bad debts................................     --         70         --           --              -
    Compensation expense relating to issuance of
      equity.............................................     --         --        808           --            273
    Changes in assets and liabilities:
      Accounts receivable................................    (34)       (44)    (2,725)        (125)           841
      Prepaid expenses and other current assets..........      7        (79)      (230)        (127)          (243)
      Accounts payable...................................    266         82      1,218          986           (204)
      Accrued compensation...............................     --        273        615           --             30
      Accrued expenses...................................     17        199        704          993            126
      Deferred revenue...................................     93      5,392        998       (1,666)        (1,211)
                                                           -----    -------    -------      -------        -------
      Net cash provided by (used for) operating
        activities.......................................   (271)     2,980     (2,700)         (80)        (2,329)
                                                           =====    =======    =======      =======        =======
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of fixed assets..............................    (16)      (220)    (1,037)        (120)          (284)
  Acquisitions of businesses for cash....................   (135)      (429)      (655)        (655)            --
  Proceeds from sale of fixed assets.....................     --         --         --           --             16
                                                           -----    -------    -------      -------        -------
      Net cash used for investing activities.............   (151)      (649)    (1,692)        (775)          (268)
                                                           =====    =======    =======      =======        =======
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of preferred stock, net.............    250         88      9,916           --             --
  Proceeds from borrowings under line of credit..........     --         --         --           --          1,000
  Repayment of note from stockholder.....................     --         --        165           --             --
  Proceeds from long-term debt...........................     --         39         --           --             --
  Proceeds from short-term debt -- related party.........    190         50      1,410           --             --
  Repayment of short-term debt -- related party..........     --         --     (1,635)          --             --
  Repurchase of common and preferred stock...............     --       (630)        --           --             --
  Proceeds from sale of common stock.....................     --         --         --           --             40
  Distributions to stockholders..........................     --         --     (2,320)          --             --
                                                           -----    -------    -------      -------        -------
      Net cash provided by (used for) financing
        activities.......................................    440       (453)     7,536           --          1,040
                                                           -----    -------    -------      -------        -------
Net increase (decrease) in cash and cash equivalents.....     18      1,878      3,144         (855)        (1,557)
                                                           -----    -------    -------      -------        -------
Cash and cash equivalents, beginning of year.............      8         26      1,904        1,904          5,048
                                                           -----    -------    -------      -------        -------
Cash and cash equivalents, end of year...................  $  26    $ 1,904    $ 5,048      $ 1,049        $ 3,491
                                                           =====    =======    =======      =======        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-
  CASH INVESTING AND FINANCING ACTIVITIES
Cash paid during the year for interest...................  $   1    $    28    $    87      $     2        $    --
                                                           =====    =======    =======      =======        =======


   The accompanying notes are an integral part of these financial statements.

                            STUDENT ADVANTAGE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION, NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Student Advantage, Inc. (the "Company") provides college students with discounts on a broad range of products and services nationwide through the Student Advantage membership program, as well as its Web site and magazine. Student Advantage also offers marketing services to corporations seeking to communicate effectively with the college student market.

     Student Advantage, Inc. is the surviving entity of a reorganization of Student Advantage LLC, a limited liability company. In October 1998, Student Advantage LLC effected a recapitalization pursuant to which each of the 10,911 outstanding Members' Interests converted into 137 Preferred Members' Interests and 1,479 Common Members' Interests, (or an aggregate of 1,497,036 Preferred Members' Interests and 16,133,892 Common Members' Interests). Each Member received the proportion of Preferred and Common Members' Interests that corresponded to such Member's proportion of the 10,911 Members' Interests that existed immediately prior to the recapitalization. Immediately following such recapitalization, certain Members sold an aggregate of 1,250,000 Preferred Members' Interests to two investors for aggregate consideration of $10 million. Immediately following such transaction, the Company was reorganized from an "LLC" to a "C" corporation, and as part of such reorganization, each Member received the number of shares of common stock and of preferred stock of the Company that was equal to the number of common and preferred Members' Interests that such Member held immediately prior to the reorganization. The assets and liabilities of the limited liability corporation were transferred to Student Advantage at historical cost. The recapitalization and reorganization have been accounted for retroactively in the accompanying financial statements.

     Student Advantage operates in one segment and is subject to the risks and uncertainties common to growing companies, including reliance on certain customers, growth and commercial acceptance of the Internet, dependence on principal products and services and third-party technology, activities of competitors, dependence on key personnel such as Ray Sozzi, Student Advantage's Chief Executive Officer, and limited operating history.

     Student Advantage has also experienced substantial net losses since its inception and, as of December 31, 1998, had an accumulated deficit of $11.6 million. Such losses and accumulated deficit resulted primarily from significant costs incurred in the development of the Company's products and services and the preliminary establishment of the Company's infrastructure. For the foreseeable future, the Company expects to continue to experience growth in its operating expenses in order to execute its current business plan. As a result, the Company's business plan indicates that additional financing would be required to support its planned expenditures. In the event that an initial public offering is not completed on a timely basis, the Company would likely seek such funding through a private financing.

     In May 1999, the Company increased the number of authorized shares of common stock to 50,000,000. On April 5, 1999, the Company declared a 3-for-1 stock split in the form of a stock dividend, which was effective on May 21, 1999. All periods presented have been restated to reflect the stock dividend.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Student Advantage considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Student Advantage invests its excess cash in money markets and certificates of deposit, which are subject to minimal credit and market risk. Student Advantage's cash equivalents are classified as available-for-sale and are recorded at cost which approximates fair value.

                            STUDENT ADVANTAGE, INC.

  Revenue Recognition

     The Company derives subscription revenue from membership fees related to enrolling students in the Student Advantage Membership program. Subscription income is recognized ratably over the remaining term of the membership agreements. Other revenue includes advertising, marketing services, and commerce. The Company derives revenue from advertisements placed in SAM, the Student Advantage magazine, and on its Web site. Revenue from fees related to advertisements placed in SAM are recognized when the magazine is shipped to members. Web site advertising revenue is recognized as the related impressions are displayed, provided that no significant obligations remain and collection of the related receivable is probable. Marketing services revenue is derived from providing tailored marketing services to corporations seeking to market their products and services to college students. Fees from marketing services are recognized as the related services are rendered, provided that no significant obligations remain and collection of the related receivable is probable. Commerce revenue includes primarily transaction-based fees earned from reselling products and services on behalf of other businesses. This revenue is recognized upon the completion of the related contractual obligations. Payments received in advance of revenue being earned are recorded as deferred revenue.

  Fair Value of Financial Instruments

     The carrying amounts of Student Advantage's financial instruments, which include cash equivalents, accrued expenses, notes payable and redeemable convertible preferred stock, approximate their fair values at December 31, 1997 and 1998.

  Concentrations of Credit Risk and Significant Customers

     Financial instruments which potentially expose the Company to concentration of credit risk primarily are comprised of trade accounts receivable. Management believes its credit policies are prudent and reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations. For the years ended December 31, 1997 and 1998, one customer accounted for 62% and 68% of total revenue, respectively. At December 31, 1997, three customers accounted for 62% of accounts receivable, and at December 31, 1998, one customer accounted for 67% of accounts receivable.

  Product Development

     Costs incurred in the product development by Student Advantage are expensed as incurred.

  Property and Equipment

     Fixed assets are recorded at cost and depreciated over their estimated useful lives, generally three to five years, using the straight-line method. Repair and maintenance costs are expensed as incurred.

  Intangible Assets

     Intangible assets include the excess of the purchase price over identifiable net assets acquired in acquisitions. Such assets include goodwill, customer lists, noncompete agreements, Web sites and other intangible assets, which are being amortized over the estimated economic lives of such assets ranging from two to five years. Accumulated amortization was $231,000 and $871,000 at December 31, 1997 and 1998, respectively.

                            STUDENT ADVANTAGE, INC.

  Accounting for Stock-Based Compensation

     Student Advantage accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Student Advantage's common stock at the date of grant. Student Advantage has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 8). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

  Income Taxes

     Prior to its reorganization as a C Corporation in 1998 (Note 1), Student Advantage was treated as a Limited Liability Corporation for federal and state income tax purposes. Accordingly, no provision for corporate income taxes was recorded during this period and all losses were passed through to Student Advantage LLC's members. At the time of its reorganization, Student Advantage adopted the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes."

  Advertising Expense

     Student Advantage recognizes advertising expense as incurred. Advertising expense was approximately $182,000, $158,000 and $371,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited Pro Forma Balance Sheet

     Upon the closing of Student Advantage's anticipated initial public offering, all 2,747,036 of the outstanding shares of Series A preferred stock (Note 6) will automatically convert into 8,241,108 shares of common stock. This conversion has been reflected in the unaudited pro forma balance sheet as of March 31, 1999.

  Cash Flow Information

     During 1997, the Company issued 37,045 shares of Preferred Stock and 399,244 shares of Common Stock in connection with the acquisition of a company.

     During 1997, the Company issued 27,440 shares of Preferred Stock and 295,736 shares of Common Stock in exchange for the cancellation of a $24,000 note payable.

     During 1997, the Company issued 32,792 shares of Preferred Stock and 353,404 shares of Common Stock in satisfaction of an obligation to a stockholder.

     During 1998, the Company issued 65,858 shares of Preferred Stock and 709,768 shares of Common Stock in connection with a contingent payment relating to a 1997 acquisition of a company.

                            STUDENT ADVANTAGE, INC.

     During 1998, the Company issued 48,022 shares of Preferred Stock and 517,538 shares of Common Stock in exchange for a note receivable of $165,000.

  Unaudited Interim Financial Data

     The interim financial data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been derived from unaudited financial statements of the Company. Management believes the Company's unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the three months ended March 31, 1998 and March 31, 1999 have not been audited and are not necessarily indicative of results to be expected for the full fiscal year.

  Net Loss Per Share and Unaudited Pro Forma Net Loss Per Share

     Net loss per share is computed under SFAS No. 128, "Earnings Per Share". Basic net loss per share is computed using the weighted average number of shares. Diluted loss per share does not differ from basic loss per share since potential common shares from conversion of preferred stock and exercise of stock options are anti-dilutive for all periods presented. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of Series A preferred stock into common shares, as if the shares had converted immediately upon their issuance.

  Recently Issued Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for the reporting and display of comprehensive income and its components. SFAS No. 130 was effective for Student Advantage's fiscal year ended December 31, 1998. Adoption of SFAS No. 130 is for presentation purposes only and had no effect on Student Advantage's financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". This statement changes the way public business enterprises report segment information, including financial and descriptive information about their selected segment information. Under SFAS No. 131, operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. SFAS No. 131 is effective for Student Advantage's fiscal year ending December 31, 1998 and will not affect Student Advantage's financial position or results of operations.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits and is effective for Student Advantage's fiscal year ended December 31, 1998. SFAS No. 132 relates to disclosure only and will not affect Student Advantage's financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and is effective for Student Advantage's fiscal year ending December 31, 1999. Student Advantage does not expect the adoption of SFAS No. 133 to have a material effect on its financial position or results of operations.

                            STUDENT ADVANTAGE, INC.

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software development or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. Student Advantage does not expect the adoption of this standard to have a material effect on Student Advantage's financial position or results of operation.

     In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for Student Advantage's fiscal 1999 financial statements and Student Advantage does not expect its adoption to have a material effect on its financial position or results of operations.

3.  ACQUISITIONS

     All acquisitions by Student Advantage, since its inception, have been accounted for as purchases. Accordingly, the purchase price of each transaction has been allocated to the assets acquired and liabilities assumed based on the fair value of such assets and liabilities at the respective acquisition dates.

     In March 1996, Student Advantage completed its acquisition of The Passport, Inc. ("Passport"), a company that operated student discount programs. Student Advantage paid $100,000 in cash and assumed liabilities of $35,000 in exchange for the net assets of Passport, which consisted primarily of customer lists, non-compete agreements and other intangible assets. Accordingly, the operating results of Passport have been included in Student Advantage's financial statements since the date of acquisition. Student Advantage is amortizing these intangible assets on a straight-line basis over a three-year period.

     In December 1997, Student Advantage completed its acquisition of The Main Quad, Inc. ("Main Quad"), a company that owned and operated Web sites focused on students. Student Advantage paid $272,000 in cash and issued 399,244 shares of common stock and 37,045 shares of preferred stock with an aggregate estimated fair value of $106,000 in exchange for the net assets of The Main Quad, which consisted of certain office equipment as well as Web sites, customer lists, non-compete agreements and other intangible assets. Student Advantage is amortizing these tangible and intangible assets on a straight-line basis over a two-year period. The agreement also provided for the payment of additional consideration by Student Advantage upon the resolution of certain contingencies. In 1998, the agreement was amended to eliminate the contingency provisions, and Student Advantage agreed to issue an additional 709,768 shares of common stock and 65,858 shares of preferred stock with an aggregate fair value of $225,000 which has been recorded as additional cost of the assets acquired. The operating results of The Main Quad have been included in Student Advantage's financial statements since the date of acquisition.

     In December 1997, Student Advantage completed its acquisition of Loci, Inc. ("Loci"), a company that owned and operated a Web site focused on students. Student Advantage paid approximately $100,000 in cash in exchange for the net assets of Loci, which consisted of the Web site, customer lists, non-compete agreements and other intangible assets. Accordingly, the operating results of Loci have been included in Student Advantage's financial statements since the date of acquisition. Student Advantage is amortizing these intangible assets on a straight-line basis over a three-year period.

     Student Advantage entered into an agreement effective January 1, 1998 for the purchase of Collegiate Advantage, Inc., a provider of marketing and promotional services to the college community. The cost of the acquisition consisted of $601,000 in cash (including transaction costs) and the assumption of liabilities

                            STUDENT ADVANTAGE, INC.

of $275,000. During 1998, the Company paid additional contingent consideration of $50,000. Student Advantage may be required to pay additional consideration based on future performance of the former Collegiate Advantage business. The following unaudited pro forma data summarizes the results of operations for the year ended December 31, 1997 as if the acquisition of Collegiate Advantage had been completed on January 1, 1997. The pro forma data gives effect to actual operating results prior to the acquisition and adjustments to interest income and amortization of goodwill and other intangible assets. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on January 1, 1997 or that may be obtained in the future.

                                                             FOR THE YEAR ENDED
                                                              DECEMBER 31, 1997
                                                          -------------------------
                                                          (UNAUDITED, IN THOUSANDS,
                                                           EXCEPT PER SHARE DATA)
Net revenue.............................................           $ 8,641
Net loss................................................            (3,560)
Net loss per common share:
  Basic and diluted.....................................           $ (0.23)

4.  PROPERTY AND EQUIPMENT

          Property and equipment consist of the following (in thousands):

                                                           DECEMBER 31,
                                                          --------------     MARCH 31,
                                                          1997     1998        1999
                                                          ----    ------    -----------
                                                                            (UNAUDITED)
Furniture and fixtures..................................  $ 17    $   50      $   75
Computer equipment and software.........................   164       673         746
Equipment...............................................    90       196         196
Leasehold improvements..................................    --       389         555
                                                          ----    ------      ------
                                                           271     1,308       1,572
Less: Accumulated depreciation and amortization.........    36       223         311
                                                          ----    ------      ------
                                                          $235    $1,085      $1,261
                                                          ====    ======      ======

     Depreciation and amortization expense with respect to property and equipment for the years ended December 31, 1996, 1997 and 1998 was $3,000, $20,000 and $187,000, respectively and for the three months ended March 31, 1999 was $88,000.

5.  BORROWINGS

     At December 31, 1997, the Company had two notes payable from a stockholder in the aggregate amount of $225,000. These notes were fully repaid in 1998.

     During 1998, the Company entered into a $1,250,000 line of credit agreement with a bank expiring in April of 1999. The agreement is subject to certain financial covenants as defined in the agreement, and the assets of the Company collateralize the related obligation. Borrowings under the agreement bear interest at the bank's rate, which at December 31, 1998 was 9.25%. During 1998, the Company borrowed $1,250,000 under the agreement. There were no borrowing outstanding at December 31, 1998. There was $1,000,000 outstanding at March 31, 1999.

     In April 1999, this line of credit agreement was replaced with and superseded by a new line of credit agreement which provides for borrowings of up to $2.75 million, including a $250,000 equipment line of credit. The terms of this line of credit agreement require the maintenance of certain minimum financial ratios and conditions and includes other covenants similar to those in the initial agreement. A termination

                            STUDENT ADVANTAGE, INC.

of the Company's agreements with AT&T would give the bank the right to terminate the credit agreement. All borrowings under this line of credit agreement bear interest at LIBOR plus 200 basis points or at the bank's rate (7.75% at March 31, 1999), and expires in June 2000.

6.  PREFERRED STOCK

     The Series A preferred stockholders have the following rights and privileges:

  Voting Rights

     Each holder of the Series A preferred stock is entitled to a number of votes equal to the number of shares of common stock into which each share of such stock is convertible. With respect to the election of directors, the Series A preferred stockholders, voting as a single class, may elect two directors.

  Conversion

     Each share of Series A preferred stock is convertible, at the option of the holder, into three shares of common stock, subject to certain anti-dilution adjustments. Each share of the Series A preferred stock will automatically convert into three shares of common stock upon the closing of an underwritten public offering of Student Advantage's common stock at a price to the public of at least $4.10 per share resulting in aggregate proceeds to Student Advantage of at least $15 million.

  Dividend Rights

     The Series A preferred stockholders are not entitled to receive any dividends unless declared by Student Advantage's Board of Directors. In the event that dividends are paid on the common stock, the Series A preferred stockholders are entitled to receive dividends at the same rate and at the same time as the common stockholders, with each share of Series A preferred stock being treated as equal to the number of shares of common stock into which each share of such stock is convertible.

  Liquidation Preferences

     In the event of any liquidation, dissolution or winding up of Student Advantage, the Series A preferred stockholders are entitled to receive, in preference to the holders of the common stock, an amount equal to the greater of $8.00 per share, subject to certain anti-dilutive adjustments, or such amount as would have been payable had such shares been converted to common stock just prior to liquidation. Any assets remaining following the initial distribution to the preferred stockholders shall be available for distribution ratably among the common stockholders only.

  Redemption

     On October 16, 2003, at the request of at least one-third of the holders of the Series A preferred stock, Student Advantage shall redeem the then outstanding shares of Series A preferred stock from each holder that requests redemption. Upon redemption, each holder of the Series A will be entitled to receive a cash payment equal to $8.00 per share plus any declared but unpaid dividends.

  Undesignated Preferred Stock

     On April 5, 1999, Student Advantage's Board of Directors approved, subject to stockholder approval, 5,000,000 shares of undesignated preferred stock. Issuances of the undesignated preferred stock may be made at the discretion of the Board of Directors (without stockholder approval), in one or more series and with such designations, rights and preferences as determined by the Board. As a result, the undesignated preferred stock may have dividend, liquidation, conversion, redemption, voting or other rights which may be more expansive than the rights of holders of and the common stock.

                            STUDENT ADVANTAGE, INC.

7.  COMMON STOCK

  Authorized Shares

     On April 5, 1999, Student Advantage's Board of Directors approved, subject to stockholder approval, an increase in the authorized shares of common stock, $0.01 par value, to 150,000,000.

8.  STOCK AWARD PLANS

  1998 Stock Incentive Plan

     Under the 1998 Incentive Stock Plan, the Board of Directors may award options and restricted stock or other stock-based awards. Incentive stock options may not be granted at less than the fair market value of Student Advantage's common stock at the date of grant, for a term not to exceed ten years and generally vesting over a four-year period. The exercise price under each non-qualified stock option shall be specified by the Board of Directors. Awards made under the 1998 Stock Plan may be made at the discretion of the Board of Directors with terms to be defined therein.

     On April 5, 1999, the Board approved, subject to stockholder approval, an increase in the 1998 Stock Plan providing for the issuance of up to an aggregate 7,500,000 shares of Student Advantage common stock to eligible employees, officers, directors, consultants and advisors of Student Advantage.

     Prior to 1998, there was no compensation expense recognized for stock option grants made by Student Advantage under APB Opinion No. 25. For the year ended December 31, 1998, compensation expense recognized for stock option grants totaled $808,000. Had compensation cost for Student Advantage's option grants been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, Student Advantage's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                          YEAR ENDED
                                                       DECEMBER 31, 1998
                                                     ---------------------
                                                     (IN THOUSANDS, EXCEPT
                                                        PER SHARE DATA)
Net loss:
  As reported......................................         $(5,115)
  Pro forma........................................          (5,139)
Basic and diluted net loss per share...............
  As reported......................................           (0.32)
  Pro forma........................................           (0.32)

     Because the determination of the fair value of all options granted after Student Advantage becomes a public entity will include an expected volatility factor, because additional option grants are expected to be made subsequent to December 31, 1998, and because most options vest over several years, the pro forma effects of applying the fair value method may be material to the results of operations in future years.

     Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted-average assumptions used for grants made during the year ended December 31, 1998: no dividend yield; risk free interest rates of 4.54%; no volatility; and an expected option term of 4 years.

                            STUDENT ADVANTAGE, INC.

     Stock option activity during the year ended December 31, 1998 was as follows:

                                                          OUTSTANDING OPTIONS
                                                         ----------------------
                                                                      WEIGHTED-
                                                                       AVERAGE
                                                          NUMBER      EXERCISE
                                                         OF SHARES      PRICE
                                                         ---------    ---------
Outstanding -- January 1, 1998
  Granted (weighted average fair value of $1.86).......  2,313,000      $0.33
  Exercised............................................         --
  Canceled.............................................         --
                                                         ---------      -----
Outstanding -- December 31, 1998.......................  2,313,000      $0.33
                                                         =========      =====

     As of December 31, 1998, 1,887,000 shares were available for grant under the 1998 Stock Plan.


     The following table summarizes information about stock options outstanding at December 31, 1998:





                                               VESTED AND EXERCISABLE
                         WEIGHTED-AVERAGE   ----------------------------
                            REMAINING                   WEIGHTED-AVERAGE
EXERCISE     NUMBER      CONTRACTUAL LIFE   NUMBER OF       EXERCISE
 PRICE     OUTSTANDING      (IN YEARS)       SHARES          PRICE
--------   -----------   ----------------   ---------   ----------------
 $0.33      2,313,000          9.31           450,535        $0.33



  1999 Employee Stock Purchase Plan



     On April 5, 1999, the Board of Directors authorized, subject to stockholder approval, the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides for the issuance of up to 450,000 shares of Student Advantage's common stock to eligible employees. Under the Purchase Plan, Student Advantage is authorized to make one or more offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the closing price of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower.



  Deferred Compensation



     During 1998, Student Advantage granted stock options to purchase 2,313,000 shares of its common stock with an exercise price of $0.33 per share. Student Advantage recorded compensation expense and deferred compensation relating to these options totaling $808,000 and $4.2 million, respectively, representing the differences between the estimated fair market value of the common stock on the date of grant and the exercise price. Compensation relating to options which vested immediately upon grant was expensed in full at the date of grant, while compensation related to options which vest over time was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options.

                            STUDENT ADVANTAGE, INC.

9.  INCOME TAXES

     Deferred tax assets are comprised of the following:

                                                       DECEMBER 31, 1998
                                                       -----------------
Deferred tax assets:
  Deferred revenue...................................     $ 2,400,000
  Net operating loss carryforwards...................         800,000
  Non current assets.................................         200,000
  Accruals...........................................         300,000
  Deferred compensation..............................         300,000
  Other..............................................         100,000
                                                          -----------
          Total deferred tax assets..................       4,100,000
Deferred tax asset valuation allowance...............      (4,100,000)
                                                          -----------
                                                          $        --
                                                          ===========

     The Company has provided a full valuation allowance for the deferred tax assets since it is more likely than not that these future benefits will not be realized. If the Company achieves future profitability, a significant portion of these deferred tax assets could be available to offset future income taxes.

     At December 31, 1998, the Company has a net operating loss carryforward for federal and state purposes of approximately $2 million which expires through 2018.

     Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of net operating loss and tax credit carryforwards which can be utilized in future years.

10.  EMPLOYEE SAVINGS PLAN

     During 1998, Student Advantage adopted an employee retirement savings plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Under the terms of the 401(k) Plan, employees may contribute a percentage of their salary, up to a maximum of 20%. Student Advantage contributed $61,000 to the 401(k) Plan on behalf of its employees during 1998.

11.  COMMITMENTS AND CONTINGENCIES

     Student Advantage leases its operating facility and certain office equipment under noncancelable operating lease agreements. Rent expense under these leases for the years ended December 31, 1996, 1997 and 1998, totalled approximately $44,000, $246,000 and $722,000, respectively.

     Future minimum lease payments under noncancelable operating leases at December 31, 1998 are as follows:

                                                           OPERATING
                                                             LEASES
                                                           ----------
1999.....................................................  $  799,000
2000.....................................................     708,000
2001.....................................................     496,000
2002.....................................................     437,000
2003.....................................................     437,000
Thereafter...............................................     238,000
                                                           ----------
Total minimum lease payments.............................  $3,115,000
                                                           ==========

  Legal Proceedings

     Student Advantage is from time to time subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on Student Advantage's financial position or results of operations.

                            STUDENT ADVANTAGE, INC.

12.  SUBSEQUENT EVENT

     On April 1, 1999, Student Advantage completed its acquisitions of The Travel Holding Group, LLC and The Campus Agency, LLC in exchange for a promissory note in the amount of $330,000. The Campus Agency provides media planning and strategy consulting services to the U.S. student travel market. The Travel Holding Group is a reseller of Eurail passes. The acquisitions have been accounted for under the purchase method of accounting and the results of operations of each company will be included in Student Advantage's results beginning on the acquisition date. Goodwill and other intangible assets in the aggregate amount of $305,000 were recorded in connection with these acquisitions and will be amortized over 3 years. Because the historical results of Campus Agency and Travel Holding Group are immaterial, pro forma financial information has not been presented.


     On May 7, 1999, Student Advantage entered into an agreement to acquire University Netcasting, Inc. in a transaction that will be accounted for as a pooling of interests. University Netcasting is a leading operator of official athletic Web sites for colleges, universities and college sports associations. Through its FANSonly Network, FANSonly.com, University Netcasting provides sports fans with comprehensive online information and analysis on college sports. In connection with the acquisition, Student Advantage will issue 2,427,603 shares of common stock to the stockholders of University Netcasting. The agreement provides that 242,760 of the shares of common stock will be held in escrow to secure the indemnification obligations of the University Netcasting stockholders for a period ending on the earlier of the date one year after the closing of the merger and the date of issuance of the first independent audit report of Student Advantage after the closing of the merger. In addition, all outstanding options to purchase University Netcasting common stock will be converted into options to purchase an aggregate of 62,922 shares of Student Advantage common stock. Student Advantage also agreed to pay expenses, in an amount not to exceed $825,000, incurred by University Netcasting in connection with the transaction. Student Advantage agreed to use reasonable best efforts to register for public sale 1,213,802 shares of common stock that will be issued to the stockholders of University Netcasting. Student Advantage agreed to register such shares on the earlier of: (1) the 180th day after the date of this prospectus, and (2) the date any of Raymond V. Sozzi, Jr., Greylock IX Limited Partnership, Marc Turtletaub or Princeton Review Publishing, L.L.C. sells greater than 1% of the then outstanding shares of common stock.



     On May 27, 1999, Student Advantage acquired substantially all of the assets of Mentor Interactive Corp., a provider of Internet-based research tools and related materials, in exchange for 18,056 shares of common stock and a warrant to purchase 24,000 shares of common stock at a purchase price of $11.08 per share with an aggregate estimated fair value of approximately $300,000. This acquisition has been accounted for under the purchase method of accounting and the results of Mentor Interactive Corp. will be included in Student Advantage's results beginning on the acquisition date. Because the historical results of Mentor Interactive Corp. are immaterial, pro forma financial information has not been presented.



     On June 11, 1999, Student Advantage acquired Transaction Service Providers, Inc., a provider of debit card services to college students and local merchants, in a transaction accounted for as a pooling of interests. Because the historical results of operations and financial position of Transaction Services Providers were immaterial to Student Advantage, prior period financial statements will not be restated. In connection with the acquisition, Student Advantage issued 195,000 shares of common stock to the stockholders of Transaction Service Providers.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Student Advantage, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Collegiate Advantage, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 5, 1999

                           COLLEGIATE ADVANTAGE, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                 ASSETS
Current assets
  Cash......................................................  $  304,665
  Accounts receivable (net of allowance for doubtful
     accounts of $20,000)...................................     851,195
  Costs in excess of billings...............................      65,337
  Prepaid expenses and other current assets.................      25,442
                                                              ----------
          Total current assets..............................   1,246,639
Fixed assets, net...........................................     275,630
Deposits....................................................      15,194
                                                              ----------
          Total assets......................................  $1,537,463
                                                              ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accrued payroll...........................................  $  131,099
  Accounts payable..........................................     265,470
  Deferred revenue..........................................     371,092
                                                              ----------
          Total current liabilities.........................     767,661
                                                              ----------
Commitments (Note 4)
Stockholders' equity
  Capital stock, no par value; 15,000 shares authorized; 100
     shares issued and outstanding at December 31, 1997.....       2,000
  Retained earnings.........................................     767,802
                                                              ----------
          Total stockholders' equity........................     769,802
                                                              ----------
          Total liabilities and stockholders' equity........  $1,537,463
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           COLLEGIATE ADVANTAGE, INC.

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Revenue.....................................................  $4,849,270
Cost of revenue.............................................   3,812,075
                                                              ----------
  Gross profit..............................................   1,037,195
General and administrative expenses.........................   1,207,580
                                                              ----------
  Loss from operations......................................    (170,385)
                                                              ----------
Interest and other income:
  Interest income...........................................      10,209
  Other income..............................................      17,611
                                                              ----------
                                                                  27,820
                                                              ----------
Net loss....................................................  $ (142,565)
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           COLLEGIATE ADVANTAGE, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                      COMMON STOCK
                                                   ------------------
                                                             CARRYING     RETAINED
                                                   SHARES     VALUE       EARNINGS       TOTAL
                                                   ------    --------    ----------    ----------
Balance at December 31, 1996.....................   100       $2,000     $1,041,517    $1,043,517
Net loss.........................................                          (142,565)     (142,565)
Dividends paid...................................                          (131,150)     (131,150)
                                                    ---       ------     ----------    ----------
Balance at December 31, 1997.....................   100       $2,000     $  767,802    $  769,802
                                                    ===       ======     ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                           COLLEGIATE ADVANTAGE, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(142,565)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    110,691
     Changes in operating assets and liabilities
       Accounts receivable..................................   (132,065)
       Costs in excess of billings..........................     37,531
       Prepaid expenses and other current assets............     12,353
       Accrued payroll......................................    131,099
       Accounts payable.....................................     15,039
       Deferred revenue.....................................    353,092
                                                              ---------
          Net cash provided by operating activities.........    385,175
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of fixed assets.................................    (88,516)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid............................................   (131,150)
                                                              ---------
Net increase in cash........................................    165,509
Cash, beginning of year.....................................    139,156
                                                              ---------
Cash, end of year...........................................  $ 304,665
                                                              =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for interest....................  $     338
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                           COLLEGIATE ADVANTAGE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION, NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Collegiate Advantage, Inc. operates in one business segment and is engaged primarily in providing promotional, marketing and advertising services on college campuses throughout the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash

     All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The Company maintains its cash in bank deposit accounts which at times, may exceed federally insured limits. The Company does not believe that it is exposed to significant credit risk concerning cash and cash equivalents.

  Accounts Receivable, Concentration of Credit Risk and Significant Customers

     Financial statements which potentially expose the Company to concentrations of credit risk include accounts receivable. The Company does not require collateral but closely monitors amounts receivable from customers.

     During 1997, the Company earned approximately 61% of its revenue from one customer. Additionally, the Company had $433,222 of accounts receivable and $371,092 of deferred revenue related to this customer at December 31, 1997.

  Fixed Assets

     Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Maintenance and repairs costs are expensed as incurred.

  Income Taxes

     Collegiate Advantage has elected, by consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code for income tax return purposes. Under these provisions, the Company does not pay Federal income taxes on its taxable income. Instead, the stockholders are liable for individual Federal income taxes on the Company's taxable income. Thus, the Company does not incur Federal income tax obligations.

  Advertising Expense

     Collegiate Advantage recognizes advertising expense as incurred. Advertising expense was approximately $11,469 for the year ended December 31, 1997.

                           COLLEGIATE ADVANTAGE, INC.

  Revenue Recognition

     Revenue is recognized as services are performed, provided that all significant obligations have been fulfilled and collection of the related receivable is probable. Billings and payments in advance of the recognition of revenue are recorded as deferred revenue.

3.  FIXED ASSETS

     Fixed assets consist of the following:

                                                        ESTIMATED
                                                       USEFUL LIVES    DECEMBER 31,
                                                        (IN YEARS)         1997
                                                       ------------    ------------
Computers and equipment..............................     5              $374,381
Furniture and fixtures...............................   5 - 7              37,523
Motor vehicles.......................................     3               107,626
Leasehold improvements...............................     3                23,050
                                                                         --------
                                                                          542,580
Less -- accumulated depreciation and amortization....                    (266,950)
                                                                         --------
                                                                         $275,630
                                                                         ========

     Depreciation and amortization expense totaled $110,691 for the year ended December 31, 1997.

4.  COMMITMENTS

  Service Agreement

     During 1997, Collegiate Advantage negotiated the redemption of a 50% stockholder's interest in the Company. The stock was purchased directly from the 50% stockholder by another stockholder of the Company. In connection with this arrangement, the Company entered into a service consulting agreement with the former stockholder which expires on December 31, 2000 unless terminated earlier under the provisions of the agreement. The Company is required to pay $25,000 on the last day of each calendar quarter commencing on March 31, 1998.

  Leases

     Collegiate Advantage leases its facilities and certain equipment under operating leases extending through 1998. In addition to rent, Collegiate Advantage is responsible for incremental operating costs, including real estate taxes, on each property. Expenses incurred under these leases during the year ended December 31, 1997 totaled $193,483.

     Future minimum lease payments under operating leases are as follows:

1998......................................................  $187,099
1999......................................................    91,290
                                                            --------
                                                            $278,389
                                                            ========

5.  EMPLOYEE BENEFIT PLANS

     During 1995, Collegiate Advantage implemented a defined contribution profit sharing plan covering all eligible employees. Employer contributions are at the discretion of management. Collegiate Advantage elected not to make any contributions to the plan in 1997.

                           COLLEGIATE ADVANTAGE, INC.

     In addition, Collegiate Advantage established an employee savings and profit sharing plan during 1995. Employees may contribute to the employee savings plan subject to the provisions of Code Section 401(k) of the Internal Revenue Code. Collegiate Advantage matches employee contributions up to 6.0% of eligible compensation. Collegiate Advantage contributed $20,031 to this plan in 1997.

6.  LINE OF CREDIT

     During 1997, the Company entered into a $450,000 line of credit agreement with a bank. Borrowings under the agreement bear interest at the bank's prime rate plus 0.5% (9.0% at December 31, 1997). At December 31, 1997, there were no advances outstanding under this line of credit.

7.  RELATED PARTY TRANSACTIONS

     During 1997, Collegiate Advantage, Inc. paid $373,883 to Event Staffers, L.L.C., a related company under common control, for payroll services provided to Collegiate Advantage and related administrative expenses.

8.  SUBSEQUENT EVENT

     The Company entered into an agreement effective January 1, 1998 to be purchased by Student Advantage which paid $601,000 and assumed $275,000 of the Company's liabilities in connection with the acquisition. Student Advantage may be required to pay additional consideration based on the future performance of the Company's former business.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Student Advantage, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of The Main Quad, Inc. at December 6, 1997, and the results of its operations and its cash flows for the period from January 1, 1997 through December 6, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
April 5, 1999

                              THE MAIN QUAD, INC.

                                 BALANCE SHEET
                                DECEMBER 6, 1997

                                ASSETS
Current assets
  Accounts receivable.......................................  $  32,743
  Prepaid expenses..........................................      5,800
                                                              ---------
          Total current assets..............................     38,543
Fixed assets, net...........................................     18,431
                                                              ---------
          Total assets......................................  $  56,974
                                                              =========
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Accounts payable..........................................  $  45,608
  Advance from Student Advantage............................     25,000
  Current portion of capital lease obligations..............     10,019
  Notes payable founders and related parties................    187,511
                                                              ---------
          Total current liabilities.........................    268,138
Capital lease obligations...................................      1,790
                                                              ---------
          Total liabilities.................................    269,928
                                                              ---------
Commitments (Note 6)
Stockholders' deficit
  Series A Preferred Stock, $0.50 par value; 500,000 shares
     authorized; 120,000 shares issued and outstanding at
     December 6, 1997.......................................     60,000
  Series B Preferred Stock, $0.55 par value; 570,000 shares
     authorized; 387,724 shares issued and outstanding at
     December 6, 1997.......................................    213,248
  Common Stock, $0.01 par value; 5,000,000 shares
     authorized; 1,560,000 shares issued and outstanding at
     December 6, 1997.......................................     15,600
  Stock subscription receivable.............................    (13,120)
  Accumulated deficit.......................................   (488,682)
                                                              ---------
          Total stockholders' deficit.......................   (212,954)
                                                              ---------
          Total liabilities and stockholders' deficit.......  $  56,974
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                              THE MAIN QUAD, INC.

                            STATEMENT OF OPERATIONS
          FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 6, 1997

Revenue.....................................................  $  96,908
Cost of revenue.............................................     46,118
                                                              ---------
  Gross profit..............................................     50,790
                                                              ---------
Operating expenses
  Product development.......................................     31,232
  Selling and marketing.....................................     22,313
  General and administrative................................    125,531
                                                              ---------
                                                                179,076
                                                              ---------
  Net loss..................................................  $(128,286)
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                              THE MAIN QUAD, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
          FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 6, 1997

                                SERIES A             SERIES B
                             PREFERRED STOCK     PREFERRED STOCK        COMMON STOCK
                            -----------------   ------------------   -------------------   SUBSCRIPTION   ACCUMULATED
                            SHARES    AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT     RECEIVABLE      DEFICIT       TOTAL
                            -------   -------   -------   --------   ---------   -------   ------------   -----------   ---------
Balance, January 1,
  1997....................  120,000   $60,000                        1,560,000   $15,600     $(13,120)     $(360,396)   $(297,916)
Issuance of Series B
  Preferred Stock.........                      387,724   $213,248                                                        213,248
Net loss..................                                                                                  (128,286)    (128,286)
                            -------   -------   -------   --------   ---------   -------     --------      ---------    ---------
Balance, December 6,
  1997....................  120,000   $60,000   387,724   $213,248   1,560,000   $15,600     $(13,120)     $(488,682)   $(212,954)
                            =======   =======   =======   ========   =========   =======     ========      =========    =========

   The accompanying notes are an integral part of these financial statements.

                              THE MAIN QUAD, INC.

                            STATEMENT OF CASH FLOWS
          FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 6, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(128,286)
  Adjustments to reconcile net loss to net cash used for
     operating activities:
     Depreciation and amortization..........................     28,582
     Changes in operating assets and liabilities
       Accounts receivable..................................    (24,480)
       Prepaid expenses.....................................     (2,850)
       Other assets.........................................     45,285
       Accounts payable.....................................    (24,060)
       Accrued expenses.....................................     (9,736)
       Deferred revenue.....................................       (550)
                                                              ---------
       Net cash used for operating activities...............   (116,095)
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of fixed assets.................................     (1,359)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of Series B Preferred Stock........    213,248
  Advance from Student Advantage............................     25,000
  Repayment of notes........................................   (110,234)
  Payment of capital leases.................................    (10,607)
                                                              ---------
       Net cash provided by financing activities............    117,407
                                                              ---------
Net decrease in cash........................................        (47)
Cash, beginning of period...................................         47
                                                              ---------
Cash, end of period.........................................  $      --
                                                              =========
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $   2,275
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                              THE MAIN QUAD, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF THE BUSINESS

     The Main Quad, Inc. (the "Company") is organized as a California corporation. The Company also runs a comprehensive Web site positioned as an online collection of services and content for students in the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     The Company derives revenue from advertisements placed on its Web site and from providing other advertising services to corporate sponsors participating in the network. Sponsor advertising revenue is recognized when all significant obligations have been fulfilled and collection of the related receivable is probable. Web site advertising revenue is recognized as the related impressions are displayed, provided that no significant obligations of the Company remain and collection of the related receivable is probable.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk and Significant Customers

     Financial instruments which potentially expose the Company to concentration of credit risk include accounts receivable. The Company does not require collateral but closely monitors amounts receivable from customers.

     Revenue of approximately $27,000 (28%) and $14,500 (15%) was attributable to two separate customers during the period from January 1, 1997 through December 6, 1997.

  Fixed Assets

     Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Maintenance and repair costs are expenses as incurred.

3.  FIXED ASSETS

     Fixed assets consist of the following:

                                                         ESTIMATED
                                                        USEFUL LIFE    DECEMBER 6,
                                                          (YEARS)         1997
                                                        -----------    -----------
Computer equipment and software.......................       3          $ 26,646
Furniture and fixtures................................       5             3,250
Office equipment......................................       5            35,332
                                                                        --------
                                                                          65,228
Less -- accumulated depreciation and amortization.....                   (46,797)
                                                                        --------
                                                                        $ 18,431
                                                                        ========

                              THE MAIN QUAD, INC.

     Depreciation and amortization expense totaled $28,572 for the period from January 1, 1997 through December 6, 1997.

4.  BORROWINGS

     The Company's borrowings consist of the following at December 6, 1997:

                                                                         DECEMBER 6,
                                                                            1997
                                                                         -----------
Notes payable, founders:
Non-interest bearing promissory notes payable to founders.............    $ 21,215
Notes payable, other related parties:
  Non-interest bearing promissory notes payable to other related
     parties..........................................................     166,296
                                                                          --------
                                                                          $187,511
                                                                          ========

5.  SERIES A AND SERIES B PREFERRED STOCK

     The Series A and Series B Preferred Stock have the following characteristics:

  Voting

     Except with regard to actions on which the Series A and Series B Stockholders are entitled to vote as a separate class, the holders of Series A and Series B Preferred Stock vote together with all other classes and series of stock on all actions to be taken by the stockholders of the Company.

  Dividends

     The holders of the outstanding Series A and Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends at the rate of 8% ($0.04) per share per annum, payable in preference and priority to any payment of any dividend on Common Stock. Such preferential dividend rights of the Series A and Series B Preferred Stock shall have equal priority to one another. Such dividends shall not be cumulative, and no right to such dividends shall accrue to holders of Series A or Series B Preferred Stock unless declared by the Board of Directors.

  Liquidation Preference

     In the event of any liquidation, dissolution, or winding-up of the Company, the holders of Series A and Series B Preferred Stock are entitled to receive, prior to and in preference to holders of Common Stock, the amount equal to the original purchase price for their respective series of Preferred Stock on a pro rata basis with all Preferred Stockholders, plus an amount equal to all declared but unpaid dividends on the Series A and Series B Preferred Stock.

  Conversion

     Each share of Series A and Series B Preferred Stock may be converted, at the option of the holders thereof, at any time after the date of the issuance, into one share of Common Stock, subject to adjustment in the event of stock split, combination or recapitalization.

  Warrants

     In connection with the issuance of Series A and Series B Preferred Stock, the Company issued warrants to purchase 40,000 shares of Series A Preferred Stock and 69,093 shares of Series B Preferred

                              THE MAIN QUAD, INC.

Stock at their respective par values. These warrants are immediately exercisable, and will terminate five years from the date of issuance, unless the Company's initial sale of its Common Stock in a public offering or the acquisition of the Company occurs prior to that date.

6.  COMMON STOCK

     Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the Series A and Series B Preferred stockholders.

7.  COMMITMENTS

     The Company leases its office space and certain office equipment under non-cancelable operating and capital leases. Total rent expense under these leases was approximately $41,600 for the period from January 1, 1997 through December 6, 1997.

     Future minimum lease commitments at December 6, 1997 are as follows:

                                                             CAPITAL
YEAR ENDING DECEMBER 31,                                     LEASES
------------------------                                     -------
1998.....................................................    $11,063
1999.....................................................      1,844
                                                             -------
                                                              12,907
Less: portion representing interest......................     (1,098)
                                                             -------
                                                             $11,809
                                                             =======

     There are no lease commitments for the period from December 7, 1997 through December 31, 1997.

8.  SUBSEQUENT EVENT

     In December of 1997, the Company was purchased by Student Advantage. Student Advantage paid $272,000 in cash and issued 270 Members' Interests with an estimated fair value of $106,000 in exchange for the net assets of the Company, which consisted of certain office equipment as well as customer lists, non-compete agreements and other intangible assets. In 1998, the agreement was amended to eliminate the contingency provisions, and Student Advantage agreed to issue an additional 480 Members' Interests with an aggregate fair value of $225,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of University Netcasting, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and redeemable convertible preferred stock and of cash flows present fairly, in all material respects, the financial position of University Netcasting, Inc. at March 31, 1998 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses and is in an accumulated deficit position; these factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

San Diego, California
April 30, 1999

                          UNIVERSITY NETCASTING, INC.
                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   MARCH 31,
                                                              -------------------
                                                               1998        1999
                                                               ----        ----
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,902    $  1,092
  Accounts receivable, net..................................      339         342
  Other current assets......................................       86          16
                                                              -------    --------
          Total current assets..............................    4,327       1,450
Furniture and equipment, net................................      134         301
Other assets................................................       11          20
                                                              -------    --------
          Total assets......................................  $ 4,472    $  1,771
                                                              =======    ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $   272    $    325
  Accrued expenses..........................................      587         855
  Deferred revenue..........................................      302         398
                                                              -------    --------
          Total current liabilities.........................    1,161       1,578
                                                              -------    --------
Commitments (Note 7)
Redeemable convertible preferred stock, $0.01 par value:
  Series A, 11,923,700 shares designated at March 31, 1998
     and 1999; 11,291,734 and 11,588,907 shares issued and
     outstanding at March 31, 1998 and 1999; (liquidating
     and redemption preference of $11,292 and $11,589 at
     March 31, 1998 and 1999)...............................    7,031       8,039
  Series B, 9,500,000 shares designated at March 31, 1998
     and 1999; 6,761,604 and 9,428,172 shares issued and
     outstanding at March 31, 1998 and 1999; (liquidating
     and redemption preference of $5,071 and $7,071 at March
     31, 1998 and 1999).....................................    4,804       6,858
  Warrant for Series B......................................      194         194
                                                              -------    --------
                                                               12,029      15,091
                                                              -------    --------
Stockholders' deficit:
  Common stock, $0.01 par value, 24,000,000 shares
     authorized; 32,037 shares issued and outstanding at
     March 31, 1999.........................................       --           6
  Accumulated deficit.......................................   (8,718)    (14,904)
                                                              -------    --------
          Total stockholders' deficit.......................   (8,718)    (14,898)
                                                              -------    --------
          Total liabilities and stockholders' deficit.......  $ 4,472    $  1,771
                                                              =======    ========

   The accompanying notes are an integral part of these financial statements.

                          UNIVERSITY NETCASTING, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEAR ENDED MARCH 31,
                                                              ----------------------
                                                               1998           1999
                                                               ----           ----
Revenue.....................................................  $ 1,023        $ 1,917
                                                              -------        -------
Costs and expenses:
  Royalties.................................................      384            536
  Cost of product sales.....................................        9             --
  Product development.......................................    1,784          2,360
  Marketing and sales.......................................    1,062          2,596
  General and administrative................................    1,242          1,837
  Depreciation..............................................      112            128
                                                              -------        -------
                                                                4,593          7,457
                                                              -------        -------
          Operating loss....................................   (3,570)        (5,540)
Interest income.............................................       26            119
Interest expense............................................     (132)            --
                                                              -------        -------
          Net loss..........................................  $(3,676)       $(5,421)
                                                              =======        =======

   The accompanying notes are an integral part of these financial statements.

                          UNIVERSITY NETCASTING, INC.
 STATEMENT OF STOCKHOLDERS' DEFICIT AND REDEEMABLE CONVERTIBLE PREFERRED STOCK
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          REDEEMABLE PREFERRED STOCK                            STOCKHOLDERS' DEFICIT
                              ---------------------------------------------------   ---------------------------------------------
                                   SERIES A              SERIES B         STOCK      COMMON STOCK                       TOTAL
                              -------------------   ------------------   PURCHASE   ---------------   ACCUMULATED   STOCKHOLDERS'
                                SHARES     AMOUNT    SHARES     AMOUNT   WARRANTS   SHARES   AMOUNT     DEFICIT        DEFICIT
                                ------     ------    ------     ------   --------   ------   ------   -----------   -------------
BALANCE AT MARCH 31, 1997...   9,607,524   $5,672          --   $   --     $ --         --    $--      $ (4,986)      $ (4,986)
Issuance of stock for notes
  and interest payable......                        1,094,837      821                                                      --
Issuance of stock for
  cash......................   1,006,745      625                                                                           --
Issuance of stock for cash,
  net of issuance costs of
  $267......................                        5,666,667    3,983                                                      --
Issuance of stock for
  services..................     677,465      678                                                                           --
Issuance of warrants........                                                194                                             --
Accretion of discount on
  redeemable preferred
  stock.....................                   56                                                           (56)           (56)
Net loss....................                                                                             (3,676)        (3,676)
                              ----------   ------   ---------   ------     ----     ------    ---      --------       --------
BALANCE AT MARCH 31, 1998...  11,291,734    7,031   6,761,504    4,804      194         --     --        (8,718)        (8,718)
Exercise of stock options...                                                        32,037      6                            6
Issuance of stock for
  services..................     297,173      297                                                                           --
Issuance of stock for
  cash......................                        2,666,668    2,000                                                      --
Accretion of discount on
  redeemable preferred
  stock.....................                  711                   54                                     (765)          (765)
Net loss....................                                                                             (5,421)        (5,421)
                              ----------   ------   ---------   ------     ----     ------    ---      --------       --------
BALANCE AT MARCH 31, 1999...  11,588,907   $8,039   9,428,172   $6,858     $194     32,037    $ 6      $(14,904)      $(14,898)
                              ==========   ======   =========   ======     ====     ======    ===      ========       ========

   The acompanying notes are an integral part of these financial statements.

                          UNIVERSITY NETCASTING, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               YEAR ENDED MARCH 31,
                                                              ----------------------
                                                               1998           1999
                                                               ----           ----
Cash flows from operating activities:
  Net loss..................................................  $(3,676)       $(5,421)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
       Depreciation.........................................      112            128
       Amortization of discount on notes payable to
        stockholders........................................      121             --
       Interest expense on notes payable to stockholders
        exchanged for stock.................................       11             --
       Services received for stock..........................      678            297
       Changes in assets and liabilities:
          Accounts receivable...............................     (310)            (3)
          Other assets......................................      (49)            61
          Accounts payable..................................      234             53
          Accrued expenses..................................      449            268
          Deferred revenue..................................      302             96
                                                              -------        -------
               Net cash used in operating activities........   (2,128)        (4,521)
                                                              -------        -------
Cash flows from investing activities:
  Purchases of furniture and equipment......................     (137)          (295)
                                                              -------        -------
               Net cash used in investing activities........     (137)          (295)
                                                              -------        -------
Cash flows from financing activities:
  Proceeds from notes payable to stockholders...............      939             --
  Payment of notes payable to stockholders..................     (250)            --
  Proceeds from warrants....................................      194             --
  Proceeds from issuance of stock, net of issuance costs....    4,608          2,000
  Proceeds from stock option exercises......................       --              6
                                                              -------        -------
               Net cash provided by financing activities....    5,491          2,006
                                                              -------        -------
Net increase (decrease) in cash and cash equivalents........    3,226         (2,810)
Cash and cash equivalents at beginning of year..............      676          3,902
                                                              -------        -------
Cash and cash equivalents at end of year....................  $ 3,902        $ 1,092
                                                              =======        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid:
  Income taxes..............................................  $     1        $     1
                                                              =======        =======
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Issuance of stock for notes and interest payable..........  $   821        $    --
                                                              =======        =======
  Issuance of stock for services............................  $   678        $   297
                                                              =======        =======
  Accretion of discount on mandatorily redeemable preferred
     stock..................................................  $    56        $   765
                                                              =======        =======

   The acompanying notes are an integral part of these financial statements.

                          UNIVERSITY NETCASTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

     University Netcasting, Inc., a Delaware corporation (the Company or University Netcasting), is an Internet-based sports media company that provides branded, interactive information and programming to college sports enthusiasts. The Company's world wide web sites deliver real-time, in-depth sports content and programming.

     The Company, was formed on August 6, 1996 as a wholly-owned subsidiary of Stella Interactive, Inc. (Stella), a California corporation. On August 27, 1996, Stella was reincorporated in the state of Delaware pursuant to a short form merger, whereby it was merged with and into the Company (the Merger). As part of the Merger, the outstanding common and preferred shares of Stella were converted into shares of University Netcasting Series A Preferred Stock at a ratio of
4.623 shares of Series A Preferred Stock for each share of Stella common and Stella preferred stock (the Conversion), resulting in the issuance of 4,383,707 shares of University Netcasting Series A Preferred Stock. Prior to the Merger, Stella produced, published and distributed CD-ROM college and university sports information reference products for sale to retail customers.

     The Company has incurred recurring operating losses and is in an accumulated deficit position of $14,904,000 as of March 31, 1999. Management is currently pursuing additional capital resources. There can be no assurance that additional financing will be available or if available, that such financing will be completed on commercially favorable terms.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL STATEMENT PREPARATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

  REVENUE BY TYPE

     Revenue by type for the years ended March 31, 1998 and 1999 are as follows (in thousands):

                                                              YEAR ENDED MARCH 31,
                                                              --------------------
                                                               1998         1999
                                                               ----         ----
Advertising.................................................  $  821       $1,418
Barter advertising..........................................     184          463
Electronic commerce.........................................       7           18
Products....................................................       8           --
Other.......................................................       3           18
                                                              ------       ------
                                                              $1,023       $1,917
                                                              ======       ======

  ADVERTISING

     Advertising revenue is derived primarily from the sale of advertising on the Company's web sites. Advertising commitments are generally for periods of eighteen months or less and typically include guarantees of a minimum number of "impressions," or times that any advertising is viewed by the users of the Company's web sites. Advertising revenue is recognized based upon the lesser of:
1) ratable recognition over the period the advertising is displayed, provided that no significant Company obligations

                          UNIVERSITY NETCASTING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

remain and collection of the revenues is probable, or 2) a pro-rata portion of contract revenue based upon impressions delivered relative to minimum guaranteed impressions to be delivered. To the extent there is an unexpired term of the advertising contract or minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the contract term expires or minimum guaranteed impression levels are achieved.

  BARTER ADVERTISING

     Barter revenue is derived from the sale of advertising on the Company's web sites in exchange for advertising on another company's web site or another company's products or services. Barter commitments are for periods of one year or less and typically include guarantees of a minimum number of impressions. Barter revenue is recognized at the lower of the estimated fair value of: 1) advertising, products or services received, or 2) advertising provided. Barter revenue and the related marketing expense is recognized during the period in which the advertising is displayed.

  ELECTRONIC COMMERCE

     Electronic commerce revenue is derived from the sale of products or services by third parties, the orders for which are generated on the Company's web sites. This revenue is recognized when products are delivered or services are provided by the third party if no significant Company obligations remain and collection of the revenue is probable.

  PRODUCTS

     Historically, product revenue was derived from the sale of Stella CD-ROMS. Revenue was recognized upon shipment net of any allowance for rights of returns and price protection. Products were primarily sold to retailers and distributors.

COST AND EXPENSES

  ROYALTIES

     Royalties are paid to organizations, primarily colleges, universities and athletic associations, for the licensing, the use of organizational information and indicia (name and logo), and for supplying sports activity content for the Company to include in the web sites. Licensing agreements generally are for periods of three years or less. There are no minimum guaranteed royalties; however, certain licensing agreements require a non-refundable advance payment of royalties. Royalty expense is recognized as the related advertising revenue is earned. Amounts paid are based upon a percentage of the advertising revenues received from the sale of advertising on the Company's web sites where such organizational information and indicia are displayed.

  PRODUCTS

     Product costs primarily consist of the cost to produce CD-ROM products and royalties paid to the content providers for these products. The costs were expensed as product sales were recognized.

  PRODUCT DEVELOPMENT

     Product development includes costs incurred in the development of internal software for deployment of content to the Company's web sites and the actual development and maintenance of the web page content. Development costs of internal software used for deployment of content to the Company's web sites has been charged to expense as incurred.

                          UNIVERSITY NETCASTING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

CONCENTRATION OF SALES AND CREDIT RISK

     Financial instruments which potentially expose the Company to credit risk consist principally of cash and cash equivalents and accounts receivable at March 31, 1998 and 1999. The Company places its cash and temporary cash investments with high-quality financial institutions or into high credit quality instruments for which credit loss is not anticipated. The Company limits the amount of credit exposure in any one institution or type of investment instrument. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

     Accounts receivable were concentrated in the financial services and communications industries at March 31, 1998 and 1999. For the year ended March 31, 1998 and 1999, revenue derived from two advertisers totaled approximately $711,000 and $515,000. Included in accounts receivable are amounts due from such advertisers totaling $177,000 and $175,000 at March 31, 1998 and 1999.

CASH EQUIVALENTS

     Cash equivalents are stated at cost, which approximates fair value. The Company considers all highly liquid and temporary cash investments with maturities of three months or less at the time of acquisition to be cash equivalents. At March 31, 1998 and 1999, cash equivalents included money market accounts and certificates of deposit.

OTHER CURRENT ASSETS

     Other current assets include non-refundable advance royalty payments made to colleges, universities and athletic organizations pursuant to licensing agreements of $64,000 and $0 at March 31, 1998 and 1999, respectively. Advanced royalty payments are expensed as the related advertising revenues are earned.

FURNITURE AND EQUIPMENT

     Furniture and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Maintenance and repairs are expensed as incurred. When the property or equipment is retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

LONG-LIVED ASSETS

     The Company reviews assets for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. A determination of impairment (if any) is made based on estimates of undiscounted future cash flows. For years ended March 31, 1998 and 1999 there have been no asset impairments.

INCOME TAXES

     Current income tax expense (benefit) is the amount of income taxes expected to be payable (receivable) for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Deferred income tax expense (benefit) is generally the net change during the year in the deferred income tax asset or liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized in future tax returns.

                          UNIVERSITY NETCASTING, INC.

STOCK-BASED COMPENSATION

     The Company has elected to account for stock-based employee compensation using the intrinsic value method and to disclose in the footnotes the pro-forma impact on the financial statements as if the Company had accounted for stock-based employee compensation using the fair value method. All stock based non-employee compensation has been accounted for using the fair value method.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and redeemable preferred stock. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values at March 31, 1998 and 1999 because of the short-term maturities of these financial instruments. Management believes that determining a fair value for the Company's redeemable convertible preferred stock is impractical due to the closely-held nature of these instruments.

NOTE 3 -- COMPOSITION OF CERTAIN BALANCE SHEET COMPONENTS (IN THOUSANDS)

                                                               MARCH 31,
                                                              -----------
                                                              1998   1999
                                                              ----   ----
Accounts receivable, net consists of the following:
  Accounts receivable.......................................  $339   $379
  Allowance for doubtful accounts...........................    --    (37)
                                                              ----   ----
                                                              $339   $342
                                                              ====   ====
Furniture and equipment, net consists of the following:
  Computer equipment and software...........................  $313   $423
  Furniture, fixtures and office equipment..................    66     88
                                                              ----   ----
                                                               379    511
  Less accumulated depreciation.............................  (245)  (210)
                                                              ----   ----
                                                              $134   $301
                                                              ====   ====
Accrued expenses consist of the following:
  Salaries and benefits.....................................  $125   $120
  Professional fees and services............................    81    272
  Accrued stock issuance costs..............................   138     --
  Accrued royalties and commissions.........................   243    320
  Other.....................................................    --    143
                                                              ----   ----
                                                              $587   $855
                                                              ====   ====

NOTE 4 -- REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

RESTATEMENT OF CERTIFICATE OF INCORPORATION

     On February 23, 1998, the Company restated its certificate of incorporation to create an additional class of preferred stock entitled Series B Preferred stock. This restatement also amended the rights of the Series A Preferred Stock and granted to the holders of Series A and Series B Preferred Stock the right to redeem such stock after February 25, 2003 and before February 26, 2004. As a result of this restatement, the Series A Preferred Stock, which did not previously contain redemption features, has been reclassified in the accompanying financial statements to a redeemable preferred stock classification outside of stockholders' equity on a retroactive basis for all periods presented.

                          UNIVERSITY NETCASTING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Since certain issuances of Preferred Stock had been previously issued at a discount from their redemption values, this discount is being accreted by a charge to retained earnings (accumulated deficit) using the interest method. The discount is accreted over the period from the later of: 1) the date of issuance of the Preferred Stock or 2) the date of the restatement of the certificate of incorporation, through the earliest date the preferred stock may be redeemed (February 26, 2003).

REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Series A Preferred Stock and Series B Preferred Stock (Preferred Stock) are redeemable and convertible at the option of the holder. Series A Preferred Stock is redeemable at $1.00 per share plus declared but unpaid dividends and Series B Preferred Stock is redeemable at $0.75 per share plus declared but unpaid dividends, from February 26, 2003 through February 25, 2004. The Company is accreting the carrying value to the redemption amount using the effective interest method over the period from original issuance to the earliest redemption date.

     Preferred Stock is convertible at any time into common stock at a conversion rate determined by dividing the original Preferred Stock issue price by the conversion price at the time of issuance, subject to adjustment for conversions, splits and other adjustments as set forth in the certificate of incorporation. In addition, the Preferred Stock is convertible into common stock if the Company consummates an initial public offering of its common stock.

     Series A and B Preferred Stock have no stated dividend rates. The holders shall be entitled to dividends as declared by the Company's Board of Directors. If dividends are declared, holders of Series B Preferred Stock are entitled to receive dividends at a rate of $0.06 per share annually prior to the declaration or payment of any dividends to both the holders of Series A Preferred Stock and common stock. If dividends are declared, holders of Series A Preferred Stock are entitled to receive dividends at a rate of $0.08 per share annually prior to declaration or payment of dividends to any holders of common stock. Each share of Preferred Stock is entitled to the number of votes equal to the number of common shares into which such shares of Preferred Stock are convertible.

OPTION TO PURCHASE PREFERRED STOCK

     The President of the Company has an irrevocable right for six years through September 2000 to purchase shares from certain stockholders (a combined aggregate of 462,300 shares of Preferred Stock) at a price of $1.18 per share (with the price escalating 10% per annum for the first three years of the agreement, and 14% per annum thereafter).

PREFERRED STOCK ISSUED IN EXCHANGE FOR NOTES AND INTEREST PAYABLE

     During the year ended March 31, 1998, the Company received $1,060,000 from certain of its stockholders in exchange for the issuance of stockholder notes payable and detachable warrants. The notes were valued at $939,000 and were convertible into 1,413,333 shares of Series B Preferred Stock at $0.75 per share. The detachable warrants, which were estimated by management to have a fair value of $121,000 based upon application of the Black-Scholes option pricing model, contained rights to purchase 282,667 shares of Series B Preferred Stock at $0.75 per share. The notes, including accrued interest payable, were effectively repaid through a cash payment of $250,000 plus the issuance of 1,094,837 shares at $0.75 per share. The $121,000 discount to the notes payable was fully accreted by a charge to interest expense prior to conversion. The aforementioned warrants to purchase shares of Series B Preferred Stock remain outstanding at March 31, 1999, expires in February 2003 and the Company has reserved 282,667 shares of Series B Preferred Stock to be issued if and when the warrants are exercised.

                          UNIVERSITY NETCASTING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

SALE OF PREFERRED STOCK

     During the year ended March 31, 1998, the Company issued 5,666,667 shares of Series B Preferred Stock for aggregate proceeds of $3,983,000, net of issuance costs totaling $267,000 including the fair value of warrants to purchase 169,560 shares of Series B Preferred Stock at $.75 per share which were issued to a service provider in connection with the transaction. The fair value of such warrants was estimated by management to be $73,000 based upon application of the Black-Scholes option pricing model. Such warrants remain outstanding at March 31, 1999, expire in February 2003 and the Company has reserved 169,560 shares of Series B Preferred Stock to be issued if and when the warrants are exercised. During the year ended March 31, 1998, the Company also issued 1,006,745 shares of Series A Preferred Stock for aggregate proceeds of $625,000.

     During the year ended March 31, 1999, the Company issued 2,666,668 shares of Series B Preferred Stock for aggregate proceeds of $2,000,000.

PREFERRED STOCK ISSUED IN CONNECTION WITH CONSULTING ARRANGEMENTS

     During the year ended March 31, 1998 and 1999, an aggregate of 677,465 and 297,173 shares, respectively, of Series A Preferred Stock, valued $1.00 per share, was earned by certain consultants to the Company in exchange for services provided by such consultants (Note 8).

NOTE 5 -- STOCK OPTION PLANS

1995 STOCK OPTION PLAN

     In 1995, the Board of Directors of Stella adopted the 1995 Stock Option Plan (the 1995 Plan) authorizing the issuance of incentive and non-qualified options and Stella common stock (Stock) to select employees and non-employees. Options granted under the 1995 Plan expire in ten years or less. The vesting terms were set by the 1995 Plan's administrator, and were generally established with monthly vesting over periods of four years, including cliff vesting at the end of the first year of 25%.

     After the Merger, each outstanding stock option to acquire Stella common stock under the 1995 Plan was converted into an option to acquire 4.623 shares of Series A Preferred Stock. In connection with the Merger, the Company reserved 273,297 shares of Series A Preferred Stock for issuance under the 1995 Plan.

     The following is a summary of the activity related to the 1995 Plan (Series A Preferred shares after conversion) for the years ended March 31:

                                                            1998                    1999
                                                    --------------------    --------------------
                                                                WEIGHTED                WEIGHTED
                                                                AVERAGE                 AVERAGE
                                                                EXERCISE                EXERCISE
OPTIONS OUTSTANDING                                 OPTIONS      PRICE      OPTIONS      PRICE
-------------------                                 -------     --------    -------     --------
Beginning of year.................................   244,413     $0.13       221,297     $0.13
  Expired and forfeited...........................   (23,116)    $0.13       (27,131)    $0.03
                                                    --------                --------
End of year.......................................   221,297     $0.13       194,166     $0.15
                                                    ========                ========
Exercisable at end of year........................   159,100     $0.13       180,601     $0.15
                                                    ========                ========

                          UNIVERSITY NETCASTING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about stock options to acquire Series A Preferred Stock at March 31, 1999:

                                       OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                      -----------------------------------------------------        ---------------------------------
                           NUMBER              WEIGHTED-          WEIGHTED-             NUMBER             WEIGHTED-
                        OUTSTANDING             AVERAGE            AVERAGE           EXERCISABLE            AVERAGE
                           AS OF               REMAINING          EXERCISE              AS OF              EXERCISE
                       MARCH 31, 1999         LIFE (YEARS)          PRICE           MARCH 31, 1999           PRICE
                       --------------         ------------        ---------         --------------         ---------
                           92,460                 6.2               $0.11               87,900               $0.11
                          101,706                 6.4               $0.18               92,701               $0.18
                          -------                                                      -------
                          194,166                 6.3               $0.15              180,601               $0.15
                          =======                                                      =======

1996 STOCK OPTION PLAN

     In 1996, the Board of Directors of the Company adopted the 1996 Stock Option Plan (the 1996 Plan) whereby 655,220 shares of common stock have been reserved for the issuance of incentive and non-qualified stock to eligible employees. Options granted under the 1996 Plan expire in ten years or less. The vesting terms are set by the 1996 Plan's administrator, and are generally established with monthly vesting over a four-year period and cliff vesting at the end of the first year of 25%.

     The following is a summary of the activity related to the 1996 Plan for the years ended March 31:

                                                        1998                        1999
                                                ---------------------      ----------------------
                                                             WEIGHTED                    WEIGHTED
                                                             AVERAGE                     AVERAGE
                                                             EXERCISE                    EXERCISE
OPTIONS OUTSTANDING                             OPTIONS       PRICE        OPTIONS        PRICE
-------------------                             -------      --------      -------       --------
Beginning of year.............................                              353,000       $0.20
     Granted..................................  381,000       $0.20         910,000       $0.15
     Exercised................................                              (32,037)      $0.20
     Expired and/or forfeited.................  (28,000)      $0.20        (298,724)      $0.18
                                                -------                    --------
End of year...................................  353,000       $0.20         932,239       $0.16
                                                =======                    ========
Exercisable at end of year....................  127,812       $0.20         370,696       $0.17
                                                =======                    ========

     The following table summarizes information about stock options to acquire common stock at March 31, 1999:

                                       OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                      -----------------------------------------------------        ---------------------------------
                           NUMBER              WEIGHTED-          WEIGHTED-             NUMBER             WEIGHTED-
                        OUTSTANDING             AVERAGE            AVERAGE           EXERCISABLE            AVERAGE
                           AS OF               REMAINING          EXERCISE              AS OF              EXERCISE
                       MARCH 31, 1999         LIFE (YEARS)          PRICE           MARCH 31, 1999           PRICE
                       --------------         ------------        ---------         --------------         ---------
                          745,800                 8.6               $0.15              259,569               $0.15
                          186,439                 7.6               $0.20              111,127               $0.20
                          -------                                                      -------
                          932,239                 7.8               $0.16              370,696               $0.17
                          =======                                                      =======

FAIR VALUE DISCLOSURE

     The weighted average fair value of options granted during the year ended March 31, 1999 was $0.06.

     Pro forma information regarding net income is required to be disclosed in accordance with Financial Accounting Standards Board Statement No. 123 "Accounting for Stock Based Compensation" (SFAS No. 123), and has been determined as if the Company has accounted for its employee stock options at the date of grant using the minimal value pricing model with the following weighted average assumptions for

                          UNIVERSITY NETCASTING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

each of the three years ended March 31, 1999: risk free interest rate of 5.5%, dividend yield of 0%, and weighted average life of the options of 7.1 and 7.9 years for the years ended March 31, 1998 and 1999, respectively.

     Had compensation cost for the Company's options issued to employees been determined based on the fair value at the grant date of the awards consistent with SFAS No. 123, the Company's pro forma results from operations for the years ended March 31 would have been as follows (in thousands):

                                                            1998       1999
                                                            ----       ----
Net loss
  As reported............................................  $(3,676)   $(5,421)
  Pro forma..............................................   (3,682)    (5,435)

NOTE 6 -- INCOME TAXES

     No current benefit for federal or state income taxes has been recorded due to a net loss being recognized for income tax purposes. Further, no deferred income tax benefit has been provided as deferred tax assets have been fully reserved.

     The components of deferred income taxes are as follows (in thousands):

                                                               MARCH 31,
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
Deferred tax assets:
  Start-up costs.........................................  $   257    $   154
  Net operating loss carryforwards.......................    3,028      4,982
  Other..................................................       45         65
                                                           -------    -------
                                                             3,330      5,201
  Valuation allowance....................................   (3,330)    (5,201)
                                                           -------    -------
                                                           $    --    $    --
                                                           =======    =======

     At March 31, 1999, the Company has federal and state net operating loss carryforwards for income tax purposes of approximately $13,182,000 and $8,576,000, respectively. Federal net operating loss carryforwards will begin to expire in 2012. State net operating loss carryforwards expire beginning in 2004.

     The Internal Revenue Code imposes limitations on the future availability of net operating loss and tax credit carryforwards, including annual limitations on the amount of the carryforwards which could be utilized following substantial changes in a company's ownership.

NOTE 7 -- COMMITMENTS

OPERATING LEASES

     The Company leases its office space under an operating leases expiring January 31, 2001. At March 31, 1999, future minimum lease commitments under these agreements are as follows (in thousands):

YEAR ENDING                                                   MINIMUM
MARCH 31,                                                     PAYMENTS
-----------                                                   --------
  2000......................................................    $142
  2001......................................................     121
                                                                ----
Total minimum lease payments................................    $263
                                                                ====

     Rent expense was $96,000 and $192,000 for the years ended March 31, 1998 and 1999, respectively.

                          UNIVERSITY NETCASTING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- RELATED PARTY TRANSACTIONS

CONSULTING SERVICES PROVIDED BY A CORPORATION

     During the year ended March 31, 1997, the Company and another corporation, which is a stockholder of the Company, entered into services agreements, whereby the corporation is to provide product development services related to University Netcasting's internet product and network, as well as general business consulting services. Product development services were not to exceed $500,000 (this amount was increased to $750,000 during the year ended March 31, 1998) over a two-year period ending August 26, 1998. All services were provided prior to the expiration of the agreement and an additional $105,000 of product development costs were incurred through March 31, 1999. At March 31, 1999 $80,000 was payable for the product development services provided. Business consulting services are not to exceed $750,000 over a three-year period ending August 27, 1999 of which $642,000 in services had been provided through March 31, 1999. These business consulting services are earned at a rate of $20,000 per month in year 1, $21,000 per month in year 2 and $21,500 per month in year 3. Payment for these services are to be made in shares of Series A Preferred Stock valued at $1.00 per share. For the years ended March 31, 1998 and 1999, the Company recognized $554,000 and $255,000, respectively, of expense related to these agreements.

SERVICES PROVIDED BY INDIVIDUALS

     During the year ended March 31, 1997, the Company entered into a service agreement with two individuals who are stockholders of the Company, whereby these individuals are to provide services in the area of merchandising, defining and managing relationships with various sports and apparel manufacturers, and assisting the Company in retailing efforts over a two-year period ending August 26, 1998, in exchange for 200,000 shares of Series A Preferred Stock valued at $1.00 per share. For the years ended March 31, 1998 and 1999, the Company recognized $100,000 and $42,000, respectively, of expense related to this agreement.

                          UNAUDITED PRO FORMA COMBINED
                             FINANCIAL INFORMATION

     The following unaudited pro forma combined information assumes a business combination between Student Advantage, Inc. ("Student Advantage") and University Netcasting, Inc., ("University Netcasting") accounted for on a pooling of interests basis and are based on the respective historical financial statements and the notes thereto, which are included in this registration statement. The unaudited pro forma combined balance sheet gives effect to the combination as if it had occurred on March 31, 1999 and combines Student Advantage's March 31, 1999 unaudited balance sheet with University Netcasting's March 31, 1999 balance sheet. The unaudited pro forma statements of operations give effect to the merger as if it had occurred at the beginning of the earliest period presented. The unaudited pro forma combined statements of operations for the years ended December 31, 1996, 1997 and 1998 combine Student Advantage's historical results for each of the three years ended December 31, 1996, 1997 and 1998 with University Netcasting's historical statement of operations for each of the three fiscal years ended March 31, 1997, 1998 and 1999, respectively. The unaudited pro forma combined statements of operations for the three months ended March 31, 1999 combine Student Advantages unaudited historical results for the three months ended March 31, 1999 with University Netcasting's unaudited historical statement of operations for the three months ended March 31, 1999. Accordingly, University Netcasting historical statements of operations for the three months ended March 31, 1999 have been included in the unaudited pro forma combined statement of operations for both the fiscal year ended December 31, 1998 and the three months ended March 31, 1999.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

     These pro forma financial statements are based on, and should be read in conjunction with, the historical financial statements and the related notes thereto of Student Advantage and University Netcasting, included in this registration statement.

                        PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               STUDENT          UNIVERSITY
                                                           ADVANTAGE, INC.   NETCASTING, INC.
                                                              MARCH 31,         MARCH 31,        PRO FORMA    PRO FORMA
                                                                1999               1999         ADJUSTMENTS   COMBINED
                                                           ---------------   ----------------   -----------   ---------
                                                        ASSETS
Current Assets:
  Cash and cash equivalents..............................     $  3,491           $  1,092         $   --      $  4,583
  Accounts receivable, net...............................        2,026                342             --         2,368
  Prepaid expenses and other current assets..............          560                 16             --           576
                                                              --------           --------         ------      --------
      Total current assets...............................        6,077              1,450             --         7,527
  Property and equipment, net............................        1,261                301             --         1,562
  Intangible assets, (net) and other assets..............          441                 20             --           461
                                                              --------           --------         ------      --------
      Total Assets.......................................     $  7,779           $  1,771         $   --      $  9,550
                                                              ========           ========         ======      ========

                     LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Borrowings under line of credit........................     $  1,000           $     --         $   --      $  1,000
  Accounts payable.......................................        1,455                325             --         1,780
  Accrued compensation...................................        1,007                120             --         1,127
  Other accrued expenses.................................        1,303                735          1,000         3,038
  Deferred revenue.......................................        5,455                398             --         5,853
                                                              --------           --------         ------      --------
      Total current liabilities..........................       10,220              1,578          1,000        12,798

Student Advantage, Inc. Series A convertible preferred
  stock..................................................       10,196                 --             --        10,196
University Netcasting, Inc. Series A convertible
  preferred stock........................................           --              8,039         (8,039)           --
University Netcasting, Inc. Series B convertible
  preferred stock........................................           --              6,858         (6,858)           --
University Netcasting, Inc. Warrants, preferred series
  B......................................................           --                194           (194)           --

Commitment and contingencies

Stockholders' deficit:
  Common stock...........................................          184                  6            210           400
  Additional paid in capital.............................        4,959                 --         14,881        19,840
  Accumulated deficit....................................      (13,832)           (14,904)        (1,000)      (29,736)
  Treasury stock (at cost)...............................         (630)                --             --          (630)
  Deferred Compensation..................................       (3,318)                --             --        (3,318)
                                                              --------           --------         ------      --------
      Total stockholders' deficit........................      (12,637)           (14,898)        14,091       (13,444)
      Total liabilities, redeemable convertible preferred
        stock and stockholder's deficit..................     $  7,779           $  1,771         $   --      $  9,550
                                                              ========           ========         ======      ========

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1996

                                                                           UNIVERSITY
                                                            STUDENT        NETCASTING,    PRO FORMA
                                                        ADVANTAGE, INC.       INC.        COMBINED
                                                        ---------------    -----------    ---------
Revenue
  Subscription........................................      $ 1,093          $    --       $ 1,093
  Other...............................................          637              108           745
                                                            -------          -------       -------
       Total revenue..................................        1,730              108         1,838
Costs and Expenses
  Cost of subscription revenue........................          543               --           543
  Cost of other revenue...............................          506               64           570
  Product development.................................          507            1,009         1,516
  Sales and marketing.................................          356              180           536
  General and administrative..........................          437              771         1,208
  Depreciation and amortization.......................           37               70           107
                                                            -------          -------       -------
       Total costs and expenses.......................        2,386            2,094         4,480
Loss from operations..................................         (656)          (1,986)       (2,642)
                                                            -------          -------       -------
Interest income (expense), net........................           (1)               5             4
Net loss..............................................      $  (657)         $(1,981)      $(2,638)
                                                            =======          =======       =======
Pro forma basic and diluted net loss per share........      $ (0.05)         $ (9.92)      $ (0.18)
                                                            =======          =======       =======
Shares used in computing pro forma basic and diluted
  net loss per share..................................       14,184              200        14,384
                                                            =======          =======       =======

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1997

                                                                             UNIVERSITY
                                                              STUDENT        NETCASTING,    PRO FORMA
                                                          ADVANTAGE, INC.       INC.        COMBINED
                                                          ---------------    -----------    ---------
Revenue
  Subscription..........................................      $ 2,971          $    --       $ 2,971
  Other.................................................          821            1,023         1,844
                                                              -------          -------       -------
          Total revenue.................................        3,792            1,023         4,815

Costs and Expenses
  Cost of subscription revenue..........................        2,628               --         2,628
  Cost of other revenue.................................          309              393           702
  Product development...................................        1,469            1,784         3,523
  Sales and marketing...................................          843            1,062         1,905
  General and administrative............................        1,485            1,242         2,727
  Depreciation and amortization.........................          239              112           351
                                                              -------          -------       -------
          Total costs and expenses......................        6,973            4,593        11,566
Loss from operations....................................       (3,181)          (3,570)       (6,751)
Interest income (expense), net..........................           29             (106)          (77)
Net loss................................................      $(3,152)         $(3,676)      $(6,828)
                                                              =======          =======       =======
Pro forma basic and diluted net loss per share..........      $ (0.21)         $ (8.66)      $ (0.43)
                                                              =======          =======       =======

Shares used in computing pro forma basic and diluted net
  loss per share........................................       15,295              425        15,720
                                                              =======          =======       =======

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1998

                                                                          UNIVERSITY
                                                           STUDENT        NETCASTING,    PRO FORMA
                                                       ADVANTAGE, INC.       INC.        COMBINED
                                                       ---------------    -----------    ---------
Revenue
  Subscription.......................................      $ 7,174          $    --      $  7,174
  Other..............................................       10,269            1,917        12,186
                                                           -------          -------      --------
       Total revenue.................................       17,443            1,917        19,360
Costs and Expenses
  Cost of subscription revenue.......................        2,442               --         2,442
  Cost of other revenue..............................        7,331              536         7,867
  Product development................................        2,588            2,360         4,948
  Sales and marketing................................        4,717            2,596         7,313
  General and administrative.........................        3,647            1,837         5,484
  Depreciation and amortization......................        1,027              128         1,155
  Stock-based compensation...........................          808               --           808
                                                           -------          -------      --------
       Total costs and expenses......................       22,560            7,457        30,017
Loss from operations.................................       (5,117)          (5,540)      (10,657)
                                                           -------          -------      --------
Interest income (expense), net.......................            2              119           121
Net loss.............................................      $(5,115)         $(5,421)     $(10,536)
                                                           =======          =======      ========
Pro forma basic and diluted net loss per share.......      $ (0.32)         $ (7.78)     $  (0.63)
                                                           =======          =======      ========
Shares used in computing pro forma basic and diluted
  net loss per share.................................       15,957              696        16,653
                                                           =======          =======      ========

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                       THREE MONTHS ENDED MARCH 31, 1999

                                                                             UNIVERSITY
                                                              STUDENT        NETCASTING,    PRO FORMA
                                                          ADVANTAGE, INC.       INC.        COMBINED
                                                          ---------------    -----------    ---------
Revenue
  Subscription..........................................      $ 1,668          $    --       $ 1,668
  Other.................................................        2,557              682         3,239
                                                              -------          -------       -------
       Total revenue....................................        4,225              682         4,907
                                                              -------          -------       -------
Costs and Expenses
  Cost of subscription revenue..........................          320               --           320
  Cost of other revenue.................................        2,503              172         2,675
  Product development...................................          573              684         1,257
  Sales and marketing...................................        1,366              754         2,120
  General and administrative............................        1,193              629         1,822
  Depreciation and amortization.........................          268              102           370
  Stock-based compensation..............................          273               --           273
                                                              -------          -------       -------
       Total costs and expenses.........................        6,496            2,341         8,837
Loss from operations....................................       (2,271)          (1,659)       (3,930)
Interest income (expense), net..........................           62               12            74
Net loss................................................      $(2,209)         $(1,647)      $(3,856)
                                                              =======          =======       =======
Pro forma basic and diluted net loss per share..........      $ (0.14)         $ (2.36)      $ (0.23)
                                                              =======          =======       =======
Shares used in computing pro forma basic and diluted net
  loss per share........................................       16,143              696        16,839
                                                              =======          =======       =======

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     1) These unaudited pro forma combined financial statements give effect to the merger as if it had occurred on the dates or at the beginning of the periods presented (as applicable), reflecting the issuance of .0117 shares of Student Advantage, Inc. common stock for each share of University Netcasting, Inc. common stock, and .04135 and .03393 shares of Student Advantage, Inc. common stock for each share of University Netcasting, Inc. Series A and B preferred stock, respectively. Additionally at the effective time, all outstanding warrants to purchase shares of University Netcasting, Inc. Series B preferred stock will convert into shares of University Netcasting, Inc. Series B preferred stock, each of which shares will then be exchanged for .03393 shares of Student Advantage, Inc. common stock. All options to purchase shares of University Netcasting, Inc. Series A preferred stock and common stock will be exchanged for options to purchase .04135 and .0117 shares of Student Advantage, Inc. common stock, respectively. At March 31, 1999, there were warrants to purchase 452,228 shares of University Netcasting, Inc. Series B preferred stock outstanding and options to purchase 194,166 and 1,106,439 shares of University Netcasting, Inc. Series A preferred stock and common stock outstanding, respectively.

     The unaudited pro forma combined balance sheet gives effect to the combination as if it had occurred on March 31, 1999 and combines Student Advantage's March 31, 1999 unaudited balance sheet with University Netcasting's March 31, 1999 balance sheet. The unaudited pro forma statements of operations give effect to the merger as if it had occurred at the beginning of the earliest period presented. The unaudited pro forma combined statements of operations for the years ended December 31, 1996, 1997 and 1998 combine Student Advantage's historical results for each of the three years ended December 31, 1996, 1997 and 1998 with University Netcasting's historical statement of operations for each of the three fiscal years ended March 31, 1997, 1998 and 1999, respectively. The unaudited pro forma combined statements of operations for the three months ended March 31, 1999 combine Student Advantages unaudited historical results for the three months ended March 31, 1999 with University Netcasting's unaudited historical statement of operations for the three months ended March 31, 1999. Accordingly, University Netcasting historical statements of operations for the three months ended March 31, 1999 have been included in the unaudited pro forma combined statement of operations for both the fiscal year ended December 31, 1998 and the three months ended March 31, 1999.

     2) The adjustments to the unaudited pro forma combined balance sheet give effect to merger-related expenses totaling approximately $1,000,000, such expenses include investment advisory fees, legal and accounting expenses and other transaction costs. The unaudited pro forma combined statements of operations do not reflect these non-recurring charges, which Student Advantage anticipates will be recorded in the period the merger is consummated.

     3) The pro forma combined per share amounts in the unaudited pro forma combined statements of operations are based upon the aggregate of (1) the historical weighted average number of shares of common stock and dilutive common stock equivalents of Student Advantage outstanding during each period presented and (2) the shares of Student Advantage common stock to be issued in connection with the merger, based on the equivalent weighted average shares and dilutive common share equivalents of University Netcasting outstanding during the periods presented.

     4) Certain financial statement balances of University Netcasting have been reclassified to conform with Student Advantage's financial statement presentation.

     5) There were no material differences between the accounting policies of Student Advantage and University Netcasting.

                      [This Page Intentionally Left Blank]

                      [This Page Intentionally Left Blank]

     The Student Advantage logo is at the top of the page and the heading "Student Advantage" is centered beneath the logo. Beneath the heading is the text "A leading resource and advocate for students, creating access for businesses by working with universities." Centered below the heading is a larger version of the Student Advantage logo with arrows pointing out of the top, left and right sides of the logo. The arrow on the left side points to a photo of a student with the heading "Universities" and the text "Students at over 3,000 colleges and universities are members of the Student Advantage program" below the photo. The arrow on the top points to a photo of a group of students with the heading "Students" and the text "A community of over 1,000,000 student members receive a variety of services and benefits, including ongoing discounts on products and services" above the photo. The arrow on the right points to a photo of a store front with the heading "Businesses" and the text "Over 40 national sponsors and 12,000 sponsors in 115 local markets" below it.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            [STUDENT ADVANTAGE LOGO]

     UNTIL                     , 1999 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the Nasdaq National Market listing fee and the NASD filing fee.

SEC registration fee........................................  $   23,019
NASD filing fee.............................................       8,780
Nasdaq National Market listing fee..........................      95,000
Blue Sky fees and expenses..................................      10,000
Transfer Agent and Registrar fees...........................      15,000
Accounting fees and expenses................................     315,000
Legal fees and expenses.....................................     350,000
Printing and mailing expenses...............................     175,000
Miscellaneous...............................................     108,201
                                                              ----------
          Total.............................................  $1,100,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Registrant has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Registrant's Amended and Restated Certificate of Incorporation. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorneys' fees and associated legal expenses), judgments, fines and amounts paid in settlement amounts, actually and reasonably incurred by any such person's services as a director or officer of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant, if such officer or director acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to the best interests of the Registrant and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Under Section 7 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order is information regarding shares of common stock issued and options granted by the Registrant since March 1996. Further included is the consideration, if any, received by the Registrant for such shares, warrants and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     (a) Issuances of Capital Stock.

     1. In February 1996, Student Advantage LLC issued 111 membership units of the predecessor LLC to David Liniado in connection with the purchase of certain assets from David M. Liniado d/b/a DML Enterprises.

      2. In March 1996, Student Advantage LLC sold 2,479 membership units in the predecessor LLC to Princeton Review Publishing, L.L.C. for $250,000.

      3. In January 1997, Mr. Sozzi exercised options to purchase 870 membership units of Student Advantage LLC for $87,818.

      4. In April 1997, Student Advantage LLC issued 239 membership units to Mr. Liniado in satisfaction of obligations under an asset purchase agreement.

      5. In April 1997, Student Advantage LLC issued 200 membership units to Ms. Abegglen in satisfaction of a $24,000 note.

      6. In December 1997, Student Advantage LLC issued 270 membership units to The Main Quad, Inc. in connection with an asset purchase agreement. In October 1998, Student Advantage issued an additional 480 membership units in satisfaction of obligations under an ancillary agreement to such asset purchase agreement.

      7. In January 1998, Ms. Abegglen exercised options to purchase 350 membership units of Student Advantage LLC for $164,914.

      8. On October 20, 1998, in connection with the recapitalization of Student Advantage LLC, Student Advantage, Inc. issued a total of 16,133,892 shares of common stock and 1,497,036 shares of Series A Convertible Preferred Stock (convertible into 4,491,108 shares of common stock) in exchange for LLC membership units.

      9. On October 20, 1998, the Registrant sold an aggregate of 1,250,000 shares of Series A Convertible Preferred Stock (convertible into 3,750,000 shares of common stock) to Greylock IX Limited Partnership and Marc Turtletaub for an aggregate of $10.0 million.


     10. On May 27, 1999, in connection with the acquisition of substantially all of the assets of Mentor Interactive Corp., the Registrant issued 18,056 shares of common stock and a warrant to purchase 24,000 shares of common stock at an exercise price of $11.08 per share.



     11. On June 11, 1999, in connection with the acquisition of Transaction Service Providers, Inc., the Registrant issued 195,000 shares of common stock to the stockholders of Transaction Service Providers, Inc.



     (b) Certain Grants and Exercises of Stock Options. The Registrant's 1998 Stock Incentive Plan and the 1998 California Stock Incentive Plan were adopted by the Board of Directors and approved by the stockholders of the Registrant on December 10, 1998. As of April 30, 1999, options to purchase 122,061 shares of common stock had been exercised for a consideration of $40,687 under the Registrant's 1998 Stock Incentive Plan and options to purchase an aggregate of 2,237,736 shares of common stock were outstanding under the Registrant's 1998 Stock Incentive Plan and 1998 California Stock Incentive Plan.


     The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or
(ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1        Form of Underwriting Agreement.*
 2.1      Agreement and Plan of Merger, dated as of May 7, 1999, among
          Student Advantage, Inc., SA Acquisition I, Inc. and
          University Netcasting, Inc.*
 3.1      Certificate of Incorporation of the Registrant, as amended.*
 3.2      Amended and Restated Certificate of Incorporation of the
          Registrant, to be effective upon the closing of this
          offering.*
 3.3      Restated Bylaws of the Registrant, as amended.*
 3.4      Amended and Restated By-Laws of the Registrant, to be
          effective upon the closing of this offering.*
 3.5      Certificate of Amendment of Certificate of Incorporation of
          the Registrant, to be effective prior to the closing of this offering.*
 4.1      Specimen certificate for shares of common stock.*
 5        Opinion of Hale and Dorr LLP.*
10.1      1998 Stock Incentive Plan, including form of stock option
          agreement for incentive stock option.*
10.2      1999 Employee Stock Purchase Plan.*
10.3      Loan and Security Agreement between USTrust Bank and the
          Registrant, dated March 31, 1999.*
10.4      Form of Indemnification Agreement between the Registrant and each of its directors and officers.*
10.5      Investor Rights Agreement, dated as of October 20, 1998,
          among the Registrant and certain stockholders.*
10.6      Employment Agreement, dated March 25, 1996, between the
          Registrant and Raymond V. Sozzi, Jr., as amended by First
          Amendment to Employment Agreement, dated as of October 20,
          1998.*
10.7      Agreement, effective as of February 1, 1997, between AT&T
          Communications, Inc. and the Registrant.+*
10.8      Marketing Agreement, effective February 1, 1998, between
          AT&T Corp. and the Registrant.+*
10.9      Notice of AT&T's Election to Extend Agreements, dated July
          14, 1998.*
10.10     Leases for premises at 280 Summer Street, Boston,
          Massachusetts.*
10.11     Investment Agreement, dated March 25, 1996, between the
          Registrant and Princeton Review Publishing, L.L.C.*
10.12     Letter Agreement, dated September 8, 1997, between the
          Registrant and Princeton Review Publishing, L.L.C.*
10.13     Letter Agreement, dated October 20, 1998, between the
          Registrant and Princeton Review Publishing, L.L.C.*
10.14     Mailing and Fulfillment Services Agreement, dated August 8,
          1996, between the Registrant and Aero Fulfillment Services.*
10.15     Promissory Note (Equipment) to USTrust dated March 31,
          1999.*
10.16     Master Note to USTrust Bank March 31, 1999.*
10.17     Letter Agreement, dated May 3, 1999, between the Registrant and Ronald J. Kos.*
10.18     Letter Agreement, dated May 20, 1999, between AT&T
          Communications, Inc. and the Registrant.+*
11.1      Statement re: Computation of net loss per share and
          unaudited pro forma net loss per share.*
21        Subsidiaries of the Registrant.
23.1      Consent of PricewaterhouseCoopers LLP (Student Advantage,
          Inc.)
23.2      Consent of PricewaterhouseCoopers LLP (Collegiate Advantage,
          Inc.)
23.3      Consent of PricewaterhouseCoopers LLP (The Main Quad, Inc.)
23.4      Consent of PricewaterhouseCoopers LLP (University
          Netcasting, Inc.)
23.5      Consent of Hale and Dorr LLP (included in Exhibit 5).*
24        Power of Attorney (included on page II-6).*
27        Financial Data Schedule.*


---------------

* Previously filed.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

(b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not required or because the required information is given in the Registrant's Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 17th day of June, 1999.


                                          STUDENT ADVANTAGE, INC.

                                          By:   /s/ RAYMOND V. SOZZI, JR.
                                            ------------------------------------
                                              Raymond V. Sozzi, Jr.
                                              Chairman of the Board, President
                                              and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                TITLE                        DATE
              ---------                                -----                        ----
      /s/ RAYMOND V. SOZZI, JR.        Chairman of the Board, President and     June 17, 1999
-------------------------------------  Chief Executive Officer
        Raymond V. Sozzi, Jr.

     /s/ CHRISTOPHER B. ANDREWS        Vice President, Finance and              June 17, 1999
-------------------------------------  Administration, Treasurer and
       Christopher B. Andrews          Secretary (Principal Financial and
                                       Accounting Officer)

                  *                    Director                                 June 17, 1999
-------------------------------------
          William S. Kaiser

                  *                    Director                                 June 17, 1999
-------------------------------------
            John Katzman

                  *                    Director                                 June 17, 1999
-------------------------------------
           Marc Turtletaub

                  *                    Director                                 June 17, 1999
-------------------------------------
          John M. Connolly

*By: /s/ RAYMOND V. SOZZI, JR.
     --------------------------------
     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1        Form of Underwriting Agreement.*
 2.1      Agreement and Plan of Merger, dated as of May 7, 1999, among
          Student Advantage, Inc., SA Acquisition I, Inc. and
          University Netcasting, Inc.*
 3.1      Certificate of Incorporation of the Registrant, as amended.*
 3.2      Amended and Restated Certificate of Incorporation of the
          Registrant, to be effective upon the closing of this
          offering.*
 3.3      Restated Bylaws of the Registrant, as amended.*
 3.4      Amended and Restated By-Laws of the Registrant, to be
          effective upon the closing of this offering.*
 3.5      Certificate of Amendment of Certificate of Incorporation of
          the Registrant, to be effective prior to the closing of this offering.*
 4.1      Specimen certificate for shares of common stock.*
 5        Opinion of Hale and Dorr LLP.*
10.1      1998 Stock Incentive Plan, including form of stock option
          agreement for incentive stock option.*
10.2      1999 Employee Stock Purchase Plan.*
10.3      Loan and Security Agreement between USTrust Bank and the
          Registrant, dated March 31, 1999.*
10.4      Form of Indemnification Agreement between the Registrant and each of its directors and officers.*
10.5      Investor Rights Agreement, dated as of October 20, 1998,
          among the Registrant and certain stockholders.*
10.6      Employment Agreement, dated March 25, 1996, between the
          Registrant and Raymond V. Sozzi, Jr., as amended by First
          Amendment to Employment Agreement, dated as of October 20,
          1998.*
10.7      Agreement, effective as of February 1, 1997, between AT&T
          Communications, Inc. and the Registrant.+*
10.8      Marketing Agreement, effective February 1, 1998, between
          AT&T Corp. and the Registrant.+*
10.9      Notice of AT&T's Election to Extend Agreements, dated July
          14, 1998.*
10.10     Leases for premises at 280 Summer Street, Boston,
          Massachusetts.*
10.11     Investment Agreement, dated March 25, 1996, between the
          Registrant and Princeton Review Publishing, L.L.C.*
10.12     Letter Agreement, dated September 8, 1997, between the
          Registrant and Princeton Review Publishing, L.L.C.*
10.13     Letter Agreement, dated October 20, 1998, between the
          Registrant and Princeton Review Publishing, L.L.C.*
10.14     Mailing and Fulfillment Services Agreement, dated August 8,
          1996, between the Registrant and Aero Fulfillment Services.*
10.15     Promissory Note (Equipment) to USTrust dated March 31,
          1999.*
10.16     Master Note to USTrust Bank March 31, 1999.*
10.17     Letter Agreement, dated May 3, 1999, between the Registrant and Ronald J. Kos.*
10.18     Letter Agreement, dated May 20, 1999, between AT&T
          Communications, Inc. and the Registrant.+*
11.1      Statement re: Computation of net loss per share and
          unaudited pro forma net loss per share.*
21        Subsidiaries of the Registrant.
23.1      Consent of PricewaterhouseCoopers LLP (Student Advantage,
          Inc.)
23.2      Consent of PricewaterhouseCoopers LLP (Collegiate Advantage,
          Inc.)
23.3      Consent of PricewaterhouseCoopers LLP (The Main Quad, Inc.)
23.4      Consent of PricewaterhouseCoopers LLP (University
          Netcasting, Inc.)
23.5      Consent of Hale and Dorr LLP (included in Exhibit 5).*
24        Power of Attorney (included on page II-6).*
27        Financial Data Schedule.*


---------------

* Previously filed.
+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.